As filed with the Securities and Exchange Commission on September 17, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE 4LESS GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	7389	90-1494949
Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification Number)

Incorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, Nevada 89074
(702) 866-2500
(Name, address, telephone number of agent for service)

106 W. Mayflower
Las Vegas, Nevada 89030
(702) 267-6100
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Communication Copies to:

Frederick M. Lehrer, P.A.

Attorney and Counselor at Law

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” herein for a discussion of information that should be considered in connection with an investment in our securities.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.000001 par value:
Labrys Fund, LP	592,282	(2)		$1.53	$912,250.26	$99.53
Fourth Man, LLC	397,494	(2)		$1.53	$608,165.82	$66.35
Total	993,736		$		$1,520,416.08	$165.88

__________

1)	Represents shares to be registered on strictly behalf of Selling Stockholders Labrys Fund, LP and Fourth Man, LLC. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholders.

2)	Consists of an aggregate of 987,136 issuable on conversion of convertible promissory notes held by the Selling Stockholders Labrys Fund, LP and Fourth Man, LLC.

3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the closing price of $1.53 per share of the Registrant’s Common Stock on the OTCQB on September 14, 2021.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2021

The Registrant hereby may amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Stockholders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON SEPTEMBER 17, 2021

THE 4LESS GROUP, INC.

993,736 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 993,736 shares of our common stock, par value $0.000001 per share (the “Common Stock”), which consists of: (a) 596,242 shares of Common Stock, which may be offered by Selling Stockholder Labrys Fund, LP (“Labrys Fund”); and (b) 397,494 shares of Common Stock, which may be offered by Fourth Man, LLC (“Fourth Man”). The shares of Common Stock being offered by Labrys Fund and Fourth Man are issuable upon conversion of convertible notes in the aggregate principal amount of $355,000 and $231,000, respectively,

The shares of common stock being offered by the Selling Stockholders are issuable upon notices of conversion by either Selling Stockholder pursuant to their respective Note with us. .The Labrys Fund Note only permits conversion if we are subject to an Event of Default upon that note.

The aggregate of 993,736 Common Stock Shares being registered herein, which may be sold pursuant to this Prospectus, would constitute an aggregate of 29.8% of the Company’s issued and outstanding shares as of September 15, 2021, assuming that the Selling Stockholders sell all 993,736 Common Stock Shares being registered herein. Each of the Selling Stockholders are deemed to be an “underwriter” within the meaning of Section 2(a) (11) of the Securities Act of 1933, as amended (the “Act”) and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents, if any, and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or equivalent expenses and expenses of legal counsel applicable to the sale of the shares.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the Selling Stockholders under this Prospectus, however, in conjunction with the Labrys Note and the Fourth Man Note, we have already received net loan proceeds of $300,025 and $199,500, respectively. Our Common Stock is quoted on the OTCQB Market under the symbol “FLES”. On September 14, 2021, the last reported sales price for our Common Stock was $1.53 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. The Selling Stockholders may offer all or part of the shares of common stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Stockholders may sell their Common Stock Shares in the section titled “Plan of Distribution” at page 32. We will pay for all expenses of this Offering, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by the Selling Stockholders.

As of the date of this filing, Labrys Fund holds 60,850 shares of Common Stock, not included in this Prospectus, issued as commitment shares pursuant to the Securities Purchase Agreement with Labrys Fund, LP. Fourth Man, LLC holds 35,000 shares of Common Stock, not included in this Prospectus, issued as commitment shares pursuant to the terms and conditions of the Securities Purchase Agreement with Fourth Man. Selling Stockholders Labrys Fund and Fourth Man also have the right to additional shares of Common Stock that exceed the 596,242 and 397,494 shares of Common Stock registered hereunder, respectively, but available through the variable conversion provisions of their promissory note; all in addition to shares of Common Stock registered herein underlying the respective convertible promissory notes listed herein.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 5 where we describe specific risks associated with an investment in these securities before you make your investment decision.

Prior to his Offering, there has been a limited market for our securities. While our common stock is quoted on OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of when the time of delivery of this prospectus or the sale of any Common Stock occurs.

You should rely only on the information contained in this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this Prospectus. The Selling Stockholder may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective and only in compliance with Federal and State securities laws. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

The date of this Prospectus is September 17, 2021.

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THE 4LESS GROUP, INC.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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Financial Statements

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The Selling Stockholder may not sell the securities listed in this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about us and our Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

- iv -

PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is January 31 and our fiscal years ended January 31, 2021 and January 31, 2020 are included in this prospectus, in addition to which our interim unaudited financial statements for the period ending July 31, 2021 are also included. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue.  These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” at page 5 of this Prospectus.

Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us” or the “Company” refers to The 4Less Group, Inc.

Labrys Fund, LP and Fourth Man, LLC are collectively referred to herein as the “Selling Stockholders” or individually as “Labrys Fund ” or “Fourth Man”.

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus.

We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

Company Overview

We operate as an e-commerce retailer and distributor of auto and truck parts, including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks. The e-commerce auto equipment market is composed of 2 segments, the direct replacement referred to as the “OE” (Original Equipment) market, typically used for automobile repairs, and the after-market automobile parts market, typically for customization of vehicles. We deal exclusively in the aftermarket. Our proprietary web sites include order customization, live chat, install videos, directions, and installation services, in our effort to provide a quality buying experience for consumers interested in purchasing aftermarket auto parts on the Internet today. Further details regarding our business are located at page 36 of this Prospectus.

About This Offering

This prospectus covers the resale of up to an aggregate of 993,736 shares of our Common Stock being registered herein, as follows: (a) 596,242 shares of Common Stock are being registered on behalf of Labrys Fund; and (b) 397,494 shares of Common Stock are being registered on behalf of Fourth Man. We will not receive proceeds from any sale of shares by Labrys Fund or Fourth Man, however, we have already received net loan proceeds of $300,025 and $199,500 from Labrys Fund and Fourth Man, respectively.

Going Concern

Our consolidated financial statements have been prepared assuming that the Company will continue as a going concern. We had a negative working capital of $4.3 million, an accumulated deficit of $20.4 million, and stockholders’ deficit of $6.1 million as of and for the year ended January 31, 2021, and therefore there is substantial doubt about our ability to continue as a going concern. Further, we had a negative working capital of $4.2 million, an accumulated deficit of $22.7 million as of and for our fiscal quarter ending July 31, 2021, and therefore there is substantial doubt about our ability to continue as a going concern as of July 31, 2021.

Where We are Located

Our corporate offices and warehouse are located at 106 W. Mayflower, Las Vegas, Nevada 89030. We have an install shop at 3065 N Rancho Drive, Suite 122-124, Las Vegas, Nevada 89130. We have a remote office at 6515 Goodman Rd., #258, Olive Branch, Mississippi 38654. Our telephone number is (702) 267-6100.

Before you invest in our Common Stock, you should carefully consider all the information in this Prospectus, including matters set forth under the heading “Risk Factors.”

Our Filing Status as a “Smaller Reporting Company”

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data is derived from our condensed financial statements for the periods ended January 31, 2021 and July 31, 2021 (unaudited).

THE 4LESS GROUP, INC.

Condensed Consolidated Balance Sheets

	July 31, 2021	January 31, 2021
	Unaudited	(*)
Assets
Current Assets
Cash and Cash Equivalents	$382,491	$277,664
Share Subscriptions Receivable	4,195	100,000
Inventory	318,107	323,411
Prepaid Expenses	10,881	11,859
Other Current Assets	8,063	2,149
Total Current Assets	723,737	715,083
Operating Lease Assets	295,819	344,413
Deferred Offering Costs	600,000	—
Property and Equipment, net of accumulated depreciation of $96,989, and $88,823	238,188	80,027

Total Assets	$1,857,744	$1,139,523

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$708,274	$869,765
Accrued Expenses	505,922	1,382,839
Accrued Expenses – Related Party	71,173	106,173
Customer Deposits	164,900	188,385
Deferred Revenue	298,711	687,766
Short-Term Debt	1,500,473	716,142
Current Operating Lease Liability	77,570	90,286
Short-Term Convertible Debt, net of debt discount of $484,665 and $309,317	639,860	336,683
Derivative Liabilities	415,177	213,741
PPP Loan-current portion	104,198	43,294
Current Portion – Long-Term Debt	444,724	424,064
Total Current Liabilities	4,930,982	5,059,138

Non-Current Lease Liability	211,195	244,049
PPP Loan -long term portion	105,249	166,153
Long-Term Debt	911,272	890,373

Total Liabilities	6,158,698	6,359,713

Commitments and Contingencies	—	—
Redeemable Preferred Stock
Series D Preferred Stock, $0.001 par value, 870 shares authorized, 870 and 870 shares issued and outstanding	870,000	870,000

Stockholders’ Deficit
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 20,000 shares issued and outstanding	20	20
Preferred Stock – Series C, $0.001 par value, 7,250 shares authorized, 7,250 and 7,250 shares issued and outstanding	7	7
Common Stock, $0.000001 par value, 15,000,000 shares authorized, 2,800,973 and 1,427,163 shares issued, issuable and outstanding	3	1
Additional Paid In Capital	17,530,799	14,291,759
Accumulated Deficit	(22,701,783)	(20,381,977)
Total Stockholders’ Deficit	(5,170,954)	(6,090,190)

Total Liabilities and Stockholders’ Deficit	$1,857,744	$1,139,523

* Derived from audited information

THE 4LESS GROUP, INC.

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended July 31, 2021 and July 31, 2020

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020

Revenue	$2,586,673	$2,927,209	$6,315,457	$4,927,280

Cost of Revenue	1,933,984	2,001,592	4,700,562	3,429,896

Gross Profit	652,689	925,617	1,614,895	1,497,384

Operating Expenses:
Depreciation	12,716	5,951	23,451	12,598
Postage, Shipping and Freight	142,562	151,755	335,749	264,893
Marketing and Advertising	659,290	5,782	1,267,324	23,850
E Commerce Services, Commissions and Fees	309,610	252,848	725,737	419,267
Operating lease cost	30,480	34,079	60,959	68,158
Personnel Costs	461,700	232,869	759,193	499,604
General and Administrative	464,636	159,223	1,113,145	334,865
Total Operating Expenses	2,080,994	842,507	4,285,558	1,623,235

Net Operating Income (Loss)	(1,428,305)	83,110	(2,670,663)	(125,851)

Other Income (Expense)
Gain (Loss) on Sale of Property and Equipment	20,345	464	20,345	464
Gain (Loss) on Derivatives	(16,294)	506,979	(12,107)	432,199
Gain on Settlement of Debt	49,317	—	963,366	2,172,646
Amortization of Debt Discount	(183,408)	(47,898)	(311,936)	(626,811)
Interest Expense	(193,904)	(147,693)	(308,811)	(270,787)
Total Other Income (Expense)	(323,944)	311,852	350,857	1,707,711

Net Income (Loss)	$(1,752,249)	$394,962	$(2,319,806)	$1,581,860

Basic Weighted Average Shares Outstanding;	2,614,311	763,214	2,282,792	660,668
Basic Income (Loss) per Share	$(0.67)	$0.52	$(1.02)	$2.39

Diluted Average Shares Outstanding;	2,614,311	51,179,725	2,282,792	51,077,179
Diluted Income (Loss) per Share	$(0.67)	$0.00	$(1.02)	$0.00

See Notes to Financial Statements

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements regarding our business development plans, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this Prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, (1) Our operations and financial performance could be negatively impacted if we fail to develop our business and expand as we anticipate in connection with the launch of our new expanded auto parts website; (2) We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders (3) We may be unable to raise capital when needed, if at all, which could cause us to have insufficient funds to pursue our operations, or to delay, reduce or eliminate our development of new programs or commercialization efforts; (4) The Selling Shareholders sales of our Common Stock may cause material dilution to our existing stockholders; (5) An investment in our shares is highly speculative; (6) Our stock price may decline because the Selling Stockholders may pay less than the then-prevailing market price of our common stock; (7) We have a history of operating losses and if we fail to obtain adequate financing or develop profitable operations, you may lose your entire investment in or shares of our Common Stock; (8) We may adversely be impacted due to the outbreak of the coronavirus, COVID-19, and the subsequent distribution of vaccinations and the impact of variants to COVID-19, that could adversely affect domestic and foreign economies and our financial prospects; and (9) the other factors discussed in “Risk Factors” and elsewhere in this Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Prospectus, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

RISKS RELATED TO OUR BUSINESS

There is substantial doubt as to whether we can continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. As more fully explained in Note 2 to our financial statements for our fiscal year ending January 31, 2021, which includes management’s plans regarding this uncertainty, we had a negative working capital of $4,344,055 and an accumulated deficit of $20,381,977 and stockholders’ deficit of $6,090,190 as of and for the year ended January 31, 2021. Further, we had a negative working capital of $4,207,245 and an accumulated deficit of $22,701,783 for our fiscal quarter ending July 31, 2021. As of July 31, 2021, we only had cash and cash equivalents of $382,491 and approximately $151,000 of short-term debt in default. Therefore there is substantial doubt about our ability to continue as a going concern as of January 31, 2021 and July 31, 2021.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Our financial results may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon our past financial results as indicators of future performance. You should consider the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	The extent to which COVID-19 outbreak as well as the impact of the variants and the levels of vaccinations will impact business and the economy is highly uncertain and cannot be predicted and may add to the risks described below.

●	Our ability to maintain and grow our user base.

●	Our suppliers may suffer downturns or financial instability.

●	Development and introduction of new products by our competitors.

●	Increases in marketing, sales, service, and other operating expenses that we may incur to grow and expand our operations and to remain competitive.

●	Our ability to maintain gross margins and operating margins;

●	Changes affecting our suppliers and other third-party service providers;

●	Adverse litigation judgments, settlements, or other litigation-related costs; and

●	Changes in business or macroeconomic conditions including regulatory changes.

Any one or a combination of the above factors may have a negative impact on our results of operations and which could result in our never achieving profitability.

We cannot assure you that we will effectively manage our growth.

We intend to hire additional employees, offer new products from our suppliers, substantially increase our marketing and promotion campaign and launch new websites. The growth and expansion of our business create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As we continue to grow and refine our information technology systems, internal management processes, internal controls and procedures and production processes may be inadequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our results of operations. Additionally, this expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may be unable to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our results of operations such that we may never achieve profitability.

Our costs may grow more quickly than our revenues, which may negatively affect our potential profitability.

We expect our expenses to continue to increase in the future as we expand our product offerings and hire additional employees. We expect to continue to incur increasing costs, in particular for working capital to purchase inventory and increase the size and scope of our marketing and promotion campaign and to improve our technological tools. Our expenses may be greater than we anticipate which would have a negative impact on our results of operations and our ability to invest in expansion of our business such that we may never achieve profitability.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We depend on the continued services and performance of key members of our management team, including our Chief Executive Officer/Chief Financial Officer, Timothy Armes, and the president of our subsidiary, Auto Parts 4Less, Inc., Chris Davenport. If we cannot call upon our officers and/or key management personnel for any reason, our operations and development could be harmed. We do not carry key man life insurance. We have not yet developed a succession plan. Furthermore, as we grow, we will be required to hire and attract additional professionals in programming, accounting, legal, finance, marketing, customer services. We may be unable to locate or attract qualified individuals for such positions, which will affect our ability to grow and expand our business.

If we fail to acquire new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenue per active customer or continue to report profitable results of operations.

Our success depends on our ability to acquire new customers in a cost-effective manner. In order to expand our customer base, we must appeal to and acquire customers who have historically used other means of commerce to purchase the goods we provide and may prefer alternatives to our offerings, such as traditional brick and mortar retailers, the websites of our competitors or our suppliers’ own websites. We have primarily relied upon our organic growth and our advertising through Facebook. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive that the products, we offer to be economically advantageous, of high value and quality, we may be unable to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we be unable to generate the scale necessary to drive beneficial effects with our suppliers, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

Our success depends in part on our ability to increase our net revenue per active customers; if we fail to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business also depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient, and differentiated shopping experience. If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results, and financial condition could be materially adversely affected.

Uncertain acceptance and maintenance of our brand.

We believe that the establishment and maintenance of our brand that the public identifies with us is critical to attracting and expanding its customer base. No assurance can be given that our branding efforts will be successful. Promotion of brand awareness among users will depend, among other things, on our success in our organic growth, our marketing efforts, and the usability of our websites, none of which can be assured.

If we do not successfully optimize and operate our fulfillment network our business could be harmed.

If we do not adequately predict customer demand or otherwise optimize and operate our fulfillment network successfully, it could result in excess or insufficient fulfillment, or result in increased costs, impairment charges, or both, and harm our business in other ways. As we continue to add fulfillment capability or add new businesses with different requirements, our fulfillment networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively. In addition, a failure to optimize inventory in our fulfillment network may increase our shipping cost. Orders from several of our websites are fulfilled primarily from a single location, and we have only a limited ability to reroute orders to third parties for drop-shipping.

We rely on a limited number of shipping companies to deliver inventory to us and completed orders to our customers. If we are unable to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience. In addition, our ability to receive inbound inventory efficiently and ship completed orders to customers also may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God, and similar factors.

Third parties either drop-ship or otherwise fulfill an increasing portion of our customers’ orders, and we are increasingly reliant on the reliability, quality, and future procurement of their services. Under some of our commercial agreements, we maintain the inventory of other companies, thereby increasing the complexity of tracking inventory and operating our fulfillment network. Our failure to properly handle such inventory or the inability of these other companies to accurately forecast product demand would result in unexpected costs and other harm to our business and reputation.

We may face inventory risks.

We are exposed to inventory risks that may adversely affect our operating results as a result of seasonality, new product launches by manufacturers, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns, changes in consumer tastes with respect to our products, and other factors. We endeavor to accurately predict these trends and avoid overstocking or understocking products we sell. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it may be difficult to establish vendor relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead-time and prepayment and may not be returnable. We plan to carry a broad selection of inventory and we may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability of raw materials, merchandise quality issues, currency exchange rates, transport availability and cost, transport security, inflation, and other factors relating to the suppliers are beyond our control.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers.

There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, they generally agree to conduct a number of traditional retail operations regarding their products, including maintaining inventory and preparing merchandise for shipment to our customers. We may be unable to ensure that these suppliers will continue to perform these services to our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the products and shipments provided by our suppliers, our business, reputation, and brands could suffer.

Our business may be adversely affected if we are unable to provide our customers a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. The smaller screen size, functionality, and memory associated with some alternative devices may make the use of our sites and purchasing our products more difficult. The versions of our sites developed for these devices may not be compelling to consumers. In addition, it is time consuming and costly to keep pace with rapidly changing and continuously evolving technology.

As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for alternative devices and platforms, and we may need to devote significant resources to the creation, support, and maintenance of such applications. If we are unable to attract consumers to our websites through these devices or are slow to develop a version of our websites that is more compatible with alternative devices or a mobile application, we may fail to capture a significant share of consumers which could adversely affect our business.

Further, we continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure. In the event that it is more difficult for our customers to buy products from us on their mobile devices, or if our customers choose not to buy products from us on their mobile devices or to use mobile products that do not offer access to our websites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition, and results of operations could be harmed. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

We may be subject to product liability claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition, and results of operations.

We could be harmed by data loss or other security breaches.

As a result of our services being web-based and the fact that we process, store, and transmit large amounts of data, including personal information, for our customers, failure to prevent or mitigate data loss or other security breaches could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us, and otherwise harm our business. We use third party technology and systems for a variety of reasons, including, without limitation, encryption and authentication technology, employee email, content delivery to customers, back-office support, and other functions. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach, such measures cannot provide absolute security.

Legislation or other changes in U.S. tax law could adversely affect our business and financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

For example, the Tax Cuts and Jobs Act, or the TCJA, was enacted in 2017 and made significant changes to corporate taxation, including the reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, the limitation of the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), the limitation of the deduction for net operating losses from taxable years beginning after December 31, 2017 to 80% of current year taxable income and the elimination of net operating loss carrybacks generated in taxable years ending after December 31, 2017 (though any such net operating losses may be carried forward indefinitely) and the modification or repeal of many business deductions and credits. In addition, on March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security Act” or the CARES Act, which included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 public health emergency, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On April 21, 2020, the Paycheck Protection Program and Health Care Enhancement Act was enacted that increased funding to the Paycheck Protection Program and also provide more funding for hospitals and testing for COVID-19. In addition, new legislation enacted by the current administration, called the “American Rescue Plan”, included economic stimulus provisions, State and local recovery funds, capital project funds, and other financial incentives. All these pieces of legislation may have an impact on our business, financial condition, and results of operations, in their implementation and as well as when they expire, although it is too soon to quantify the effect.

It cannot be predicted whether, when, in what form or with what effective dates new tax or stimulus laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

We face risks related to system interruption and lack of redundancy.

We may experience occasional system interruptions and delays that make our websites and services unavailable or slow to respond and prevent us from efficiently fulfilling orders which may reduce our net sales and the attractiveness of our products. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from accepting and fulfilling customer orders which could make our products less attractive and subject us to liability. Our systems are not fully redundant, and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage our reputation and be expensive to remedy.

If demand for our products slows, then our business may be materially adversely affected.

Demand for the products we sell may be affected by a number of factors we cannot control, including:

●	Number of older vehicles in service since vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	Rising energy prices. Increases in energy prices may cause our customers to defer purchases of certain of our products as they use a higher percentage of their income to pay for gasoline and other energy costs and may drive their vehicles less, resulting in less wear and tear and lower demand for repairs and maintenance.

●	Periods of declining economic conditions, consumers may reduce their discretionary spending by deferring vehicle maintenance or repair or affect our customers’ ability to obtain credit.

●	Milder weather conditions may lower the failure rates of automotive parts, while extended periods of rain and winter precipitation may cause our customers to defer maintenance and repair on their vehicles. Extremely hot or cold conditions may enhance demand for our products due to increased failure rates of our customers’ automotive parts.

●	Advances in automotive technology, such as electric vehicles, and parts design can result in cars needing maintenance less frequently and parts lasting longer.

●	Number of miles vehicles are driven annually (higher vehicle mileage increases the need for maintenance and repair and mileage levels may be affected by gas prices, ride sharing and other factors).

●	Quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles.

●	Restrictions on access to telematics and diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation (these restrictions may cause vehicle owners to rely on dealers to perform maintenance and repairs).

These factors could result in a decline in the demand for our products, which could adversely affect our business and overall financial condition.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our sales and profits may decline.

The sale of automotive parts, accessories and maintenance items is highly competitive, and sales volumes are dependent on many factors, including name recognition, product availability, customer service, store location and price. Our competitors include national, regional, and local auto parts chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, auto dealers and other retailers that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools, and maintenance parts. Our competitors may gain competitive advantages, such as greater financial and marketing resources allowing them to sell automotive products at lower prices, larger stores with more merchandise, longer operating histories, more frequent customer visits and more effective advertising. Online and multi-channel retailers often focus on delivery services, offering customers faster, guaranteed delivery times and low-price or free shipping. Online businesses have lower operating costs than we do. Many of our competitors are able to compete more effectively in the commercial market on the basis of customer service, merchandise quality, selection and availability, price, product warranty, distribution locations and the strength of their brand name, trademarks and service marks, some automotive aftermarket participants have been in business for substantially longer periods of time than we have, and as a result have developed long-term customer relationships and have large available inventories. If we are unable to profitably develop new commercial customers, our sales growth may be limited.

Consolidation among our competitors may negatively impact our business.

Historically some of our competitors have merged. Consolidation among our competitors could enhance their market share and financial position, provide them with the ability to achieve better purchasing terms and provide more competitive prices to customers for whom we compete, and allow them to utilize merger synergies and cost savings to increase advertising and marketing budgets to more effectively compete for customers. Consolidation by our competitors could also increase their access to local market parts assortment. These consolidated competitors could take sales volume away from us in certain markets, could achieve greater market penetration, could cause us to change our pricing with a negative impact on our margins or could cause us to spend more money to maintain customers or seek new customers, all of which could negatively impact our business.

Our failure to protect our reputation could have a material adverse effect on our brand name and profitability.

The value in our brand name and its continued effectiveness in driving our sales growth are dependent to a significant degree on our ability to maintain our reputation for safety, high product quality, friendliness, service, trustworthy advice, integrity, and business ethics. Any negative publicity about these areas could damage our reputation and may result in reduced demand for our merchandise. The increasing use of technology also poses a risk as customers are able to quickly compare products and prices and use social media to provide feedback in a manner that is rapidly and broadly dispersed. Our reputation could be impacted if customers have a bad experience and share it over social media.

Failure to comply with ethical, social, product, labor, environmental and anti-corruption standards could also jeopardize our reputation and potentially lead to various adverse actions by consumer or environmental groups, employees, or regulatory bodies.

Failure to comply with applicable laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs. In addition, our capital and operating expenses could increase due to implementation of and compliance with existing and future laws and regulations or remediation measures that may be required if we are found to be noncompliant with any existing or future laws or regulations. The inability to pass through any increased expenses through higher prices would have an adverse effect on our results of operations.

Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations and financial condition, as well as require additional resources to rebuild our reputation.

Our business, financial condition, results of operations and cash flows may be affected by litigation.

We are involved in lawsuits, regulatory investigations, governmental and other legal procedures, arising out of the ordinary course of business. Legal action may be material and may adversely affect our business, results of operations, financial condition, and cash flows.

We rely heavily on our information technology systems for our key business processes. Any failure or interruption in these systems could have a material adverse impact on our business.

We rely extensively on our information technology systems, some of which are managed or provided by third-party service providers, to manage inventory, communicate with customers, process transactions, and summarize results. Our systems and the third-party systems we rely on are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches, malicious cyber-attacks, catastrophic events, and design or usage errors by contractors or third-party service providers. Although we and our third-party service providers work diligently to maintain our respective systems, we may not be successful in doing so.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business, prospects, financial condition, and results of operations.

If our systems are damaged or fail to function properly, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to manage inventories or process transactions, which could result in lost sales, inability to process purchase orders and/or a potential loss of customer loyalty, which could adversely affect our results of operations.

Our business is in the process of developing and implementing various information systems, as well as modifying existing systems. These technological changes will require significant investment of human and financial resources, and our business may experience significant delays, costs increases and other obstacles with these projects. Although we have invested significant resources during our planning, project management and training, implementation issues may arise which may disrupt our operations and negatively impact our business operations, financial condition, and cash flows.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce, or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted, and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply, or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our sites or may even attempt to completely block access to our sites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected, and we may not be able to maintain or grow our net revenue and expand our business as anticipated.

Failure to comply with federal, state and international laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of federal, state, and international laws and regulations govern the collection, use, retention, sharing, export, and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements, and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any federal, state or international privacy or consumer protection related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state, and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

In addition, various federal, state, and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition, and operating results.

A privacy breach could damage our reputation and our relationship with our customers, expose us to litigation risk and adversely affect our business.

As part of our normal course of business, we collect, process, and retain sensitive and confidential customer information. Despite security measures we have in place, our facilities and systems may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information could severely damage our reputation and our relationships with our customers, expose us to risks of litigation and liability and adversely affect our business.

Our Articles of Incorporation exculpates our officers and directors from certain liability to us or our stockholders.

Our Articles of Incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud, or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Business disruptions could affect our operating results

A significant portion of our development activities and certain other critical business operations are concentrated in a few geographic areas. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical facilities could severely affect our ability to conduct normal business operations and, as a result, our future financial results could be materially and adversely affected.

We expect to incur substantial expenses to meet our reporting obligations as a public company.

We estimate that it will cost a minimum of $250,000 annually to maintain the current level of management and financial controls for our filings required as a public reporting company, funds that would otherwise be spent for our business operations. Our public reporting costs may increase over time, which will increase our expenses and may decrease our potential profitability.

Because the President of our wholly owned subsidiary has a controlling interest in our voting shares, he can exert significant control over our business and affairs.

The President of our wholly owned subsidiary, Auto Parts 4 Less, Inc. Christopher Davenport, beneficially owns a controlling interest of our outstanding voting stock, specifically controlling 85.5% of the 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.7% of the total vote As a result, the President of our wholly owned subsidiary will have significant influence and control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors.
●	to amend or prevent amendment of our certificate of incorporation or by-laws.
●	to effect or prevent a merger, sale of assets or other corporate transaction.
●	to control the outcome of any other matter submitted to our stockholders for a vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our common stock, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

There are potential conflicts of interest between the interests of common shareholders and the ownership interests of the holders of Series B and C preferred stock.

The certificates of designation of our Series B and C preferred stock contain provisions which provide for super voting rights and conversion rights for the holders of those preferred shares. The result of this is that those holders are not affected by events or transactions which dilute common shareholders until such time as they convert their preferred shares to common shares. In the past, we have issued what are commonly referred to as “toxic” convertible securities. The effect of these issuances resulted in substantial dilution over the past few years to common shareholders. These have had no effect on voting rights or conversion rights of the Series B and C preferred stockholders. Accordingly, there are potential and actual conflicts of interests between the interests of the Series B and C preferred shareholders interests and the interests of our common shareholders. In future periods, if we are unable to maintain profitability of our operations, common shareholders could again become subject to these types of dilution events and transactions.

We will need substantial additional funding to continue our operations, which could result in dilution to our stockholders; we may be unable to raise capital when needed, if at all, which could cause us to have insufficient funds to pursue our operations, or to delay, reduce or eliminate our development of new programs or commercialization efforts.

We expect to incur additional costs associated with operating as a public company, as disclosed above, and to require substantial additional funding to continue to pursue our business and our expansion plans. We may also encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we expect that we will need to obtain substantial additional funding in order to continue our operations.

We have estimated that we will require approximately $4,000,000 to fully carry out our business plan for the next twelve months. At present, absent additional financing, we estimate that we have sufficient cash and anticipated revenue to fully carry out our business plan for three months, after which we may need to scale back our business plan. There is no assurance that actual cash requirements will not exceed our estimates. We will require additional financing to finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow.

Our ability to generate positive cash flow will be dependent upon our ability to generate sufficient revenues from our new business plan and raise significant additional financing. If we are unable to obtain such financing, we will not be able to fully develop our business. Specifically, we will need to raise additional funds to:

●	support our planned growth and carry out our business plan
●	hire top quality personnel for all areas of our business; and
●	address competing market developments

To date, we have financed our operations entirely through equity investments by related parties and other investors and the incurrence of debt. We expect to continue to do so in the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it will result in dilution to our existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we will likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce, or eliminate development of new programs or future marketing efforts. Any of these events could significantly harm our business, financial condition, and prospects.

Our sales through eBay have declined

Apart from selling our products through our own website, we also sell our products through third party websites, including Walmart and eBay, which for our last financial quarter ending July 31, 2021 totaled $762,964. Our revenues with respect to eBay have decreased by approximately 53% in our second financial quarter ending July 31, 2021 over prior years’ second quarter, primarily due to eBay dropping us as a preferred seller due to the inability of manufacturers to manufacture and ship to the buyers on a timely basis. There can be no assurances as to the prospective revenues in upcoming quarters and in the event of a continued decline in revenues, our aggregate revenues and financial condition will be negatively affected.

We do not have an independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists mostly of current executive officers and consultants, which means that we do not have any outside or independent directors. The lack of independent directors:

●	May prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.

●	May present us from providing a check on management, which can limit management taking unnecessary risks.

●	Create potential for conflicts between management and the diligent independent decision-making process of the Board.

●	Present the risk that our executive officers on the Board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.

●	Deprive us of the benefits of various viewpoints and experience when confronting challenges that we face.

Because officers serve on our Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Because we do not have a nominating or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating or compensation committee, or any such committee comprised of independent directors. The board of directors performs these functions. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or financially be unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage or financially be unable to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed, and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.

We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us, we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting. Our internal control over financial reporting presently are not effective as defined under Section 404, we cannot predict how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

These and other new or changed laws, rules, regulations, and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations, and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Public disclosure requirements and compliance with changing regulation of corporate governance pose challenges for our management team and result in additional expenses and costs which may reduce the focus of management and the profitability of our company.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

COVID-19 RELATED RISKS

The outbreak of the coronavirus may negatively impact sourcing and manufacturing of the products that we sell as well as consumer spending, which could adversely affect our business, results of operations and financial condition.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and could adversely affect our business, results of operations and financial condition.

The COVID-19 Pandemic poses threats to manufacturing capacity and temporary disruption of operations.

The ability of our industry to ramp up production to meet demand, and how long the pandemic lasts, will have a direct impact on the amount of inventory remaining in distribution channels once the pandemic subsides. This factor, coupled with the possibility of economic recession or runaway inflation, could have a deleterious impact on sales for a significant period that could negatively impact our revenues and our third-party manufacturing efficiencies. Our ability to increase market penetration is predicated upon our continued ability to sub-manufacturer at a sufficient capacity, however, there can be no guarantees that our manufacturing will not be negatively impacted by the pandemic or government responses to it. Additionally, there is a risk that government responses to thwart the spread of the virus, in the form of local or regional quarantine or shelter-in-place orders, could require temporary curtailment of manufacturing operations of our manufacturers, or prevent the export of our products from the country of origin. In such cases, our inability to deliver product would negatively impact sales.

The global impact of COVID-19 and actions taken to reduce its spread continues to rapidly evolve and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. The length of time it may take for global vaccine distribution and more normal economic and operating conditions to resume remains uncertain and the economic recovery period could continue for a prolonged period even after the health risks of the pandemic subside.  Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. To the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this “Risk Factors” section of this prospectus.

A terrorism attack, other geopolitical crisis, or widespread outbreak of an illness or other health issue, such as the current Coronavirus outbreak, could negatively impact our operations.

Our operations are susceptible to global events, including acts or threats of war or terrorism, international conflicts, political instability, Pandemics, and natural disasters. The occurrence of any of these events could have an adverse effect on our business results and financial condition.

We are susceptible to a widespread outbreak of an illness or other health issue, such as the Coronavirus (also referred to herein as “Covid 19”) outbreak first reported in Wuhan, Hubei Province, China in December 2019, resulting in millions of confirmed cases identified around the world and in countries in which we conduct business, including the United States. The outbreak has caused governments to implement quarantines, implement significant restrictions on travel, closed schools, and workplaces, and implement work restrictions, all of which can impair normal business operations. Globally air travel has been significantly interrupted as has air freight, ocean freight, and even truck deliveries.

As a result of pandemic outbreaks, businesses have been shut down, supply chains have been interrupted, slowed, or rendered inoperable, and individuals can become ill, quarantined, or otherwise unable to work and/or travel due to health reasons or governmental restrictions. Governmental mandates have required forced shutdowns of our facilities for extended or indefinite periods and, if there is a “fourth” wave of COVID-19, may occur again. In addition, these widespread outbreaks of illness could adversely affect our workforce resulting in serious health issues and absenteeism. Pandemic outbreaks and slow recovery could also interfere with general commercial activity related to our supply chain and customer base, which could have an adverse effect on our financial condition and operational results.

The outbreak of the COVID-19 may adversely affect our supply chain.

The worldwide outbreak of corona virus could adversely affect our business, results of operations and financial condition. The coronavirus outbreak may materially impact sourcing and manufacturing of auto parts that are manufactured in other countries and materials for our products that are sourced in other countries by overseas manufacturers and in other affected regions. Travel within and into other overseas countries may be restricted, which may impact our manufacturers’ ability to obtain necessary materials and inhibit travel of manufacturers and material suppliers. Additionally, there are potential factory closures, inability to obtain materials, disruptions in the supply chain and potential disruption of transportation of goods produced other countries adversely impacted by the coronavirus outbreak, or threat or perceived threat of such outbreak. As a result, we may be unable to obtain adequate inventory from sources from these regions, which could adversely affect our business, results of operations and financial condition.

The outbreak of the COVID-19 may adversely affect our customers.

Further, such risks as described above could also adversely affect our customers’ financial condition, resulting in reduced spending for the merchandise we sell. Risks related to an epidemic, pandemic, or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or operations of our sourcing partners. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition, and results of operations.

THE OUTBREAK OF COVID-19 HAS RESULTED IN A WIDESPREAD HEALTH CRISIS THAT COULD ADVERSELY AFFECT THE ECONOMIES AND FINANCIAL MARKETS WORLDWIDE AND COULD EXPONENTIALLY INCREASE THE RISK FACTORS DESCRIBED ABOVE AND BELOW.

RISKS RELATED TO OUR SECURITIES

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

We may rely on equity sales of common stock to fund operations. We may conduct further equity and/or convertible debt offerings in the future to finance operations or other projects that it decides to undertake. If common stock is issued in return for additional funds, or upon conversion or exercise of outstanding convertible debentures or warrants, the price per share could be lower than that paid by existing common stockholders. If we issue additional shares of common stock, your percentage interest will be lower. This condition, often referred to as “dilution”, could result in a reduction in the per share value of your shares of common stock. Our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. The foregoing actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. To the extent that the cash flow from operations are insufficient to fund our operations, we will be required to raise additional capital through equity or debt financing. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve significant restrictive covenants.

Sales of our Common Stock being registered herein on behalf of the Selling Stockholders and the subsequent resale of those shares will have a material dilutive effect upon our shares and will likely have a depressive effect on the market price of our Common Stock, which we have addressed in risk factors beginning at page 5.

The trading price of our common stock may fluctuate significantly.

Volatility in the trading price of our common stock may prevent you from being able to sell your shares of our common stock at prices equal to or greater than your purchase price. The trading price of our common stock could fluctuate significantly for various reasons, including:

●	our operating and financial performance and prospects;

●	our quarterly or annual earnings or those of other companies in our industry;

●	the public’s reaction to our press releases, COVID-19, other public announcements and filings with the Securities and Exchange Commission, or SEC;

●	changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

●	strategic actions by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	changes in general economic conditions in the U.S. and global economies or financial markets, including such changes resulting from war or incidents of terrorism; and

●	sales of our common stock by us or members of our management team.

In addition, recently, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the trading price of securities issued by many companies. The changes frequently occur irrespective of the operating performance of the affected companies. Hence, the trading price of our common stock could fluctuate based upon factors that have little or nothing to do with our business.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our Common Stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The Securities and Exchange Commission (the “SEC”) generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our Common Stock is deemed to be penny stock, trading in the shares of our Common Stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, except in certain circumstances, the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Common Stock and may affect the ability of our stockholders to sell their shares of Common Stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the “penny stock rule”. In any event, even if our Common Stock were exempt from the “penny stock rule”, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Because we are quoted on the otcmarkets.com instead of an exchange or national quotation system, our investors may have a more difficult time selling their stock or experience negative volatility on the market price of our stock.

Our common stock is traded on the OTCMarkets.com. The OTCMarkets.com is often highly illiquid. There is a greater chance of volatility for securities that trade on the OTCMarkets.com as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, for the reasons above, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures.
●	our ability to market our services on a cost-effective and timely basis.
●	changing conditions in the market.
●	changes in market valuations of similar companies.
●	stock market price and volume fluctuations generally.
●	regulatory developments.
●	fluctuations in our quarterly or annual operating results.
●	additions or departures of key personnel.
●	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities will be in the over-the-counter market, which is commonly referred to as the OTC Pink as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

– the basis on which the broker or dealer made the suitability determination, and

– that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, probably, will be subject to such penny stock rules for the foreseeable future and our shareholders will likely find it difficult to sell their securities.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly traded on the OTC Pink Market, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, only investors having no need for liquidity in their investment should purchase our securities and who can hold our securities for an indefinite period. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

Our annual and quarterly results may fluctuate, which may cause substantial fluctuations in our Common Stock price.

Our annual and quarterly operating results may in the future fluctuate significantly depending on factors including the timing of purchase orders, new product releases by us and other companies, gain or loss of significant customers, price discounting of our product, the timing of expenditures, product delivery requirements and economic conditions. Revenues related to our product are required to be recognized upon satisfaction of all applicable revenue recognition criteria. The recognition of revenues from our product is dependent on several factors, including, but not limited to, the terms of any license agreement and the timing of implementation of our products by our customers.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter or year, which may cause downward pressure on our Common stock price. We expect quarterly and annual fluctuations to continue for the foreseeable future.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

The Nevada Revised Statute contains provisions that could discourage, delay, or prevent a change in our control, prevent attempts to replace or remove current management and reduce the market price of our stock.

We are subject to the anti-takeover provisions of the NRS. Depending on the number of residents in the state of Nevada who own our shares, we could be subject to the provisions of Sections 78.378 et seq. of the Nevada Revised Statutes which, unless otherwise provided in our articles of incorporation or by-laws, restricts the ability of an acquiring person to obtain a controlling interest of 20% or more of our voting shares. Our articles of incorporation and by-laws do not contain any provision which would currently keep the change of control restrictions of Section 78.378 from applying to us.

We are subject to the provisions of Sections 78.411 et seq. of the Nevada Revised Statutes. In general, this statute prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors before the person becomes an interested stockholder. After the expiration of the three-year period, the corporation may engage in a combination with an interested stockholder under certain circumstances, including if the combination is approved by the board of directors and/or stockholders in a prescribed manner, or if specified requirements are met regarding consideration. The term “combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 10% or more of the corporation’s voting stock. A Nevada corporation may “opt out” from the application of Section 78.411 et seq. through a provision in its articles of incorporation or by-laws. We have not “opted out” from the application of this section.

The forward-looking statements contained herein report may prove incorrect.

This filing contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding our business into various foreign countries; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in our business; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. Considering these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTCPNK quotation system in which shares of our common stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks can be negatively affected from patterns of fraud and abuse.

Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our Articles of Incorporation exculpates our officers and directors from certain liability to us or our stockholders.

Our Articles of Incorporation contain a provision that no director or officer will be personally liable to us or our stockholders for damages regarding breaches of fiduciary duty. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to us. . The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. Additionally, these provisions and resultant costs may also discourage our bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers, even though such actions, if successful, might otherwise benefit us and our shareholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Litigation may adversely affect our business, financial condition, and results of operations

From time to time in the normal course of its business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our s operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may be unavailable at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of the insurance coverage for any claims could have a material adverse effect on our business, results of operations, and financial condition.

Our bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our bylaws, provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on our behalf to the full extent allowed by the laws of the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts. Such an indemnification payment might deplete our assets. Stockholders who have questions respecting the fiduciary obligations of our officers and directors should consult with independent legal counsel.

It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Securities Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

RISKS RELATED TO OUR COMMON STOCK

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You may experience future dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate new financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution could occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in prior offerings. Subsequent offerings at a lower price, often referred to as a “down round”, could result in additional dilution.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

External economic factors may have a material adverse impact on our business prospects.

Success can also be affected significantly by changes in local, regional, and national economic conditions. Factors such as inflation, labor, energy, real estate costs, the availability and cost of suitable employees, fluctuating interest rates, state and local laws and regulations and licensing requirements and increased competition can also adversely affect us.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

RISKS RELATED TO OUR PREFERRED SHARES

The President of our subsidiary, Chris Davenport, has the ability to control corporate and stockholder matters, providing him with the ability to control or influence stockholder decisions.

The President of our subsidiary, Chris Davenport, owns 17,100 Series Preferred B Shares, which shares provide Chris Davenport with 66.7 % of our Voting Common Stock Shares outstanding. Chris Davenport’s ability to convert his Preferred B Shares into a majority of our Common Stock Shares outstanding gives him the control over a majority of our outstanding voting power, enabling him to control corporate and stockholder matters, including funding employee equity incentive programs, electing directors, and determining the outcome of all matters submitted to a vote of our stockholders.

Preferred C Shares if converted into Common Shares, will cause material dilution to Common Stock held by our shareholders.

The President of our subsidiary, Chris Davenport, owns 6,075 Preferred C Shares, which are automatically converted on December 31, 2024 by multiplying the number of issued and outstanding shares of our common stock (3,326,914) by 2.63 (8,749,784), which would cause substantial dilution to holders of our Common Stock.

RISKS RELATED TO DEBT CONVERSIONS BY THE SELLING STOCKHOLDERS

Common Shares that we issue upon conversion of promissory notes will dilute our existing stockholders and may depress the market price of our common stock.

As of the date of this Prospectus, if the Selling Stockholders provide notices of conversion to us, we are obligated to issue approximately 596,242 common stock shares to Labrys Fund and 397,494 common stock shares to Fourth Man subject to the contractual limitations for each of issuing no more than 4.99% of our total outstanding shares of Common Stock. In the event we make Labrys cash payments on the Labrys Note and the Fourth Man Note, we would make total cash payments of $397,595 and $251,450, respectively, or in the aggregate, $649,045 (assuming no events of default occur). The satisfaction of our obligations of these promissory notes through the Selling Stockholders’ notices of conversion to us will cause substantial dilution to our existing shareholders.

Holders of the Notes convertible into our common stock may pay less than the then-prevailing market price for our common stock.

Pursuant to each respective note, the Labrys Fund Note is convertible at $2.00 per share and the Fourth Man Note is, upon an event of default, convertible at the closing bid price of our common stock on the trading day immediately preceding a conversion. Pursuant to the triggering of the Most Favored Nation provisions in both notes, the notes are convertible at $1.53 per share. Should the price of our shares increase, Labrys Fund and Fourth Man, as the note holders and pursuant to the share conversion process specified in their respective notes would have a financial incentive to sell our common stock immediately upon receiving the shares or shortly thereafter to realize the profit equal to the difference between these conversion prices and the market prices. If these noteholders sell their shares, the price of our common stock will likely decrease. If our stock price increases, the noteholders may have a further incentive to sell the Common Stock Shares that they hold, which sales would put further downward pressure on our stock price and reduce the value of your common shares.

If our stock price materially declines, Selling Stockholder/Convertible Note Holders will have the right to a large number of shares of common stock upon exchange of amounts due under the Note, which may result in significant dilution.

The Fourth Man Note has conversion features based upon the closing bid price of our common stock on the trading day immediately preceding a conversion. If our common stock price materially increases, we may be obligated to issue a large number of shares to Fourth Man upon conversion of the Fourth Man Note since Fourth Man will likely be motivated by the high market prices from which they can profit. This will likely materially dilute existing shareholders. The potential for such dilutive issuances upon conversion of outstanding notes may depress the price of common stock regardless of our business performance, and could encourage short selling by market participants, especially if the trading price of our common stock begins to decrease. If our common stock price materially increases and Fourth Man provides notices of conversion less than the full amount, Fourth Man may be entitled to more shares than registered in this Prospectus.

Should our stock price be less than $2.00, Labrys Fund will have no incentive to issue conversion notices less than the $2.00 conversion price of the Labrys Fund Note.

Pursuant to the Labrys Fund Note, Labrys Fund has the right to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our Common Stock Shares at a Conversion Price of $2.00. Pursuant to the triggering of the Most Favored Nation provisions in the Labrys Fund Note, the Labrys Fund Note is convertible at $1.53 per share. Should the price of our Common Stock be less than $2.00, or $1.53 as the case may be, Labrys Fund would have no incentive to convert any portion of the Labrys Fund Note into our Common Stock Shares, in which case we would be responsible for making monthly cash principal and interest payments to Labrys Fund, cash that otherwise we would have available for our operations.

The sale or issuance of our common stock to the Selling Stockholders will cause substantial dilution and the resale of the shares of common stock by the Selling Stockholders into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Notes with Labrys Fund and Fourth Man, upon effectiveness of the registration statement of which this Prospectus is a part, and subject to other conditions, including the number of shares being registered herein, up to 596,242 Common Stock Shares on behalf of Selling Stockholder Labrys Fund and 397,494 Shares on behalf of Fourth Man may be sold by each such Selling Stockholder, respectively. If all of the 993,736 shares offered under this prospectus were issued and outstanding as of September 15, 2021, such shares would represent approximately 29.8% of the total number of shares of our common stock outstanding on a non-dilutive basis (not including any Preferred Shares that may be converted into Common Shares, outstanding warrants, and not accounting for the 4.99% beneficial ownership limitation). The number of shares ultimately sold by the Selling Stockholders under this prospectus is dependent upon a number of factors, including the number of shares of Common Stock issued pursuant to Notices of Conversion issued to us, the stock price of our Common Stock, and factors outside our knowledge or control.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Cautionary Note

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE OR SHOULD THE UNDERLYING ASSUMPTIONS OF OUR BUSINESS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

USE OF PROCEEDS

We will not receive any proceeds from the disposition and/or resale of the shares of Common Stock by the Selling Stockholders or their transferees. We have, however, received net loan proceeds of $300,025 and $199,500 from Labrys Fund and Fourth Man, respectively, which we have used and intend to use general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in good faith, deem to be in our best interests.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only common shares being registered are those being registered on the behalf of the Selling Stockholders who may sell all or a portion of the shares of Common Shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Therefore, the public offering price of the shares of Common Stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

Not applicable. The shares of Common Stock registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of Labrys Fund and Fourth Man pursuant to Notices of Conversion they provide to us at their discretion.

SELLING SECURITY HOLDERS

Selling Stockholders Labrys Fund and Fourth Man may offer and sell up to 596,242 and 397,494 of our Common Stock Shares, respectively, pursuant to Conversion Notices issued to us.

If all the registered shares are issued pursuant to the conversion notices, the aggregate total would represent 29.8% of our issued and outstanding shares as of September 15, 2021. The conversions by the Selling Stockholders are contractually limited such that only the then issued and outstanding shares of our Common Stock may be held by each Selling Stockholder.

The Selling Stockholders identified in the table below may from time to time offer and sell under this Prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Selling Stockholders Labrys Fund and Selling Stockholder Fourth Man will each be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders, which are subject to numerical limitations that control the number of shares to be issued pursuant to Conversion Notices they issue to us, have the right to not provide a Notice of Conversion, request a partial Notice of Conversion, or request (subject to the above mentioned limitation, specifically 4.99% of our issued and outstanding shares of common stock) conversion of the entire outstanding amount of the promissory notes, solely at their discretion. The Selling Stockholders are separate entities and are not acting, to our knowledge, in concert with one another. The Selling Stockholders may offer some or all of the shares of Common Stock being registered on their individual behalf under the Offering contemplated by this Prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares registered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Selling Stockholders will acquire shares of our Common Stock pursuant to the Selling Stockholders issued Conversion Notices is discussed below under “The Offering.”

The following table sets forth the name of the two Selling Stockholders, the number of shares of our Common Stock beneficially owned by such Selling Stockholder before this offering, the number of shares that may be offered for such Selling Stockholder for their account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such Selling Stockholders after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of the date as of which the information is provided, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 3,326,914 shares of our common stock outstanding as of September 15, 2021.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no Selling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information aAvailable to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Name of Selling Stockholder	Shares Owned Before Offering	Shares Being Offered Number Shares(1)(2)(3)(4)	Owned After Offering
Labrys Fund	60,850*	596,242	0
Fourth Man	46,440**	397,494	0

* The 60,850 Shares represent Commitment Shares issued in connection with the Labrys Fund Securities Purchase Agreement.

** The 46,440 Shares represent the issuance of 35,000 shares issued in connection with the Fourth Man Securities Purchase Agreement and 15,480 shares in connection with execution of a August 6, 2021 addendum attached hereto as Exhibit 10.5.

Notes:

__________

1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

2)	Because Selling Stockholder Labrys Fund and Fourth Man may offer and sell all or only some portion of the 993,736 shares of our Common Stock being offered pursuant to this Prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our Common Stock that the Selling Stockholder will hold upon termination of the Offering. The column titled “Number of Shares Owned After Offering” assumes that the Selling Stockholder will sell all of their respective Shares being registered herein.

3)	Thomas Silverman exercises voting and dispositive power with respect to the shares of our common stock that are being registered on behalf of Labrys Fund.

4)	Edward Deese exercises voting and dispositive power with respect to the shares of our common stock that are being registered on behalf of Fourth Man.

THE OFFERING

Summary of the Offering

Shares currently outstanding:	3,326,914

Shares being offered:	596,242 and 397,494 shares of common stock that we are obligated to issue to Labrys Fund and Fourth Man, respectively, upon receipt of Notices of Conversion.

Offering Price per share:	The Selling Stockholders may sell all or a portion of the shares of Common Stock being offered pursuant to this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholders; however, we have received net loan proceeds of $300,025 and $199,500 from Labrys Fund and Fourth Man, respectively.

OTC Markets Symbol:	OTCQB: FLES

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Labrys Fund, LP Financing

On July 21, 2021 (the “Issue Date”), we entered into a Securities Purchase Agreement with Labrys Fund, LP, a Delaware Limited Partnership (the “Labrys Fund SPA”) controlled by its Managing Member, Thomas Silverman. Labrys Fund is referred to in the Labrys Fund SPA as the “Buyer” or the “Holder”.

In connection with the Labrys Fund SPA, we issued to Labrys Fund a 12% July 21, 2021 Note for the principal amount of $355,000 (the “Principal Amount”) with an Original Issue Discount of $35,500 and a Purchase Price of $319,500 (the “Purchase Price”). On July 22, 2021, we received net loan proceeds of $300,025 from Labrys Fund after deduction of applicable fees and costs. The 12% interest is paid on the unpaid Principal amount with the understanding that we guarantee the first 12 months of interest on the Note, $42,600, which interest is earned in full as of the Issue Date from the date of the Note until the same becomes due and payable, whether at maturity or upon acceleration of the prepayment. The first principal and interest payment is due on September 22, 2021. The Maturity Date of the Note is July 21, 2022. The Note may not be prepaid in part or in its entirety. Any principal amount or interest not paid when due: (i) will bear interest at the rate of 16% per annum per annum and (ii) the maximum amount permitted by law from the date thereof until the same is paid, referred to in the Note as the “Default Interest”. The Closing Date is defined as the date that the Purchase Price for the Note is paid by the Buyer, which Closing Date occurred on July 22, 2021. On the Closing Date, the Buyer withheld a non-accountable sum of $3,500 from the Purchase Price to cover the legal fees of Labrys Fund. Further, pursuant to the Labrys Fund SPA, on the Closing Date, we issued 60,850 Common Stock Shares to the Labrys Fund denoted as Commitment Shares as additional consideration for the Note. Pursuant to the terms of the Labrys Fund Note, such Note has priority over all of our unsecured indebtedness.

Labrys Fund, as the holder of the Note, at any time on or following the July 21, 2021 Issue Date, has the right to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our shares of Common Stock at a Conversion Price of $2.00 subject to a beneficial ownership limitation of 4.99%. Labrys Fund is entitled to deduct $1,750 from the conversion amount in each Notice of Conversion to satisfy the Holder’s fees associated with each Notice of Conversion. We are required to reserve a sufficient number of shares to provide for issuance of the Conversion Shares equal to the greater of: (a) 298,200 Common Stock Shares or (b) the sum of (i) the number of Conversion Shares issuable upon the full conversion of the Note at the time of such calculation multiplied by 1.5, referred to in the Note as the “Reserved Amount”.

The Labrys Fund SPA contains a Most Favored Nation term providing that we shall not enter into any public or private offering of our securities, including any securities convertible into our Common Stock Shares that has the effect of establishing or benefiting any other investor in a manner more favorable than rights granted to Labrys Fund. Because the triggering of the Most Favored Nation provisions are applicable, the Labrys Fund Note is convertible at $1.53 per share. Further, the Labrys Fund SPA contains a Right of Participation term providing that we will not directly or indirectly, sell, grant any option to purchase or otherwise disclose of any of our subsidiaries any debt or equity convertible into our Common Stock.

The Note is subject to the following Events of Default, among others:

1)	Failure to pay Principal Amount or interest when due on the Note, whether at maturity, upon acceleration or otherwise, or fails to fully comply with Section 1.10 of the Note, which section provides that if we receive cash proceeds from a series of related or unrelated sources, including payments from customers, issuance of equity or debt, the conversion of outstanding warrants, or the issuance of securities pursuant to an equity line of credit or our sale of assets, we are required to within 1 business day of our receipt of proceeds therefrom, to inform Labrys Fund or publicly disclose such receipt, following which Labrys Fund shall have the right in its sole discretion to require us to immediately apply 100% of such proceeds to repay all or any portion of the outstanding Principal Amount and interest, including any default interest then due under the Note, provided however, that with respect to our Regulation A Offering proceeds, such provision shall only apply to up to 20% of such Regulation A Offering Proceeds to repay the Note.

2)	We fail to issue the Conversion Shares to the Holder.

3)	We breach any covenant, agreement, or other term in the SPA, the Note, the Transfer Agent Instructions, or Warrants.

4)	We are subject to a judgment of over $500,000.

5)	We fail to comply with SEC reporting requirements or cease reporting with the SEC.

6)	We replace our transfer agent and we fail to provide a fully executed Transfer Agent instructions in the same form delivered with the SPA.

7)	Default by an lender in connection with any notes, loans, agreements or other instruments.

8)	We consummate a Variable Rate Transaction at any time on or before the Issue Date.

9)	The Holder being unable to obtain a Rule 144 legal opinion letter.

10)	Delisting, trading suspension, or cessation of stock quotation.

The Labrys Fund SPA provides for piggyback registration rights, which rights were changed to mandatory registration pursuant to an August 6, 2021 Addendum Agreement between us and Labrys Fund.

All other terms and conditions are to be found in the Note and Labrys Fund SPA attached as an exhibit to this Prospectus.

Fourth Man, LLC Financing

On July 7, 2021 (the “Issue Date”), we entered into a Securities Purchase Agreement with Fourth Man, LLC, a Nevada Limited Liability Company (also referred to the Securities Purchase Agreement and herein as the “Buyer”), a Nevada Limited Liability Company controlled by Edward Dees, Fourth Man’s Manager (the “Fourth Man SPA”). In connection with the Fourth Man SPA, we issued to Fourth Man a 12% July 7, 2021 Self-Amortization Promissory Note (the “Fourth Man Note”) for the principal amount of $231,000 (the “Principal Amount”) with an Original Issue Discount of $21,500 and a Purchase Price of $199,500 (the “Purchase Price”). The first principal and interest payment is due on October 7, 2021. On July 9, 2021, we received net loan proceeds of $199,500 from Fourth Man after deduction of applicable fees and costs. The Maturity Date of the Note is twelve months from the July 7, 2021 Issuer Date, which is July 7, 2022. Any Principal Amount or interest on the Fourth Man Note which his not paid when due will bear default interest at the lesser of: (i) 16% per annum and (ii) the maximum permitted by law from the due date until the same is paid. The Note has priority over all of our unsecured indebtedness. Further, pursuant to the Fourth Man SPA, we issued 30,960 Commitment Fee Shares to Fourth Man.

Fourth Man, as the holder of the Note, has the right, only upon an event of default, to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our shares of Common Stock at a Conversion Price equal to the closing bid price of our Common Stock on the trading day immediately preceding the date of the respective conversion notice subject to a beneficial ownership limitation of 4.99%. The Holder will deduct $1,750 from the conversion amount in each Notice of Conversion to satisfy the Holder’s fees associated with each Notice of Conversion. We are required to reserve a sufficient number of shares of Common Stock to provide for issuance of the Conversion Shares equal to the greater of: (a) 231,000 Common Stock Shares or (b) the sum of (i) the number of Conversion Shares issuable upon the full conversion of the Note at the time of such calculation multiplied by 1.5, referred to in the Note as the “Reserved Amount”.

The Fourth Man Securities Purchase Agreement contains a Most Favored Nation term providing that as long as the Note is outstanding no rights shall be conferred upon another investor benefiting such investor in a manner more favorable than rights granted to Fourth Man. Pursuant to the triggering of the Most Favored Nation provisions in the Fourth Man Note, the Fourth Man Note is convertible at $1.53 per share.

The Note is subject to the following Events of Default, among others:

1)	Failure to pay Principal Amount or interest thereon when due on Note, whether at maturity, upon acceleration or otherwise.

2)	We fail to issue the Conversion Shares to the Holder.

3)	We breach any material agreement, covenant, or other material term of condition of the SPA, the Note, or the Transfer Agent Instructions.

4)	Any representation or warranty we make in the SPA, the Note , or the Transfer Agent Instructions or in any agreement, statement or certificate which shall be false or misleading in any material respect when made and has a material adverse effect on the rights of the Holder with respect to the Note or the SPA.

5)	We are subject to a judgment of over $600,000.

6)	We fail to comply with SEC reporting requirements or cease reporting with the SEC.

7)	We replace our transfer agent and we fail to provide a fully executed Transfer Agent instructions in the same form delivered with the SPA.

8)	Default by the Company to any lender in connection with any notes, loans, agreements or other instruments.

9)	A restatement of our financial statements that has a material adverse effect on the rights of the Holder

10)	We consummate a Variable Rate Transaction at any time on or before the Issue Date.

11)	The Holder being unable to obtain a Rule 144 legal opinion letter.

12)	Delisting, trading suspension, or cessation of stock quotation.

The Fourth Man SPA provides for piggyback registration rights, which rights were changed to mandatory registration pursuant to an August 6, 2021 Addendum Agreement between us and Fourth Man.

Illustrative Table

On July 21 and July 7, 2021, we issued the Labrys Fund Note and the Fourth Man Note to Labrys Fund and Fourth Man, respectively. The Notes have varied interest rates and terms and are summarized below. This registration statement covers a total of 993,736 shares of Common Stock, consisting of 596,242 and 397,494 Common Stock Shares on behalf of Labrys Fund and Fourth Man, respectively.

The conversion price provided for in the Labrys Fund Note is at any time on or following the Issue Date, such that Labrys Fund has the right to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our shares of Common Stock at a Conversion Price of $2.00 subject to a beneficial ownership limitation of 4.99%.

The Conversion Price provided for in the Fourth Man Note is such that Fourth Man has the right to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our Common Stock Shares at a Conversion Price equal to the closing bid price of our Common Stock on the trading day immediately preceding the date of the respective conversion subject to a beneficial ownership limitation of 4.99%.

As set forth in the chart below, if the Notes are converted we would issue a total of approximately 177,500 additional common shares on behalf of Labrys Fund and 150,980 shares on behalf of Fourth Man.

Note Holder	Principal Amount	Interest Rate	Default Interest	Additional Increase in Principal & Interest Upon Default	Conversion Price	Approximate Principal & Interest Accrued as of September 14, 2021	Maturity	Approximate Number of Shares issuable upon Conversion	Maximum Percentage of our Common Stock that may Be Held by Note Holder at anytime
Labrys Fund	$355,000	12% Per Annum	16% Per Annum	Outstanding Principal and Interest Increase by 4%	$1.53	397,600	7/21/22	259,869	4.99%
Fourth Man	$231,000	12% Per Annum	16% Per Annum	Outstanding Principal and Interest Increase by 4%	$1.53*	251,450	7/17/22	164,346	4.99%

* Fourth Man, as the holder of the Note, has the right, upon an event of default, to convert all or any portion of the outstanding and unpaid Principal Amount and interest, including any Default Interest, into our Common Stock Shares at a Conversion Price equal to the closing bid price of our Common Stock on the trading day immediately preceding the date of the respective conversion subject to a beneficial ownership limitation of 4.99%. The assumed conversion price is based on the closing bid price of $1.53 our common stock on September 14, 2021.

PLAN OF DISTRIBUTION

The Selling Stockholders, may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	Privately negotiated transactions;

●	Broker-dealers may agree with the Selling Stockholder to see a specified number of such shares at a stipulated price per share; or

●	A combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers;

●	the number of shares involved;

●	the price at which such shares are to be sold;

●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

●	other facts material to the transaction.

The Selling Stockholders have informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this Prospectus forms a part.

Each of the Selling Stockholders are an underwriter within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.The Selling Stockholders have informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Discounts, concessions, commissions, and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and legal and accounting fees; provided, estimated to be $30,666 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with State securities or “Blue Sky” laws, however, the Selling Stockholders will be responsible to pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At any time, a revised prospectus or prospectus supplement, if required, will be distributed. Such Prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of Common Stock. We may suspend the sale of shares by the Selling Stockholders pursuant to this Prospectus for certain periods of time for certain reasons, including if the Prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We have 15,000,000 common stock shares authorized, par value of $0.000001 per share, 3,326,914 shares of which are outstanding as of September 15, 2021. On September 8, 2020, we filed a Schedule 14C Information Statement with the SEC to reduce our authorized shares from One Billion (1,000,000,000) Common Stock Shares to Fifteen Million Common Stock Shares (15,000,000), which reduced authorized shares which became effective on September 28, 2020.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our Common Stockholders are not entitled to cumulative voting for election of Board members. Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

Holders of our Common Stock Shares

As of September 14, 2021, there were 115 holders of record of our common stock.

Preferred Stock

We have 20,000,000 blank check preferred stock authorized, of which there are 19,641,880 unissued blanks check preferred available for issuance.

Series A Preferred

We have 330,000 shares of Series A Convertible Preferred Stock authorized that have no liquidation rights or voting rights and are convertible into common stock determined by multiplying the number of issued and outstanding common stock shares on the date of conversion by the conversion price of $0.152 per share. As of this Offering, there are no Series A outstanding, which shares were canceled as part of reverse merger transaction in 2018 and spin-out of Nurses Lounge, Inc.

Series B Preferred

We have 20,000 shares of Series B Preferred Stock authorized, each share of which entitles the holder to vote on all shareholder manners in total equal to 66.67% of the total vote.

To date, we have issued 20,000 Preferred B Shares.

Series C Preferred

We have 7,250 shares of Series C Convertible Preferred Stock authorized that are convertible into common stock determined by multiplying the number of issued and outstanding common stock shares on the date of conversion by the conversion price of $2.63 per share, which upon conversion will equal 72.5% of our common stock outstanding. Notwithstanding the foregoing, any and all outstanding shares of Series C Convertible Preferred Stock shall automatically convert at the Conversion Price on December 31, 2024. Series C Convertible Shares are not entitled to dividends. We are required to reserve a sufficient number of shares for the conversion of Preferred C Shares. The Series C Convertible Preferred Stock ranks prior to any class of series of our capital stock.

To date, we have issued 7,250 Series C Preferred Shares.

Series D Preferred

We have 870 shares of Series D Convertible Preferred Stock that have no dividend or voting rights and rank subordinate and are junior to Series A, B, and C Preferred Stock. There are 870 Series D Convertible Preferred Shares outstanding. We or the Holder of Series D Preferred may redeem any or all of the outstanding Preferred Stock at $1,000 per share.

To date, we have issued 870 Preferred D Shares.

Options

There are no options outstanding.

Warrants

There are 1,255,500 warrants outstanding prior to the date of this Offering.

Dividend Rights

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend, as follows:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal 33,269 shares as of the date of this Prospectus; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

Our transfer agent is ClearTrust, LLC, 16540 Pointe Village Dr Suite 205, Lutz, FL 33558, United States, (https://cleartrustonline.com which website is not incorporated by reference to this Prospectus) which is registered with the SEC as a transfer agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Frederick M. Lehrer, Esquire of Frederick M. Lehrer, P. A. will pass on the validity of the Common Stock being offered pursuant to this Registration Statement. Neither Frederick M. Lehrer nor Frederick M. Lehrer has ever owned any of our securities and has no agreement to receive any shares in the future.

The consolidated financial statements of The 4Less Group, Inc. (the “Company”), as of January 31, 2021 and 2020, and for the two years then ended have been included herein and in the registration statement in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report thereon contains an explanatory paragraph which describes the conditions that raise substantial doubt about the ability of the Company to continue as a going concern and are contained in Footnote 2 to the consolidated financial statements.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Stockholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF BUSINESS

Industry Background

The specialty-equipment market includes parts and accessories that are manufactured, sold, and distributed for cars, light trucks, sport utility vehicles, vans, and other passenger vehicles motorcycles, ATVs, UTVs, boats. Our manufactures’ products are designed to customize or enhance the performance, handling, or appearance of both new and used vehicles. The auto specialty equipment market is often described as “the parts you want” rather than “the parts you need.” Our business has been referred to as “Automotive E-Tailing”, which means selling automotive components online. According to a published report by Market Research Future, the global automotive e-tailing market is expected to reach $55.22 Billion by the end of the forecast period in 2022 (Source: https://www.marketwatch.com/press-release/automotive-e-tailing-market---2019-trends-size-share-growth-insight-competitive-analysis-leading-players-regional-and-global-industry-forecast-to-2022-2019-07-17 which report is expressly not incorporated into this Prospectus).

Our Corporate History and Background

We were originally formed as RX Scripted, LLC on December 30, 2004 as a North Carolina limited liability company and then converted to a Nevada corporation as RX Scripted, Inc. on December 5, 2007. We remain a Nevada corporation. On January 7, 2010, we changed our name to MedCareers Group, Inc. MedCareers Group operated a website for nurses, nursing schools and nurses’ organizations to foster better communication between nurses and the nursing profession. On November 19, 2010, the Company entered into a Share Exchange Agreement (the “Exchange”) with Nurses Lounge, Inc., a Texas corporation (“Nurses Lounge”) and its nine shareholders (the “Nurses Lounge Shareholders”), whereby we issued 24,000,000 restricted shares of common stock to the Nurses Lounge Shareholders in exchange for 100% of the issued and outstanding shares of common stock of Nurses Lounge.

Although 24,000,000 restricted shares were issued in connection with the Exchange, certain of our significant shareholders agreed to cancel some of the shares of common stock they owned so that the net effect of the Exchange was an increase to the outstanding shares of common stock by 7,175,000 shares rather than 24,000,000. Included in the shareholders receiving shares of common stock in connection with the Exchange, was Timothy Armes, founder and president of Nurses Lounge, Inc., who received 14,902,795 shares.

On November 29, 2018, we entered into a Share Exchange Agreement whereby we acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4Less”), a private company, in exchange for our issuance of nineteen thousand (19,000) shares of our Series B Preferred Stock, 6,750 Series C Convertible Preferred Shares, and 870 Series D Preferred Shares as shown in the following table.

Shareholder	# of Series B Preferred	# of Series C Preferred	# of Series D Preferred
Christopher Davenport	17,100	6,075	675
Sergio Salzano	1,900	675	75
Timothy Armes	1,000	0	120
TOTAL	20,000	6,750	870

The Series C Convertible Preferred Shares have a right to convert into our common stock in total as a class by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date and then multiplying that number by the percentage of Series C shares being converted. Notwithstanding the foregoing, any and all outstanding shares of Series C Convertible Preferred Stock shall automatically convert at the Conversion Price on December 31, 2024. As a result of this Share Exchange, the former shareholders of the private company, 4Less, became our controlling shareholders. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein the private company, 4Less is considered the acquirer for accounting and financial reporting purposes. Pursuant to the transaction, Tim Armes, our CEO, cancelled 60,000,000 shares of common stock in exchange for 120 shares of Series D Preferred Stock. As a result of the transaction, 4Less, the private company, became our wholly owned subsidiary and there was a change in our control whereby Christopher Davenport and Sergio Salzano, collectively hold voting rights equal to 63.37% of the total voting rights at any given time by virtue of holding 95% of the Series B Preferred Stock. In addition, Tim Armes, our CEO, still retains 1,000 Class B Preferred Shares, representing 3.30% of the Series B Preferred Stock. Accordingly, the total voting rights owned by Chris Davenport, Sergio Salzano, and Tim Armes are 66.67%. On December 12, 2019, The 4Less Corp. name was changed to Auto Parts 4Less, Inc., a Nevada corporation, and continues to operate as our wholly owned subsidiary.

Name Change Approval:

On June 21, 2021, our Board of Directors and the majority of our shareholders approved a name change to Auto Parts 4Less Group, Inc. The name change will be finalized upon completion of the regulatory requirement (specifically notice to non-voting shareholders), filing of an amendment to the Articles of Incorporation to reflect the new name, and notice provided to Financial Industry Regulatory Authority, Inc. (FINRA) of the name change.

Our Business

Along with our website currently under development, autoparts4less.com (as described below), that we are developing into our flagship website, we operate 3 niche websites through which we sell auto parts that are direct listed across marketplace and social media sites, including marketing products through online marketplaces and social media platforms, such as Facebook, Instagram, YouTube and Google:

●	LiftKits4LESS.com*
●	Bumpers4LESS.com*
●	TruckBedCovers4LESS.com*

We operate as an e-commerce retailer and distributor of auto and truck parts, including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks. The e-commerce auto equipment market is composed of 2 segments, the direct replacement referred to as the “OE” (Original Equipment) market, typically used for automobile repairs, and the after-market automobile parts market, typically for customization of vehicles. We deal exclusively in the aftermarket.

Our proprietary web sites include order customization, live chat, install videos, directions, and installation services, in our effort to provide a quality buying experience for consumers interested in purchasing aftermarket auto parts on the Internet today.

A list of our current products appears below.

Lights	Stingers	Performance Parts	Exterior Accessories
Off-Road LED Lights	Fenders	Cooling and Heating	Soft and Hard Tops
Switches Housing Kits	Fender Flares	Superchargers	Roof Parts
Mounts	Fender Liners	Recovery Gear and Towing	Mud Flaps
Brackets	Fender Overlay	Trailer Hitches	Roof Parts
Light Covers	Fender Armor	5th Wheel Hitches	Rooftop Tent Parts
Lighting Accessories	Inner Fenders	5th Wheel Accessories	Awning
Lighting Harness )	Air Intake Parts	Gooseneck Hitches	Hoods
Vehicle Lights	Air Filters	Towing Electrical	Hood Accessories
Markers)	Air Cleaners	Wiring Harnesses	Windshield
Brake Lights	Air Intake Kits	Electrical Adapters	Cages
3rd Brake Lights	Drive Train	Taillight Converters	Cage Accessories
Taillights	Caster and Camber Kits	Wiring Connectors	Exterior Accessories
Headlights	Carrier Bearing Drop kits	Towing Accessories	Suspension
Work Lights	Drive Shaft	Tow Hooks	Add-A-Leaf
Steering Stabilizers	Ring Pinion	Tow Straps	Control Arms
Dual	Ring Pinion Parts	Ball Mounts	Radius Arms
Single	Differentials	Couplers)	Leaf Springs
Steering Reinforcement	Differential Lockers	Shackles	Traction Bars
Shocks	Differential Covers	Weight Distribution	Sway Bar Kits
Shock Mounts Hoops	Overhaul Kits	Trailer Parts & Accessories	Steering
Coil Overs	Differential Parts	Cargo Management	Tie Rods
Bump Stops And Speed Bumps	Transfer Case	Winches	Spindles
Hydro	Transfer Case Parts	Winch Rope	Knuckles
Nitro	Gear Sets	Winch Accessories	Track Bar
Struts	Spider Gear Sets	Recovery Rope	Coil Spring Components
Shock Accessories	Drive Train Accessories	Recovery Kits	Ball Joints
Performance	Drive Train Parts	Transmission	Hangers
Lift Kits	Electronics	Clutches Parts and Kits	Pitman Steering Arms
Suspension Lifts	Exhaust	Wheels	Block and U-Bolt Kits
Leveling Lifts	Catalytic Converters	Tire Carriers	Lift Blocks
Body Lifts	Exhaust Systems	Wheel CSPAcers	U-Bolts
Accessories	Mufflers	Wheel Parts	Air Bags
Truck Bed Covers & Accessories	Exhaust Parts	Power Train	Lowering Kits
Bed Covers	Exhaust Manifolds	Engine	Brakes
Bed Liners	Pipes	Belts	Brake Lines
Bed Cage	Interior Parts	Ignition	Brake Controllers
Bed Bars	Dash and Console	CSPArk Plugs	Brake Hoses
Bed Rail	Floor Mats	Tailgate	Rotors
Grab & Roll Bar	Carpet and Liners	Exterior	Brake Control Harnesses
Sport Bars	Seat Covers	Armor and Skid Plates	Brake Parts
Tailgate	Door and Entry	Rock Sliders	Axles
Toolboxes and Brackets	Carpet	Body Armor	C-Notch
Cab Covers	Dash Parts	Rocker Panel	Assemblies
Steps Running Boards	Door parts	Bed Extenders	Axle Parts
Sliders	Interior Accessories	Bike Racks	Axle Shafts
Grilles	Sunshades	Body	Axle Accessories
Bumpers	Storage	Deflectors	Other Suspension Parts
Bumper Accessories	Mirrors	Engine Under Hood	Drag Links
Bull Bars	Oil Filters	Exterior Parts	Kicker Braces
ATV

We target online consumers’ buying habits by shifting away from “all things to all people” web sites to highly targeted niche websites to quickly respond to market forces. Our niche Websites allow us to target buyers that are shopping for specific products, for example the lift kits that we offer at LftKits4Less.com. We currently have 3 branded e-commerce websites, which sites offer products from approximately 500 manufacturers:

●	LiftKits4LESS.com
●	Bumpers4LESS.com
●	TruckBedCovers4LESS.com

We also direct list and sell our products through social media platforms, most significantly, through Facebook, YouTube, and Google.

Our LiftKit4Less*.com web site, represents:

●	Approximately 179,000 Parts
●	From 46 Manufacturers

Can Search Products Listed

●	9 Categories Including Lights & Exterior Accessories
●	66 Subcategories Including Wheels, Electronics & Interior Parts

Select Parts for Over

●	28 Makes of Vehicles Such as Ford, Chevy and Land Rover
●	100 Models Including Trucks, SUVs and Jeeps

AutoParts4Less.com

We plan to finish development and beta testing with goal to launch AutoParts4Less.com for aftermarket auto parts manufacturers to sell their parts direct to the public, as follows:.

●	Development Team
March 2020 India Development Team is hired.

●	Platform
Amazon Web Services (AWS) cloud computing platform chosen to operate AutoParts4Less.com

●	Marketing
Begin marketing marketplace services to aftermarket manufacturers in December 2020

●	Data Input
Manufacturers start loading their parts info 1st quarter 2021

Auto Parts 4less Marketplace Functionality for Manufacturers

Our Auto Parts 4less website will have the following elements:

●	Manufacturers create an account allowing easy onboarding of products.
●	Offer premium placement in search results.
●	Ratings and reviews can be responded to.
●	Ability to answer basic questions from purchasers.
●	How-to video galleries.
●	Keyword advertising.
●	Promote discounts on products.
●	4Less can push product lines to other marketplaces such as eBay and Amazon.

Significant Developments

At the beginning of 2020, we established our goals which were to reduce debt, obtain minimally dilutive new capital, cut costs and develop the AutoParts4Less.com marketplace.

●	The reduction of debt, began in late January of 2020, first by exchanging $1.1 million of debt, that was convertible at highly discounted rates, in exchange for 250 shares of The 4Less Group’s Series C Convertible Preferred Stock. The 250 shares of Series C Preferred representing an approximate 2.5% ownership stake.

●	This was followed in August 2020 by the exchange of the remaining highly discounted convertible debt totaling approximately $2.3 million in principal and accrued interest, plus over $1 million in additional associated derivative liabilities.

●	The convertible debt was replaced with a $1.2 million, non-convertible promissory note with a 2-year term and a fixed interest rate of 12%, which resulting s in savings of $1.1 million in total debt with a substantially lower interest rate.

●	As part of the settlement, the investor received, along with the 1.2 million note, 950 thousand common stock purchase warrants with a $0.40 exercise price and 150 shares of series C convertible preferred shares.

●	With the Company’s debt restructuring complete, it focused on ways to raise additional capital that would be minimally dilutive to existing shareholders. To accomplish these goals we began first by reducing our authorized shares from 1 billion down to 15 million and then applied for and was approved for our common stock to be quoted on the OTC Markets Group, Inc.’s OTCQB® tier Venture Market (the “OTCQB”) under the symbol “FLES”, which became effective as of the open of trading on February 16, 2021.

●	We achieved substantial cost cutting by reducing our employee head count down to 7 full time individuals as well as the consolidation of office CSPAce into a portion of our warehouse area. Additionally, we hired Commerce Pundit, an international software development firm with offices in the U.S. and India to begin development of our multivendor auto parts marketplace, AutoParts4Less.com, which we expect to launch in mid-summer of 2021.

Distribution

Our distribution is accomplished as follows:

●	Direct drop ship from manufacturers to consumers – Approximately 80%
●	Direct drop ship from Warehouse Inventory Companies to consumers – Approximately 15%
●	Consumer Purchases directly through our own warehouses – Approximately 5%

Sales

Our sales are derived from the following:

●	eBay and Walmart – We sell our products on eBay and Walmart and pay a fee to eBay or Walmart in connection with each sale.
●	Build and launch additional niche websites.

51% of our sales are currently generated through our own websites

Business Strategies

●	Continually develop best in class technological modules to increase visitor conversions.
●	Direct ordering through our websites

Competition

We directly compete for buyers to use our web sites over many competitors, e-commerce giants, Amazon, and eBay. The sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including name recognition, product availability, customer service, store location and price. We compete in the aftermarket auto parts industry, which includes both the retail DIY and commercial do-it-for-me (“DIFM”) auto parts and products markets.

Our competitors include national, regional and local auto parts chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, jobbers, repair shops, car washes and auto dealers, in addition to discount and mass merchandise stores, hardware stores, supermarkets, drugstores, convenience stores, home stores and other retailers that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. We compete on the basis of customer service merchandise quality, selection and availability; product warranty; store layouts, location, and convenience; price; and the strength of our brand name, trademarks, and service marks.

Competitive Advantages

Our web sites offer substantial value-added content, including:

●	Installation guides
●	Install videos
●	High impact photos
●	Order customization and live chat with a technical expert

Competitive Disadvantages

Our competitors include national, regional and local auto part chains, independently owned parts stores, online automotive parts stores or marketplaces, wholesale distributors, auto deals, discount and mass merchandise stores, hardware stores, home stores and other retailers that sell vehicles parts and supplies chemicals, accessories, tools, and maintenance parts. Most of our competitors have greater financial and operational resources than we do.

Marketing Strategies

We have primarily relied upon organic growth, which is estimated to account for approximately 75% of our sales, Additionally, we market via Google reviews, our YouTube channel, Video Review, and advertising on Facebook.

Employees

We have 7 full-time employees:

●	Our Chief Executive Officer/Chief Financial Officer, Tim Armes
●	President of our wholly owned subsidiary, Auto Parts 4 Less, Inc. Christopher Davenport
●	Customer Service Manager
●	Install Center Manager
●	Customer assistant
●	Salesperson
●	Warehouse Manager
●	Bookkeeper
●	Sales support
●	Technical support

Target Markets

Our target markets include all users of auto parts.

* the content of these websites are expressly not incorporated into this Prospectus.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 106 W. Mayflower, Las Vegas, Nevada 89030. Our offices are approximately 1,200 square feet, we pay rent of $1,000 per month, and our lease has been renewed to June 30, 2022.

Our Install/Retail center is located at 3065 N. Rancho Drive, Suite 122, Las Vegas, Nevada 89130. Our Install/Retail Center is approximately 2,500 square feet, we pay rent of $3,200 per month, and our lease expires on November 30, 2021.

Our warehouse is located at 106 W. Mayflower Avenue, North Las Vegas, Nevada 89030 Our warehouse is approximately 8,800 square feet, we pay rent of $6,400 per month and our lease has been renewed to June 30, 2022.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded on the OTC Markets OTCQB maintained by OTC Markets under the symbol “FLES”.  The following table sets forth, for the periods indicated, the high and low sales prices, which set forth reflect inter-dealer prices, without retail mark-up or mark-down and without commissions; and may not reflect actual transactions. We effected a 4,000 to 1 reverse stock split on February 25, 2020, so the post reverse split prices are shown.

Calendar Quarter Ending	Low	High

January 31, 2021	0.20	4.48
October 31, 2020	0.06	6.40
July 31, 2020	0.05	0.20
April 30, 2020	0.11	0.40

January 31, 2020	0.40	7.20
October 31, 2019	4.00	186.40
July 31, 2019	44.00	5,400.00
April 30, 2019	1,199.04	16,786.60

During our financial quarter ending July 31, 2021, our low and high quotations were $2.15 and 1.71, respectively.

Our high and low quotations for September 14, 2021 were $1.53 and $1.35, respectively.

Penny Stock Considerations

Our Common Stock will be deemed to be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our Common Stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock even if our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may be decreased, with a corresponding decrease in the price of our Common Stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on our unaudited financial statements originally contained in our Form 10-Q ending July 31, 2021, which we have prepared in accordance with United States generally accepted accounting principles. You should read this discussion and analysis together with such financial statements and the related notes thereto.

Results of Operations For the Six Months Ended July 31, 2021 compared to the six months ended July 31, 2020

The following table shows our results of operations for the six months ended July 31, 2021 and 2020. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

			Change
	2021	2020	$	%
Total Revenues	$6,315,457	4,927,280	$1,388,177	28%
Gross Profit	1,614,895	1,497,384	117,511	8%
Total Operating Expenses	4,285,558	1,623,235	2,662,323	164%
Total Other Income (Expense)	350,857	1,707,711	(1,356,854)	(79%	)
Net Income (Loss)	$(2,319,806)	$1,581,860	$(3,901,666)	(247%	)

Revenue

The following table shows revenue split between proprietary and third party website revenue for the six months ended July 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenues	$3,946,810	2,403,120	$1,543,690	64%
Third party website revenues	2,368,647	2,524,160	(155,513)	(6%	)
Total Revenues	$6,315,457	$4,927,280	$1,388,177	28%

We had total revenue of $6,315,457 for the six months ended July 31, 2021, compared to $4,927,280 for the six months ended July 31, 2020. Sales increased by $1,388,177 due to due to aggressive advertising and increased consumer demand, mostly experienced in the first quarter ended April 30, 2021. The Company also recorded $298,711 in deferred revenue, which will be recognized as revenue next quarter and recognized $687,666 of deferred revenue recorded January 31, 2021. The deferred revenue represents orders paid by customers this period but delivered in the following period due to back orders and processing and delivery times. The Company also recorded $164,900 in customer deposits and recognized $188,385 recorded January 31, 2021. The customer deposits are orders paid by customers and canceled in the following period due to back orders or other reasons. There was neither deferred revenue nor customer deposits for the six months ended July 31, 2020.

The Company’s focus continues in growing its proprietary website revenues and the Company was successful in that, increasing its proprietary website revenue by 64%. The company believes this strategy will lead to higher revenues and lower overall costs in the future. Third party website revenue fell by 6% due to listing removals which were a result of unfulfilled orders due to manufacturers failure to provide products in a timely basis.

Gross Profit

We had gross profit of $1,614,895 for the six months ended July 31, 2021, compared to gross profit of $1,497,384 for the six months ended July 31, 2020. Gross profit increased by $117,511 as a result of the increased revenues explained above and partly offset by an increase in cost of revenue due to a change in product mix.

Operating Expenses

The following table shows our operating expenses for the six months ended July 31, 2021 and 2020:

			Change
Operating expenses	2021	2020	$	%
Depreciation	$23,451	$12,598	10,853	86%
Postage, Shipping and Freight	335,749	264,893	70,856	27%
Marketing and Advertising	1,267,324	23,850	1,243,474	5214%
E Commerce Services, Commissions and Fees	725,737	419,267	306,470	73%
Operating lease cost	60,959	68,158	(7,199)	(11%	)
Personnel Costs	759,193	499,604	259,589	52%
General and Administrative	1,113,145	334,865	778,280	232%
Total Operating Expenses	$4,285,558	$1,623,235	2,662,323	164%

•   Depreciation increased by $10,853 due to asset additions in 2021, thus a higher asset value is being depreciated.

•   Postage shipping and freight increased slightly by $70,856 due to higher sales.

•   Marketing and advertising increased by $1,243,474 due to aggressive promotional efforts in 2021 to drive sales to our proprietary websites and build our brands. The Company also made efforts to reduce spending in 2020 on non-essential expenditures as a result of the economic uncertainty presented by the global Covid-19 pandemic.

•   E Commerce Services, Commissions and Fees increased by $306,470 due to higher sales and website development for new website. (AutoParts4Less.com)

•   Operating Lease Cost decreased by $7,199 due to one fewer lease in 2021.

•   Personnel Costs increased by $259,589 mostly due to the lower costs in 2020 which were a result of temporary layoffs because of the Covid-19 pandemic which began in March 2020 and three new employees in 2021. .

•   General and Administrative increased by $778,280 mainly due to higher professional fees , investor relations because of REG A filings and stock based compensation in 2021. In addition in the prior year’s period, the Company reduced expenditures as a result of the Covid-19 pandemic.

Other Income (Expense)

The following table shows our other income and expenses for the six months ended July 31, 2021 and 2020:

			Change
Other Income (Expense)	2021	2020	$	%
Gain (Loss) on Sale of Property and Equipment	$20,345	$464	19,881	4285%
Gain (Loss) on Derivatives	(12,107)	432,199	(444,306)	(103%	)
Gain on Settlement of Debt	963,366	2,172,646	(1,209,280)	(56%	)
Amortization of Debt Discount	(311,936)	(626,811)	314,875	(50%	)
Interest Expense	(308,811)	(270,787)	(38,024)	14%
Total Other Income (Expense)	$350,857	$1,707,711	(1,356,854)	(79%	)

The changes above can be explained by the reduction in convertible debt that started in the prior year’s quarter ended July 31,2020. As a result of the debt exchanges and settlements, the gain on settlement of debt was higher and there were reductions in amortization expense and due to the lower debt. Interest expense increased as a result of new loans in the current year’s quarter. The higher loss on derivatives in 2020 is a function of the market factors in the valuation of the derivative liability described in Note 10.

We had net loss of $2,319,806 for the six months ended July 31, 2021, compared to net income of $1,581,860 for the six months ended July 31, 2020. The decrease in net income was mainly due to the gain on settlement of debt as well as the large increase in operating expenses as explained in the discussion above.

Results of Operations for the Three Months Ended July 31, 2021 Compared to the Three Months Ended July 31, 2020

The following table shows our results of operations for the three months ended July 31, 2021 and 2020. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

			Change
	2021	2020	$	%
Total Revenues	$2,586,673	2,927,209	$(340,536)	(12%	)
Gross Profit	652,689	925,617	(272,928)	(29%	)
Total Operating Expenses	2,080,994	842,507	1,238,487	147%
Total Other Income (Expense)	(323,944)	311,852	(635,796)	(204%	)
Net Income (Loss)	$(1,752,249)	$394,962	$(2,147,211)	(544%	)

Revenue

The following table shows revenue split between proprietary and third-party website revenue for the three months ended July 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenues	$1,823,709	1,294,014	$529,695	41%
Third party website revenues	762,964	1,633,195	(870,231)	(53%	)
Total Revenues	$2,586,673	$2,927,209	$(340,536)	(12%	)

We had total revenue of $2,586,673 for the three months ended July 31, 2021, compared to $2,927,209 for the three months ended July 31, 2020. Sales decreased by $340,536 due to lower than expected third party revenues. The Company also recorded $298,711 in deferred revenue, which will be recognized as revenue next quarter and recognized $981,830 from last quarter. The deferred revenue represents orders paid by customers this period but delivered in the following period due to back orders and processing and delivery times. The Company also recorded $164,900 in customer deposits for the three months ended July 31, 2021 and recognized $268,932 from the prior quarter. The customer deposits are orders paid by customers and canceled in the following period due to back orders or other reasons.

The Company’s focus continues in growing its proprietary website revenues and the Company was successful in that, increasing its proprietary website revenue by 41%. Third party website revenue fell by 53% due to listing removals which were a result of unfulfilled orders due to manufacturers failure to provide products in a timely basis.

Gross Profit

We had gross profit of $652,689 for the three months ended July 31, 2021, compared to gross profit of $925,617 for the three months ended July 31, 2020. Gross profit decreased by $272,928 as a result of the decreased revenues explained above.

Operating Expenses

The following table shows our operating expenses for the three months ended July 31, 2021 and 2020:

			Change
Operating expenses	2021	2020	$	%
Depreciation	$12,716	$5,951	6,765	114%
Postage, Shipping and Freight	142,562	151,755	(9,193)	(6%	)
Marketing and Advertising	659,290	5,782	653,508	11302%
E Commerce Services, Commissions and Fees	309,610	252,848	56,762	22%
Operating lease cost	30,480	34,079	(3,599)	(11%	)
Personnel Costs	461,700	232,869	228,831	98%
General and Administrative	464,636	159,223	305,413	192%
Total Operating Expenses	$2,080,994	$842,507	1,238,487	147%

•   Depreciation increased by $6,765 due to two new vehicles acquired last quarter.

•   Postage shipping and freight decreased by $9,193 due to lower sales.

•   Marketing and advertising increased by $653,308 due to aggressive promotional efforts in 2021 to drive sales to our proprietary websites and build our brands. Note for the three months ended July 31, 2020 the Company had reduced spending due to the Covid 19 pandemic.

•   E Commerce Services, Commissions and Fees increased by $56,762 due to website development for new website. (AutoParts4Less.com)

•   Operating Lease Cost decreased by $3,599 due to one less operating lease in 2021.

•   Personnel Costs increased by $228,831 due to temporary layoffs in the prior year’s quarter commencing March 2020 as a result of the Covid-19 pandemic.

•   General and Administrative in increased by $305,413 due to increases in investor relations costs as a result of the REG A subscription offering, professional fees due to reporting and business requirements, and stock based compensation on warrants issued this current quarter. Note for the three months ended July 31, 2020, the Company had reduced spending significantly due to the Covid 19 pandemic.

Other Income (Expense)

The following table shows our other income and expenses for the three months ended July 31, 2021 and 2020:

			Change
Other Income (Expense)	2021	2020	$	%
Gain (Loss) on Sale of Property and Equipment	$20,345	$464	19,881	4285%
Gain on Settlement of Debt	49,317	—	49,317	—
Gain (Loss) on Derivatives	(16,294)	506,979	(523,273)	(103%	)
Amortization of Debt Discount	(183,408)	(47,898)	(135,510)	283%
Interest Expense	(193,904)	(147,693)	(46,211)	31%
Total Other Income (Expense)	$(323,944)	$311,852	(635,796)	(204%	)

The higher loss on derivatives is a function of the market factors in the valuation of the derivative liability described in Note 10. Amortization expense and interest increased due to new notes this current quarter.

We had a net loss of $1,752,249 for three months ended July 31, 2021, compared to net income of $394,962 for three months ended July 31, 2021. The decrease in net income was mainly due to the gain on derivatives that occurred in the three months ended July 31, 2020 and the higher operating expenses, specifically marketing, investor relations and professional fees in the three months ended July 31, 2021.

Liquidity and Capital Resources

Management believes that we will continue to incur losses for the immediate future. Therefore, we will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited consolidated financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern. For the three months ended July 31, 2021, we have increased revenue and are working to achieve positive cash flows from operations.

As of July 31, 2021, we had a cash balance of $382,491, share subscription receivable of $4,195, inventory of $318,107 and $4,930,982 in current liabilities. At the current cash consumption rate, we will need to consider additional funding sources going forward. We are taking proactive measures to reduce operating expenses and drive growth in revenue.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

Capital Resources

The following table summarizes total current assets, liabilities and working capital (deficit) for the periods indicated:

	July 31, 2021	January 31, 2021
Current assets	$723,737	$715,083
Current liabilities	4,930,982	5,059,138
Working capital (deficits)	$(4,207,245)	$(4,344,055)

Net cash used in operations for the six months ended July 31, 2021 was $3,286,331 as compared to net cash used in operations of $160,227 for the six months ended July 31, 2020. Net cash used in investing activities for the six months ended July 31, 2021 was $9,940 as compared to cash flows provided in investing activities of $9,750 for the same period in 2020. Net cash provided by financing activities for the six months ended July 31, 2021 was $3,401,098 as compared to $109,643 for the six months ended July 31, 2020.

January 31, 2021 and January 31, 2020

Results of Operations For the Year Ended January 31, 2021 compared to the year ended January 31, 2020

The following table shows our results of operations for the years ended January 31, 2021 and 2020, The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

			Change
	2021	2020	$	%
Total Revenues	$8,171,355	$8,186,214	$(14,859)	0%
Gross Profit	1,460,628	1,911,025	(450,397)	(24%	)
Total Operating Expenses	3,602,462	3,764,289	(161,827)	(4%	)
Total Other Income (Expense)	3,329,010	(2,026,582)	5,355,592	264%
Net Income (Loss)	$1,187,176	$(3,879,846)	$5,067,022	131%

Revenue

The following table shows revenue split between proprietary and third party website revenue for the years ended January 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenue	$4,200,624	$3,246,351	$954,273	29%
Third party website revenue	3,970,731	4,939,863	(969,132)	(20%	)
Total Revenue	$8,171,355	$8,186,214	$(14,859)	0%

We had total revenue of $8,171,355 for the year ended January 31, 2021, compared to $8,186,214 for the year ended January 31, 2020. Sales decreased by $14,859. The decrease was due to orders received and paid for at year end that were unfulfilled due to supply chain issues because of supplier back-orders as a result of the Covid-19 pandemic.  The Company at January 31, 2021 had $687,786 of deferred revenue which represents orders received before January 31, 2021 but delivered after. This will be revenue that the Company recognizes in the first quarter ended April 30, 2021.  Also, the Company had $188,385 in customer deposits which represents orders received before January 31, 2021 but cancelled after. Again the cancellation were due to supplier back order issues. The impact of the supply chain issues represents approximately $876,000 in lost revenue to the Company this fiscal year. We do continue to grow our proprietary website revenues which increased by 29% offset by a reduction in third party website revenue by 20%.

Gross Profit

We had gross profit of $1,460,628 for the year ended January 31, 2021, compared to gross profit of $1,911,025 for the year ended January 31, 2020. Gross profit decreased by $450,397 because cost of revenue was higher due to the Company having to purchase goods at higher product costs from distributers rather than the usual manufacturers due to higher than anticipated demand which manufacturers were not able to meet. This was caused by the supply chain issues mentioned in the previous paragraph.

Operating Expenses

The following table shows our operating expenses for the years ended January 31, 2021 and 2020. Operating expenses decreased to $3,602,462 for the year ended January 31, 2021 from $3,764,289 for the year ended January 31, 2020:

			Change
	2021	2020	$	%
Operating expenses
Depreciation	$25,196	$34,832	$(9,636)	(28%	)
Postage, Shipping and Freight	498,370	453,088	45,282	10%
Marketing and Advertising	112,531	204,945	(92,414)	(45%	)
E Commerce Services, Commissions and Fees	887,274	763,182	124,092	16%
Operating Lease Cost	121,917	117,841	4,076	3%
Personnel Costs	1,128,652	1,274,894	(146,242)	(11%	)
General and Administrative	828,522	915,507	(86,985)	(10%	)
Total Operating Expenses	$3,602,462	$3,764,289	$(161,827)	(4%	)

•   Depreciation decreased by $9,636 due to asset disposals in 2021, thus a lower asset value is being depreciated.

•   Postage shipping and freight increased by $45,282 due to higher sales.

•   Marketing and advertising decreased by $92,414 due to lesser promotional efforts related to the pandemic.

•   E Commerce Services, Commissions and Fees increased by $124,092 due to higher sales.

•   Operating Lease Cost increased slightly by $4,076 or 3%.

•   Personnel Costs decreased by $146,242 due to staff reduction during the first few months of the pandemic.

•   General and Administrative decreased by $86,985 mainly due cost reductions during the pandemic. Large reductions in travel and general office expenses were offset by increases in professional fees, investor relations and marketing.

Other Income (Expense)

The following table shows our other income and expenses for the years ended January 31, 2021 and 2020:

			Change
	2021	2020	$	%
Other Income (Expense)
Gain (Loss) on Sale of Property and Equipment	$464	$16,295	$(15,831)	(97%	)
Gain (Loss) on Derivatives	(828,614)	(180,552)	(648,062)	359%
Gain on Settlement of Debt	5,060,704	67,623	4,993,081	7384%
Amortization of Debt Discount	(335,004)	(800,159)	465,155	(58%	)
Interest Expense	(568,540)	(1,129,789)	561,249	(50%	)
Total Other Income (Expense)	$3,329,010	$(2,026,582)	$5,355,592	264%

The results of the year ended January 31, 2021 resulted in other income of $ 3,329,010 vs other expense of 2,026,582 for the year ended January 31, 2020.  There were debt settlements and exchanges which resulted in the increase in gain on settlement of debt and lower interest expense. Fair value of derivatives was largely affected by the increase in the market price of our common stock during the current period as well as the significant reduction in convertible debt.

We had net income of $1,187,176 for the year ended January 31, 2021, compared to a net loss of $3,879,846 for the year ended January 31, 2020 due mainly to the gain on debt settlement and other factors mentioned above.

Liquidity and Capital Resources

As of January 31, 2021, we had cash and cash equivalents of $277,664 of cash, $323,411 of inventory and total current liabilities of $5,059,138. We had negative working capital of $4,344,055 as of January 31, 2021.

Net cash (used in) operations for the year ended January 31, 2021 was $(859,821) compared to $(1,154,311) for the year ended January 31, 2020.

Net cash provided from investing activities for the year ended January 31, 2021 was $9,750 compared to $109,080 for the year ended January 31, 2020.

Cash provided by financing activities for the year ended January 31, 2021 was $965,611 compared to $1,147,954 for the year ended January 31, 2020. In both years the cash provided from financing activities was from the net proceeds of notes payable and short term debt and in 2021 additionally the proceeds from the issuance of common shares and PPP loan.

As of April 30, 2021, the Company issued 1,097,250 shares for $2,194,500 as part of Regulation A filing. The company received $2,099,683 in cash proceeds with the remaining $94,817 recorded as share proceeds receivable.

We borrowed funds and/or sold stock for working capital.  These transactions are detailed in the section “Recent Sales of Unregistered Securities”.

Currently, we don’t have sufficient cash reserves to meet its contractual obligations and its ongoing monthly expenses, which we anticipate totaling approximately $4,000,000 over the next 12 months.  At present, absent additional financing, we estimate that we have sufficient cash and anticipated revenue to fully carry out our business plan for three months, after which we may need to scale back our business plan. Historically, revenues have not been sufficient to cover operating costs that would permit us to continue as a going concern. These conditions raise substantial doubt about our ability to continue as a going concern. We have been able to continue operating to date largely from loans made by its shareholders, other debt financings and sale of common stock.  We are currently looking at both short-term and more permanent financing opportunities, including debt or equity funding, bridge or short-term loans, and/or traditional bank funding, but we have not decided on any specific path moving forward.  Until we have raised sufficient funding to pay our ongoing expenses associated with being a public company, and we have sufficient funds to support our planned operations, we can provide no assurances that it will be able to meet its short and long-term liquidity needs, until necessary financing is secured.

We do not currently have any additional formal commitments or identified sources of additional capital from third parties or from our officers, director or significant shareholders. We can provide no assurance that additional financing will be available on favorable terms, if at all. If we are not able to raise the capital necessary to continue our business operations, we may be forced to abandon or curtail our business plan.

In the future, we may be required to seek additional capital by selling additional debt or equity securities, selling assets, if any, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Critical Accounting Policies

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue when control is transferred over the promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Because the Company’s sales agreements generally have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Disaggregation of Revenue: Channel Revenue

The following table shows revenue split between proprietary and third party website revenue for the years ended January 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenue	$4,200,624	$3,246,351	$954,273	29%
Third party website revenue	3,970,731	4,939,863	(969,132)	(20%	)
Total Revenue	$8,171,355	$8,186,214	$(14,859)	0%

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and obtained the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product. Shipping and handling amounts paid by customers are primarily for online orders and are included in revenue. Sales tax and other similar taxes are excluded from revenue.

Revenue is recorded net of provisions for discounts and promotion allowances, which are typically agreed to upfront with the customer and do not represent variable consideration. Discounts and promotional allowances vary the consideration the Company is entitled to in exchange for the sale of products to customers. The Company recognizes these discounts and promotional allowances in the same period that the revenue is recognized for products sales to customers. The amount of revenue recognized represents the amount that will not be subject to a significant future reversal of revenue. The customer pays the Company by credit card prior to delivery.

The Company offers a 30 day satisfaction guaranteed return policy however the customer must pay for the return shipment. The return must be previously authorized, cannot be either damaged or previously installed and must be in saleable condition. In the Company’s experience this amount is immaterial and therefore no provision has been recorded on the Company’s books. Any defective merchandise falls under the manufacturer’s limited warranty and is subject to the manufacturer’s inspection. The manufacturer has the option to repair or replace the item.

All sales to customers are generally final. However, the Company accepts returned product due to quality or issues relating to product description or incorrect product orders and in such instances the Company would replace the product or refund the customers funds The Company’s customers generally pre-pay for the products.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.  The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value derivative liabilities.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, advances and notes payable.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of January 31, 2021 and 2020, the Company’s derivative liabilities were measured at fair value using Level 3 inputs.  See Note 9.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of January 31, 2021:

	January 31, 2021	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities – embedded redemption feature	$213,741	$—	$—	$213,741
Totals	$213,741	$—	$—	$213,741

Derivative Liability

The derivative liabilities are valued as a level 3 input under the fair value hierarchy for valuing financial instruments. The derivatives arise from convertible debt where the debt and accrued interest is convertible into common stock at variable conversion prices and reclassification of equity instrument to liability due to insufficient shares for issuance. As the price of the common stock varies, it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date. When evaluating the effect of the issuance of new equity-linked or equity-settled instruments on previously issued instruments, the Company uses first-in, first-out method (“FIFO”) where authorized and unused shares would first be used to satisfy the earliest issued equity-linked instruments. As of January 31, 2021, warrants to purchase 0 common shares (583 shares before the reverse split of 2/25/2020 issued in July 2014 were not classified as derivative liability while the remaining warrants outstanding were classified as derivative liability based on the FIFO method.

The fair value of the derivative liability is determined using a lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, historical stock price volatility, the expected term, and both high risk and the risk-free interest rate. The most sensitive inputs to the model are for expected time for the holder to convert or be repaid and the estimated historical volatility of the Company’s common stock.  However, because the historical volatility of the Company’s common stock is so high, the sensitivity required to change the liability by 1% as of January 31, 2020 is greater than 25% change in historical volatility as of that date.  The other inputs, such as risk free rate, high yield cash rate and stock price all have a sensitivity for a 1% change in the input variable results in a significantly less than 1% change in the calculated derivative liability.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Executive Officers and Corporate Governance.

The following table lists the names and ages of the executive officers and director of the Company.  The director(s) will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name	Age	Position	Date First Appointed/ Elected To the Company
Timothy Armes	65	Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.	August 2011

Chris Davenport	51	President of Autoparts4less	October 2013

Timothy Armes: Mr. Armes has served as our Chairman/Chief Executive Officer/Chief Financial Officer/Secretary/Treasurer/ of The 4Less Group (formerly MedCareers Group, Inc.) since August 2011. From February 2011 to August 2011, Mr. Armes served as the Chief Operating Officer of the Company.  Since August 2011, Mr. Armes has served as the Chairman, Chief Executive Officer, President, Secretary and Treasurer of the Company. In 1992 Mr. Armes launched one of the first online job bulletin boards which eventually grew into jobs.com. As CEO of Jobs.com he raised over 100 million dollars and grew it into one of the top employment web sites before leaving the company in May of 2000. Mr. Armes began his career as an auditor for Ernst and Young and then as a real estate workout specialist with different firms in the mid 1980’s. Mr. Armes obtained a Bachelor of Business Administration degree in Accounting from the University of Texas in 1980 and passed the Certified Public Accountant exam.

Director Qualifications:

We believe that Mr. Armes is well qualified to serve as a Director of the Company because of his significant experience working with and building Nurses Lounge (which since November 2010 has been our wholly-owned operating subsidiary); his prior experience growing Jobs.com, and his financial and accounting background.

Christopher Davenport: Chris Davenport has served as President of our wholly owned subsidiary, Autoparts4Less, since October 2013. Mr. Davenport received his MBA from the University of California in September 2005 where he was recognized by his classmates as “the Most Innovative Thinker”. Before founding The 4Less Corp, Mr. Davenports’ previous business provided mobile dental services to the employees of the gaming corporations. These contracts covered the lives of several hundred thousand employees on the Las Vegas strip. Due to the nature of the mobile facilities, Mr. Davenport implemented several new technologies at the time such as: filmless radiography, virtual patient charts and VPN networks to make for seamless quality health care. Soon after, Mr. Davenport expanded his mobile dental company to the military where he won several multiyear, multi-million dollars medical/dental National Guard Medical Readiness contracts. Mr. Davenport has a proven history of implementing innovative technologies.

Corporate Governance

We promote accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

In lieu of an Audit Committee, our Board of Directors (currently consisting solely of Timothy Armes), is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of our financial statements and other services provided by our independent public accountants. The Board of Directors reviews our internal accounting controls, practices and policies.

Committees of the Board

We do not currently does not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. The Board of Directors believes that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the sole director.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have an independent board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act.

We believe that our sole director is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The sole director does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committee can be adequately performed by the sole director. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any director or officer of the Company:

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Meetings and Annual Meeting

During the fiscal year ended January 31, 2021, our Board of Directors (currently consisting solely of Timothy Armes) did not meet or hold any formal meetings.  We did not hold an annual meeting in the year ended January 31, 2021.  In the absence of formal board meetings, the Board conducted all of its business and approved all corporate actions during the fiscal year ended January 31, 2021 by the unanimous written consent of its sole director.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines.  In the event our operations, employees and/or directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

We do have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The sole director believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Chief Executive Officer, at the address appearing on the first page of this report.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer and Chief Financial Officer during the fiscal years ended January 31, 2021 and 2020.  We did not have any executive officers who received total compensation in excess of $100,000 during the fiscal years disclosed below, other than disclosed below.

Name and principal position (1)	Year	Salary*	Bonus	Stock Awards	Option Awards	All other compensation*	Total compensation

Timothy Armes	2021	$91,701	—	—	—	—	$91,701
CEO, President, Treasurer, Secretary and Director (1)	2020	$79,414	—	—	—	—	$79,414

Christopher Davenport	2021	$550,200	—	—	—	—	$550,200
President Autoparts4Less	2020	$277,500	—	—	—	—	$277,500

__________

*	Does not include any accruals not paid in cash or perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. The value of the Stock Awards and Option Awards in the table above, if any, was calculated based on the fair value of such securities calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(1)	No executive or director received any consideration, separate from the compensation they received as an executive officer, for service on the Board of Directors of the Company during the periods disclosed.

Grants of Plan-Based Awards.  None.

Outstanding Equity Awards at Fiscal Year End.  None.

Executive Employment Agreements. None

Potential Payments upon Termination or Change in Control

We do not have any contract, agreement, plan or arrangement with its named executive officers that provides for payments to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in our control, or a change in the named executive officer’s responsibilities following a change in control.

Retirement Plans

We do not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

Compensation of Directors

In the past, we have not instituted a policy of compensating non-management directors. However, we plans to use stock-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, we will consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill-level that we require.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information regarding the beneficial ownership of our voting common stock, as of September 15, 2021, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our officers and directors (provided that Mr. Armes currently serves as our sole director); and (iii) all of our officers and directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this filing are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table is based on 3,326,914 common shares issued and outstanding as of September 15, 2021.

COMMON STOCK

	Beneficial Owner	Address	Shares	Percent Ownership

Common Stock	Timothy Armes Chairman / CEO President, Secretary, CFO	106 W Mayflower, Las Vegas, Nevada 89030	45,002	1.58%

Common Stock	Chris Davenport Founder and President Autoparts4Less	106 W Mayflower, Las Vegas, Nevada 89030	—	0.00%

	All Officers and Directors as a Group (2 Persons)		45,002	1.58%

The following table is based on 0 shares of Series A Preferred Shares outstanding, 20,000 of Series B Preferred Shares outstanding, 7,250 shares of Series C Preferred Shares outstanding and 870 shares of Series D Preferred shares outstanding as of September 15, 2021.

PREFERRED STOCK

	Beneficial Owner	Address	Class	Shares	Percent Ownership

Preferred Stock	Timothy Armes Chairman / CEO President, Secretary, CFO	106 W Mayflower, Las Vegas, Nevada 89030	Pref A Pref B Pref C Pref D	0 1,000 100 120	0.00% 5.00% 1.38% 13.79%

Preferred Stock	Chris Davenport Founder and President of Autoparrts4Less	106 W Mayflower, Las Vegas, Nevada 89030	Pref A Pref B Pref C Pref D	0 17,100 6,075 675	0.00% 90.00% 83.80% 77.58%

	All Officers and Directors as a Group (2 Persons)		Pref A Pref B Pref C Pref D	0 18,100 6,175 795	0.00% 90.50% 85.18% 91.38%

	Greater than 5% Shareholders		Pref A Pref B Pref C Pref D	0 1,900 1,075 75	0.00% 9.50% 14.82% 8.62%

Certain Relationships and Related Transactions, and Director Independence.

As a result of the acquisition of the 4Less Corp in November 2018 and disposition of Nurses Lounge in December of 2018, Mr. Armes canceled 100 million shares (16,666 post-split) of his approximate 129,628,000 common shares he owned (21,604 post-split). Along with the cancellation of his common stock and a verbal agreement to stay on as our President, CEO and Chairman of the Board. Mr. Armes received 120 shares of Series D Preferred stock, maintained his 1,000 shares of Series B Preferred stock, received 100 Class C preferred shares (during the year ended January 31, 2021) and a payable to Mr. Armes representing $180,000 of deferred income of which a balance of $ 125,673 remains payable at January 31, 2021.

As part of the acquisition of the 4Less Corp., Christopher Davenport, the founder and president of The 4Less Corp, received 17,100 shares of Series B Preferred Stock representing approximately 89% of the 20,000 Series B Preferred stock outstanding, 6,075 shares of Series C Preferred stock outstanding which can be converted into approximately 60% of our outstanding common stock and 675 shares of Series D Preferred stock.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, director(s) and significant stockholders. However, we make it a practice of having our Board of Directors (currently consisting solely of Mr. Armes) approve and ratify all related party transactions. In connection with such approval and ratification, our Board of Directors takes into account several factors, including their fiduciary duties to us; the relationships of the related parties to us; the material facts underlying each transaction; the anticipated benefits to us and related costs associated with such benefits; whether comparable products or services are available; and the terms we could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, the Board of Directors will continue to approve any related party transaction based on the criteria set forth above.

Director Independence

We currently only have one director, Timothy Armes, who is not independent.  We have no current plans to appoint any independent directors.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming all 993,736 of shares of Common Stock are issued to the Selling Stockholders pursuant to Notices of Conversion. Consequently, as of the date of this prospectus, we may have outstanding an aggregate of up to 4,314,050 issued and outstanding shares of Common Stock if all shares of Common Stock registered herein were issued. Of these shares, the aggregate of 993,736 as being registered herein will be freely tradable without restriction or further registration under the Securities Act of 1933 if issued to the Selling Stockholders pursuant to the terms and conditions of the respective Securities Purchase Agreements for each Selling Stockholder, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

●	no restricted shares will be eligible for immediate sale on the date of this prospectus; and

●	the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Hammer Fiber at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in, and no disagreements with our accountants on accounting and financial disclosure.

OTHER INFORMATION

None.

INDEX TO FINANCIAL STATEMENTS

6 Month Period Ending July 31, 2021 (Unaudited)	F-2

Years Ended January 31, 2021 and January 31, 2020	F-23

THE 4LESS GROUP, INC.

Condensed Consolidated Balance Sheets

	July 31, 2021	January 31, 2021
	Unaudited	(*)
Assets
Current Assets
Cash and Cash Equivalents	$382,491	$277,664
Share Subscriptions Receivable	4,195	100,000
Inventory	318,107	323,411
Prepaid Expenses	10,881	11,859
Other Current Assets	8,063	2,149
Total Current Assets	723,737	715,083
Operating Lease Assets	295,819	344,413
Deferred Offering Costs	600,000	—
Property and Equipment, net of accumulated depreciation of $96,989, and $88,823	238,188	80,027

Total Assets	$1,857,744	$1,139,523

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$708,274	$869,765
Accrued Expenses	505,922	1,382,839
Accrued Expenses – Related Party	71,173	106,173
Customer Deposits	164,900	188,385
Deferred Revenue	298,711	687,766
Short-Term Debt	1,500,473	716,142
Current Operating Lease Liability	77,570	90,286
Short-Term Convertible Debt, net of debt discount of $484,665 and $309,317	639,860	336,683
Derivative Liabilities	415,177	213,741
PPP Loan-current portion	104,198	43,294
Current Portion – Long-Term Debt	444,724	424,064
Total Current Liabilities	4,930,982	5,059,138

Non-Current Lease Liability	211,195	244,049
PPP Loan -long term portion	105,249	166,153
Long-Term Debt	911,272	890,373

Total Liabilities	6,158,698	6,359,713

Commitments and Contingencies	—	—
Redeemable Preferred Stock
Series D Preferred Stock, $0.001 par value, 870 shares authorized, 870 and 870 shares issued and outstanding	870,000	870,000

Stockholders’ Deficit
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 20,000 shares issued and outstanding	20	20
Preferred Stock – Series C, $0.001 par value, 7,250 shares authorized, 7,250 and 7,250 shares issued and outstanding	7	7
Common Stock, $0.000001 par value, 15,000,000 shares authorized, 2,800,973 and 1,427,163 shares issued, issuable and outstanding	3	1
Additional Paid In Capital	17,530,799	14,291,759
Accumulated Deficit	(22,701,783)	(20,381,977)
Total Stockholders’ Deficit	(5,170,954)	(6,090,190)

Total Liabilities and Stockholders’ Deficit	$1,857,744	$1,139,523

*	Derived from audited information

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended July 31, 2021 and July 31, 2020

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2021	July 31, 2020	July 31, 2021	July 31, 2020

Revenue	$2,586,673	$2,927,209	$6,315,457	$4,927,280

Cost of Revenue	1,933,984	2,001,592	4,700,562	3,429,896

Gross Profit	652,689	925,617	1,614,895	1,497,384

Operating Expenses:
Depreciation	12,716	5,951	23,451	12,598
Postage, Shipping and Freight	142,562	151,755	335,749	264,893
Marketing and Advertising	659,290	5,782	1,267,324	23,850
E Commerce Services, Commissions and Fees	309,610	252,848	725,737	419,267
Operating lease cost	30,480	34,079	60,959	68,158
Personnel Costs	461,700	232,869	759,193	499,604
General and Administrative	464,636	159,223	1,113,145	334,865
Total Operating Expenses	2,080,994	842,507	4,285,558	1,623,235

Net Operating Income (Loss)	(1,428,305)	83,110	(2,670,663)	(125,851)

Other Income (Expense)
Gain (Loss) on Sale of Property and Equipment	20,345	464	20,345	464
Gain (Loss) on Derivatives	(16,294)	506,979	(12,107)	432,199
Gain on Settlement of Debt	49,317	—	963,366	2,172,646
Amortization of Debt Discount	(183,408)	(47,898)	(311,936)	(626,811)
Interest Expense	(193,904)	(147,693)	(308,811)	(270,787)
Total Other Income (Expense)	(323,944)	311,852	350,857	1,707,711

Net Income (Loss)	$(1,752,249)	$394,962	$(2,319,806)	$1,581,860

Basic Weighted Average Shares Outstanding;	2,614,311	763,214	2,282,792	660,668
Basic Income (Loss) per Share	$(0.67)	$0.52	$(1.02)	$2.39

Diluted Average Shares Outstanding;	2,614,311	51,179,725	2,282,792	51,077,179
Diluted Income (Loss) per Share	$(0.67)	$0.00	$(1.02)	$0.00

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the Six Months Ended July 31, 2021 and July 31, 2020

(Unaudited)

	Preferred Series A		Preferred Series B		Preferred Series C		Common Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 31, 2020	—	$—	20,000	$20	6,750	$7	538,464	$1	$13,449,336	$(21,569,153)	$(8,119,789)

Conversion of Notes Payable to Common Stock	—	—	—	—	—	—	82,361	—	3,399	—	3,399

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—	—	—	—	—	8,104	—	8,104

Exchange of Debt	—	—	—	—	250	—	—	—	9,105	—	9,105

Net Income	—	—	—	—	—	—	—	—	—	1,186,898	1,186,898

Balance at April 30, 2020	—	$—	20,000	$20	7,000	$7	620,825	$1	$13,469,944	$(20,382,255)	$(6,912,283)

Conversion of Notes Payable to Common Stock	—	—	—	—	—	—	284,187	—	7,656	—	7,656

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—	—	—	—	—	12,081	—	12,081

Net Income	—	—	—	—	—	—	—	—	—	394,962	394,962

Balance at July 31, 2020	—	$—	20,000	$20	7,000	$7	904,972	$1	$13,489,681	$(19,987,293)	$(6,497,584)

	Preferred Series A		Preferred Series B		Preferred Series C		Common Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 31, 2021	—	—	20,000	20	7,250	7	1,427,163	1	14,291,759	(20,381,977)	(6,090,190)

Common Stock Issued as Payment for Fees	—	—	—	—	—	—	50,000	—	107,500	—	107,500

Issuance of Common Stock as Part of REG A Subscription	—	—	—	—	—	—	1,097,250	1	2,194,499	—	2,194,500

Rounding	—	—	—	—	—	—	—	1	—	—	1

Net (Loss)	—	—	—	—	—	—	—	—	—	(567,557)	(567,557)

Balance at April 30, 2021	—	$—	20,000	$20	7,250	$7	2,574,413	$3	$16,593,758	$(20,949,534)	$(4,355,746)

Conversion of Notes Payable and Accrued Interest and Fees to Common Stock	—	—	—	—	—	—	30,000	—	59,100	—	59,100

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—	—	—	—	—	17,640	—	17,640

Issuance of shares	—	—	—	—	—	—	104,750	—	200,500	—	200,500

Relative fair value of equity issued with debt	—	—	—	—	—	—	91,810	—	59,801	—	59,801

Issuance of warrants	—	—	—	—	—	—	—	—	600,000	—	600,000

Net (Loss)	—	—	—	—	—	—	—	—	—	(1,752,249)	(1,752,249)

Balance at July 31, 2021	—	$—	20,000	$20	7,250	$7	2,800,973	$3	$17,530,799	$(22,701,783)	$(5,170,954)

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended July 31, 2021 and July 31, 2020

(Unaudited)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(2,319,806)	$1,581,860
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation	23,451	12,598
(Gain) loss in Fair Value on Derivative Liabilities	12,107	(432,199)
Amortization of Debt Discount	311,936	626,811
Loan Penalties Capitalized to Loan and Accrued Interest	28,000	3,394
Stock Based Payment of Consulting Fees and Shares	273,500	—
Gain on Sale of Property and Equipment	(20,345)	(464)
Gain on Settlement of Debt	(963,366)	(2,172,646)
Change in Operating Assets and Liabilities:
Decrease in Inventory	5,305	81,322
Decrease in Prepaid Rent and Expenses	4,001	20,870
(Increase) Decrease in Other Current Assets	(5,914)	2,271
Decrease in Accounts Payable	(156,368)	(115,251)
Increase (Decrease) in Accrued Expenses	(31,292)	231,207
Decrease in Accrued Expenses -Related Party	(35,000)	—
Decrease in Customer Deposits	(23,485)	—
Decrease in Deferred Revenue	(389,055)	—
CASH FLOWS (USED IN) OPERATING ACTIVITIES	(3,286,331)	(160,227)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds of Sales of Property and Equipment	25,060	9,750
Purchase of Property and Equipment	(35,000)	—
CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES	(9,940)	9,750

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Shares	2,324,805	—
Proceeds from Short Term Debt	1,000,000	205,000
Proceeds from Convertible Notes Payable	699,525	—
Payments on Short Term Debt	(313,009)	(302,913)
Proceeds from PPP Loan	—	209,447
Payments on Long Term Debt	(9,223)	(1,891)
Payments on Convertible Notes Payable	(301,000)	—
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	3,401,098	109,643

NET INCREASE IN CASH	104,827	(40,834)

CASH AT BEGINNING OF PERIOD	277,664	162,124

CASH AT END OF PERIOD	$382,491	$121,290

Supplemental Disclosure of Cash Flows Information:
Cash Paid for Interest	$132,085	$29,358
Convertible Notes Interest and Derivatives Converted to Common Stock	$76,740	$31,240
Short Term Debt and Interest Extinguished Through Issuance of Series C Preferred Stock	$—	$144,076
Convertible Notes and Interest Extinguished Through Issuance of Series C Preferred Stock	$—	$1,245,456
Fair Value of Instruments Issued With Debt	$487,284	$—
Issuance of Warrants to Deferred Offering Costs	$600,000	$—
Issuance of Common Shares for Share Subscription Receivable	$10,488	$—
Loans to acquire Fixed Assets	$151,327	$—

The Accompanying Notes are an Integral Part of these Unaudited Condensed Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business:

Nature of Business – The 4LESS Group, Inc., (the “Company”), was incorporated under the laws of the State of Nevada on December 5, 2007. The Company, under the name MedCareers Group, Inc. (“MCGI”) formally operated a website for nurses, nursing schools and nurses’ organizations designed for better communication between nurses and the nursing profession.

On November 29, 2018, the Company entered into a transaction (the “Share Exchange”), pursuant to which the Company acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4LESS”), in exchange for the issuance of (i) nineteen thousand (19,000) shares of Series B Preferred Stock, (ii) six thousand seven hundred fifty (6,750) shares of Series C Preferred Stock, and (iii) 870 shares of Series D Preferred Stock. The Series C Preferred Shares have a right to convert into common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The Share Exchange closed on November 29, 2018.  As a result of the Share Exchange, the former shareholders of 4LESS became the controlling shareholders of the Company. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein 4LESS is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amount in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the shares issued as a result of the reverse merger except otherwise noted.

4LESS was formed as Vegas Suspension & Offroad, LLC on October 24, 2013 as a Nevada limited liability company and converted to a Nevada corporation with the same name on May 8, 2017. On April 2, 2018, the Company changed its name to The 4LESS Corp. The Corporation had S Corporation status. The Corporation operates as an e-commerce auto and truck parts sales company. As a result of the share exchange, the 4LESS Group, Inc. is now a holding company operating through 4LESS and offers products including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks. On December 30, 2019 4LESS changed its name to Auto Parts 4Less, Inc.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these condensed financial statements.

Basis of Presentation:

The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim unaudited consolidated financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. Certain information and footnote disclosure normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC. The unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended January 31, 2021 and notes thereto contained in the Company’s Annual Report on Form 10-K filed on May 14, 2021.

Principles of Consolidation:

The condensed financial statements include the accounts of The 4LESS Group, Inc. as well as The Auto Parts 4Less, Inc., and JBJ Wholesale LLC. All significant inter-company transactions have been eliminated. All amounts are presented in U.S. Dollars unless otherwise stated.

Use of Estimates:

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.  The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value derivative liabilities.

Reclassifications

Certain amounts in the Company’s condensed consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Cash and Cash Equivalents:

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents. At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The carrying amount of cash and cash equivalents approximates fair market value.

Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Inventories are valued on a first-in, first-out (FIFO) basis. Inventory is comprised of finished goods.

Concentrations

Cost of Goods Sold

For the six months ended July 31, 2021 the Company purchased approximately 61% of its inventory and items available for sale from third parties from three vendors. As of July 31, 2021, the net amount due to the vendors included in accounts payable was $389,868. For the six months ended July 31, 2020 the Company purchased approximately 55% of its inventory and items available for sale from third parties from three vendors. As of July 31, 2020, the net amount due to those vendors included in accounts payable was $171,928. The Company believes there are numerous other suppliers that could be substituted should a supplier become unavailable or non-competitive.

Leases

We adopted ASU No. 2016-02—Leases (Topic 842), as amended, as of February 1, 2019, using the full retrospective approach. The full retrospective approach provides a method for recording existing leases at adoption and in comparative periods. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification.

In addition, we elected the hindsight practical expedient to determine the lease term for existing leases. Our election of the hindsight practical expedient resulted in the shortening of lease terms for certain existing leases and the useful lives of corresponding leasehold improvements. In our application of hindsight, we evaluated the performance of the leased stores and the associated markets in relation to our overall real estate strategies, which resulted in the determination that most renewal options would not be reasonably certain in determining the expected lease term.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments:

The Company’s financial instruments consist of cash, accounts payable, advances and notes payable. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of July 31, 2021:

	July 31, 2021	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities – embedded redemption feature	$415,177	$—	$—	$415,177
Totals	$415,177	$—	$—	$415,177

Related Party Transactions:

The Company has a verbal policy that includes procedures intended to ensure compliance with the related party provisions in common practice for public companies. For purposes of the policy, a “related party transaction” is a transaction in which the Company or any one of its subsidiaries participates and in which a related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Any transaction exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a director’s independence, must be approved by the CEO. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by Board of Directors, following appropriate disclosure of all material aspects of the transaction.

Derivative Liability

The derivative liabilities are valued as a level 3 input under the fair value hierarchy for valuing financial instruments. The derivatives arise from convertible debt where the debt and accrued interest is convertible into common stock at variable conversion prices and reclassification of equity instrument to liability due to insufficient shares for issuance. As the price of the common stock varies, it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date. When evaluating the effect of the issuance of new equity-linked or equity-settled instruments on previously issued instruments, the Company uses first-in, first-out method (“FIFO”) where authorized and unused shares would first be used to satisfy the earliest issued equity-linked instruments.

The fair value of the derivative liability is determined using a lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, historical stock price volatility, the expected term, and both high risk and the risk-free interest rate. The most sensitive inputs to the model are for expected time for the holder to convert or be repaid and the estimated historical volatility of the Company’s common stock.  However, because the historical volatility of the Company’s common stock is so high (see Note 10), the sensitivity required to change the liability by 1% as of July 31, 2021 is greater than 25% change in historical volatility as of that date.  The other inputs, such as risk free rate, high yield cash rate and stock price all have a sensitivity for a 1% change in the input variable results in a significantly less than 1% change in the calculated derivative liability.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue when control is transferred over the promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Because the Company’s sales agreements generally have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Disaggregation of Revenue: Channel Revenue

The following table shows revenue split between proprietary and third party website revenue for the six months ended July 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenue	$3,946,810	2,403,120	$1,543,690	64%
Third party website revenue	2,368,647	2,524,160	(155,513)	(6%	)
Total Revenue	$6,315,457	$4,927,280	$1,388,177	28%

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and obtained the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product. Shipping and handling amounts paid by customers are primarily for online orders, and are included in revenue. Sales tax and other similar taxes are excluded from revenue.

Stock-Based Compensation:

The Company accounts for stock options at fair value. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Earnings (Loss) Per Common Share:

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

Recently Issued Accounting Standards:

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The policy is effective for fiscal years, including interim periods, beginning after December 15, 2019. We adopted on February 1, 2020 and the adoption had no impact.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance on February 1, 2020 did not have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN AND FINANCIAL POSITION

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $22,701,783 as of July 31, 2021 and has a working capital deficit at July 31, 2021 of $4,207,245. As of July 31, 2021, the Company only had cash and cash equivalents of $382,491 and approximately $151,000 of short-term debt in default. The short-term debt agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. Our current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

Management’s plan is to raise additional funds in the form of debt or equity in order to (a) grow the business through building up brand awareness and developing and launching a potentially much larger auto parts e-commerce web site, autoparts4less.com while (b) continuing to fund losses until such time as revenues can sustain the Company. However, there is no assurance that management will be successful in being able to continue to obtain additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – PROPERTY

The Company capitalizes all property purchases over $1,000 and depreciates the assets on a straight-line basis over their useful lives of 3 years for computers and 7 years for all other assets. Property consists of the following at July 31, 2021 and January 31, 2021:

	July 31, 2021	January 31, 2021
Office furniture, fixtures and equipment	$85,413	$85,413
Shop equipment	43,004	43,004
Vehicles	206,760	40,433
Sub-total	335,177	168,850
Less: Accumulated depreciation	(96,989)	(88,823)
Total Property	$238,188	$80,027

Additions to fixed assets for the six months ended July 31, 2021 and were $186,327 with $35,000 paid in cash and $151,327 financed through vehicle loans. Additions to fixed assets were nil for the six months ended July 31, 2020.

For the three months ended July 31, 2021 , vehicles having a cost of $20,000 and a net book value of $4,715 was disposed of. Proceeds received of $25,060 and a gain on sale of property and equipment of $20,345 were recorded.

Office equipment having a cost of $9,750 and a net book value of $9,286 was disposed of during the quarter ended July 31, 2020. Proceeds received of $9,750 and a gain on sale of property and equipment of $464 were recorded.

Depreciation expense was $12,716 and $5,951 for the three months ended July 31, 2021 and July 31, 2020, respectively.

Depreciation expense was $23,451 and $12,598 for the six months ended July 31, 2021 and July 31, 2020, respectively

NOTE 4 – LEASES

We lease certain warehouses and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 17 years or more. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at July 31, 2021 and January 31, 2021.

Leases	Classification	July 31, 2021	January 31, 2021
Assets
Operating	Operating Lease Assets	$295,819	$344,413
Liabilities
Current
Operating	Current Operating Lease Liability	$77,570	$90,286
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	211,195	244,049
Total lease liabilities		$288,765	$334,335

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 8% based on the information available at commencement date in determining the present value of lease payments.

CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

Operating lease cost and rent was $30,480 and $34,079 for the three months ended July 31, 2021 and July 31, 2020, respectively.

Operating lease cost and rent was $60,959 and $68,158 for the six months ended July 31, 2021 and July 31, 2020, respectively.

NOTE 5 – CUSTOMER DEPOSITS

The Company receives payments from customers on orders prior to shipment. At July 31, 2021 the Company had received $164,900 (January 31, 2021- $188,385) in customer deposits for orders that were unfulfilled at July 31, 2021 and canceled subsequent to quarter end. The orders were unfulfilled at July 31, 2021 because of supply chain issues due to supplier back-orders because of the Covid-19 pandemic. The deposits were returned to the customers subsequent to July 31, 2021.

NOTE 6 – DEFERRED REVENUE

The Company receives payments from customers on orders prior to shipment. At July 31, 2021 the Company had received $298,711 (January 31, 2021- $687,766) in customer payments for orders that were unfulfilled at July 31, 2021 and delivered subsequent to July 31, 2021. The orders were unfulfilled at July 31, 2021 because of supply chain issues due to supplier back-orders because of the Covid-19 pandemic as well as processing and delivery timing.

NOTE 7 – PPP LOAN

On May 2, 2020 the Company entered into a Paycheck Protection Promissory (PPP) Note Agreement whereby the lender would advance proceeds of $209,447 at a fixed rate of 1% per annum and a May 2, 2022 maturity. The loan is repayable in monthly installments of $8,818 commencing September 2, 2021 and continuing on the second day of every month thereafter until maturity when any remaining principal and interest are due and payable. At July 31, 2021 the loan is classified as $104,198 current and $105,249 long-term. The Company used the proceeds of this loans for working capital and the Company intends to use these proceeds in a manner consistent with obtaining loan forgiveness. The Company has filed its forgiveness application and expects to have a response before the end of its third fiscal quarter.

NOTE 8 – SHORT-TERM AND LONG-TERM DEBT

The components of the Company’s debt as of July 31, 2021 and January 31, 2021 were as follows:

	July 31,		January 31,
	2021		2021
Loan dated October 8, 2019, and revised February 29, 2020 and November 10, 2010 repayable June 30, 2022 with an additional interest payment of $20,000(3)	$97,340	*	$102,168
SFS Funding Loan, original loan of $389,980 January 8, 2020, 24% interest, weekly payments of $6,006, maturing July 28, 2021(2)	3,615	*	161,227
Forklift Note Payable, original note of $20,433 September 26, 2018, 6.23% interest, 60 monthly payments of $394.54 ending August 2023(1)	10,255	#	12,269
Vehicle loan original loan of $93,239 February 16, 2021, 2.90% interest. 72 monthly payments of $1,414 beginning on April 2, 2021 and ending on March 2, 2027. Secured by vehicle having net book value of $90,685.	87,989	#	—
Vehicle loan original loan of $59,711 March 20,2021, 7.89% interest. 72 monthly payments of $1,048 beginning on May 4, 2021 and ending on April 4, 2027. Secured by vehicle having net book value of $84,371.	57,752	#	—
Working Capital Note Payable - $500,000, dated June 4, 2021, repayment of $12,789 per week until June 4, 2022, interest rate of approximately 31%(2,3)	448,539	*	—
Working Capital Note Payable - $500,000, dated June 4, 2021, repayment of $12,212 per week until June 4, 2022, interest rate of approximately 26%(2,3)	446,064	*	—
Demand loan - $5,000 dated February 1, 2020, 15% interest, 5% fee on outstanding balance	5,000	*	5,000
Demand loan - $2,500, dated March 8, 2019, 25% interest, 5% fee on outstanding balance	2,500	*	2,500
Demand loan - $65,500 dated February 27, 2019, 25% interest, 5% fee on outstanding balance. Secured by the general assets of the Company.	12,415	*	12,415
Promissory note - $60,000 dated September 18, 2020 maturing September 18, 2021, including $5,000 original issue discount, 15% compounded interest payable monthly	60,000	*	60,000
Promissory note - $425,000 dated August 28, 2020, including $50,000 original issue discount, 15% compounded interest payable monthly. This note matures when the Company receives proceeds through a financing event of $825,000 plus accrued interest on the note.(4)	425,000	*	425,000
Promissory note - $1,200,000 dated August 28, 2020, maturing August 28, 2022, 12% interest payable monthly with the first six months interest deferred until the 6th month and added to principal(5)	1,200,000	#	1,200,000
Promissory note - $50,000 dated August 31, 2020, maturing February 28, 2021, 10% interest payable accrued monthly payable at maturity Fully repaid at April 30, 2021	—		50,000
Total	$2,856,469		$2,030,579

	July 31,	January 31,
	2021	2021
Short-Term Debt	$1,500,473	$716,142
Current Portion Of Long-Term Debt	444,724	424,064
Long-Term Debt	911,272	890,373
	$2,856,469	$2,030,579

____________________

*	Short-term loans
#	Long-term loans of: $10,255 including current portion of $3,812
$ 87,989 including current portion $13,334
$ 57,752 including current portion $7,578
$1,200,000 including current portion of $420,000
(1)	Secured by equipment having a net book value of $10,921
(2)	The amounts due under the note are personally guaranteed by an officer or a director of the Company.
(3)	On November 10, 2020 the Company amended the agreement extending the maturity to June 30, 2022 from April 8, 2021 and changing monthly payments to $0 from $5,705 and interest rate from 13% to a $20,000 lump sum payable at maturity.
(3)	The Company has pledged a security interest on all accounts receivable and banks accounts of the Company.
(4)	Financing event would be a sale or issuance of assets, debt, shares or any means of raising capital. As the Company expects to enter into such a transaction within the calendar year this loan is treated as current.
(5)	Secured by all assets of the Company. Loan payable in 2 instalments, $445,200 payable August 28, 2021 and $826,800 payable August 28, 2022

NOTE 9 – SHORT-TERM CONVERTIBLE DEBT

The components of the Company’s debt as of July 31, 2021 and January 31, 2021 were as follows:

	Interest	Default Interest	Conversion	Outstanding Principal at
Maturity Date	Rate	Rate	Price	July 31, 2021	January 31, 2021
Nov 4, 2013(a)	12%	12%	$1,800,000	$100,000	$100,000
Jan 31, 2014(a)	12%	18%	$2,400,000	16,000	16,000
July 31, 2013(a)	12%	12%	$1,440,000	5,000	5,000
Jan 31, 2014(a)	12%	12%	$2,400,000	30,000	30,000
Oct. 12, 2021	12%	16%	(1)	28,000	230,000
Nov. 16, 2021	12%	16%	(1)	69,400	100,000
Nov. 23, 2021	12%	16%	(1)	66,000	165,000
July 7, 2022	12%	16%	(2)	231,000	—
July 12, 2022	12%	16%	$2.00	355,000	—
July 23, 2022	10%	22%	(2)	224,125	—
Sub-total				1,124,525	646,000
Debt Discount				(484,665)	(309,317)
				$639,860	$336,683

____________________

(a)	In default
(1)	Closing bid price on the day preceding the conversion date.
(2)	Closing bid price on the day preceding the conversion date in the event of default.

On July 7, 2021 the Company entered into a convertible note for $231,000 with a one year maturity, interest rate of 12%, the Company received $199,500 in cash proceeds, recorded an original issue discount of $21,000, a derivative discount of $39,261 related to a conversion feature, and transaction fees of $10,500. As part of the loan the Company issued 30,960 shares as a commitment fee and recognized $31,005 based on a relative fair value calculation as debt discount with a corresponding adjustment to paid-in capital. The discount is amortized over the term of the loan.

On July 12, 2021 the Company entered into a convertible note for $355,000 with a one year maturity, interest rate of 12%, the Company received $300,025 in cash proceeds, recorded an original issue discount of $35,500, a derivative discount of $171,250 related to a conversion feature, and transaction fees of $19,475. As part of the loan the Company issued 60,850 shares as a commitment fee and recognized $28,795 based on a relative fair value calculation as debt discount with a corresponding adjustment to paid-in capital. The discount is amortized over the term of the loan.

On July 20, 2021 the Company entered into a new convertible note for $224,125 with a one year maturity, interest rate of 10%, the Company received $200,000 in cash proceeds, recorded an original issue discount of $20,375, a derivative discount of $106,364 related to a conversion feature, and transaction fees of $3,750. The discount is amortized over the term of the loan.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that some instruments should be classified as liabilities due to there being a variable number of shares to be delivered upon settlement of the above conversion options. The instruments are measured at fair value at the end of each reporting period or termination of the instrument with the change in fair value recorded to earnings. The fair value of the embedded conversion option resulted in a discount to the note on the debt modification date. For the six months ended July 31, 2021 and 2020, the Company recorded amortization of debt discount expense of $311,936 and $626,811, respectively. For the three months ended July 31, 2021 and 2020, the Company recorded amortization of debt discount expense of $183,407 and $47,898, respectively.

During the three and six months ended July 31, 2021, the Company converted a total of $56,600 of the convertible notes and $3,500 of fees into 30,000 common shares.

During the three months ended July 31, 2021 and July 31, 2020 the Company added $nil and $3,394 in penalty interest to the loan, respectively. During the six months ended July 31, 2021 and July 31, 2020 the Company added $28,000 and $3,394 in penalty interest to the loan, respectively.

The Company had accrued interest payable of $210,124 and $240,713 on the notes at July 31, 2021 and January 31, 2021, respectively.

As of July 31, 2021, the Company had $151,000 of aggregate debt in default. The agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. The Company continues to accrue interest at the listed rates, and plans to seek their conversion or payoff within the next twelve months.

NOTE 10 – DERIVATIVE LIABILITIES

As of July 31, 2021 and January 31, 2021, the Company had derivative liabilities of $415,177 and $213,741, respectively. During the three months ended July 31, 2021 and 2020, the Company recorded a loss of $16,294 and a gain of $506,979, respectively, from the change in the fair value of derivative liabilities. During the six months ended July 31, 2021 and 2020, the Company recorded a loss of $12,107 and a gain of $432,199, respectively, from the change in the fair value of derivative liabilities. Any liabilities resulting from the warrants outstanding are immaterial.

The derivative liabilities are valued as a level 3 input for valuing financial instruments.

The following table presents changes in Level 3 liabilities measured at fair value for the three months ended July 31, 2021. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs.

Level 3
Derivatives
Balance, January 31, 2021	$213,741
Settlement due to Repayment of Debt	(109,914)
Changes due to Issuance of New Convertible Notes	316,883
Changes due to Conversion of Notes Payable	(17,640)
Mark to Market Change in Derivatives	12,107
Balance, July 31, 2021	$415,177

The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices which are linked to the trading and/or bid prices of the Company’s common stock as traded on the OTC market.

As the price of the common stock varies it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date.

The fair value of the derivative liability is determined using the lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liabilities and embedded conversion feature that are categorized within Level 3 of the fair value hierarchy as of July 31, 2021 is as follows:

Embedded Derivative Liability As of July 31, 2021
Strike price	$2.00 - $2.11
Contractual term (years)	0.25 - 0.97 years
Volatility (annual)	56.4% - 200.0%
High yield cash rate	24.90% - 29.42%
Underlying fair market value	$2.11
Risk-free rate	0.11% - 0.18%
Dividend yield (per share)	0%

NOTE 11 – STOCKHOLDERS’ DEFICIT

Preferred Stock:

The Series A Preferred Stock has an automatic forced conversion into common stock upon the completion of the repurchase or extinguishing of all “toxic” debt (notes having conversion features tied to the Company’s common stock), the extinguishing of all other existing dilutive debt or equity structures, and total recapitalization of the Company. As of both July 31, 2021, and January 31, 2021 the Company had 0 shares of Series A Preferred issued and outstanding and 330,000 authorized with a par value of $0.001 per share.

At both July 31, 2021 and January 31, 2021, there were 20,000 and 20,000 Series B preferred shares outstanding, respectively. The Series B Preferred Stock have voting rights equal to 51% of the total voting rights at any time. There are no conversion rights granted holders of Series B Preferred shares, they are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 20,000 Series B preferred shares authorized and issued of the Series B Preferred Stock with a par-value of $0.001 per share.

At both July 31, 2021 and January 31, 2021, there were 7,250 and 7,250 Series C preferred shares outstanding, respectively. The Series C Preferred Stock have the right to convert into the common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The holders of Series C Preferred shares are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 7,250 Series C preferred shares authorized and issued with a par-value of $0.001 per share. The Series C Preferred Stock shall eventually convert on December 31, 2024.

At both July 31, 2021 and January 31, 2021, there were 870 Series D preferred shares authorized and outstanding, respectively which with a par value $.001. All shares of Series D Preferred Stock will rank subordinate and junior to all shares of Series A, B and C of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary. These shares are non-voting, do not receive dividends and are redeemable according to the terms set out as follows:

OPTIONAL REDEMPTION.

(1)  At any time, either the Corporation or the holder may redeem for cash out of funds legally available therefor, any or all of the outstanding Series D Preferred Stock (“Optional Redemption”) at $1,000 per share.

(2)  Should the Corporation exercise the right of Optional Redemption it shall provide each holder of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section VI shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

(3)  Should the holder exercise the right of Optional Redemption it shall provide the Corporation with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). The Optional Redemption Notice shall state the value of the Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the holder to the Corporation at the address of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holder, and (B) the holder will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

The Series D Preferred Stock is not entitled to any pre-emptive or subscription rights in respect of any securities of the Corporation.

Neither the Company nor any Series D preferred stockholders has given notice to exercise the redemption as of July 31, 2021 on the date of the financial statements.

Because the holders of the Series D preferred stock have the right to demand cash redemption, the cumulative amount of the redemption feature is included in Temporary Equity as of July 31, 2021 and January 31, 2021.

Common Stock

The Company is authorized to issue 15,000,000 common shares at a par value of $0.000001 per share. These shares have full voting rights. The share capital has been retrospectively adjusted accordingly to reflect these reverse stock splits.  At July 31, 2021 and January 31, 2021 there were 2,800,973 and 1,427,163 shares outstanding and issuable, respectively.  No dividends were paid in the six months ended July 31, 2021 or 2020. The Company’s articles of incorporation include a provision that the Company is not allowed to issue fractional shares.

The Company issued the following shares of common stock in the six months ended July 31, 2021:

The Company issued 1,202,000 shares for $2,229,000. The company received $2,224,805 in cash proceeds with the remaining $4,195 recorded as share proceeds receivable. A lender converted $56,600 of convertible notes and $3,500 of fees into 30,000 common shares. The Company issued 50,000 shares with a fair value of $107,500 as payment for fees to a consultant. The Company issued 91,810 shares to lenders as commitment fee with a relative fair value of $59,801.

Options and Warrants:

The Company has no options outstanding as of July 31, 2021 or January 31, 2021.

The Company recorded option and warrant expense of $0 and $0 for the three and six months ended July 31, 2021 and 2020, respectively.

For the three and six months ended July 31 ,2021 the Company issued the following warrants:

In the three months ended July 31, 2021, the Company issued a warrant to Triton Funds LP (“Triton”) to acquire 300,000 shares of the Company’s common stock as part of the Common Stock Purchase Agreement with Triton which allows Triton to purchase shares of our common stock and which was included in the Registration Statement on Form S-1 the Company filed on August 5, 2021 and which went effective on August 18, 2021 (see Note 16). The table A below provides the significant estimates used that resulted in the Company determining the fair value of the warrant at $600,000, which has been recorded as of July 31, 2021 as a deferred offering cost. In the event that Triton requests purchases of the Company’s common stock that total less than $600,000, the deferred offering costs will be expenses as professional fees.

Table A

Expected volatility	2181%
Exercise price	$2.11
Stock price	$2.00
Expected life	3 years
Risk-free interest rate	0.37%
Dividend yield	0%

The Company issued no warrants in the three and six months ended July 31, 2020.

The Company had the following fully vested warrants outstanding at July 31,2021:

Issued To	# Warrants	Dated	Expire	Strike Price	Expired	Exercised
Lender	950,000	08/28/2020	08/28/2023	$0.40 per share	N	N
Broker	2,500	10/11/2020	10/11/2025	$4.50 per share	N	N
Broker	3,000	11/25/2020	11/25/2025	$3.00 per share	N	N
Triton	300,000	07/27/2021	07/27/2024	$2.11 per share	N	N

	Options	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at January 31, 2021	—	$—	955,500	$0.42
Granted	—	—	300,000	2.11
Exercised	—	—	—	—
Forfeited and canceled	—	—	—	—
Outstanding at July 31, 2021	—	$—	1,255,500	$0.73

NOTE 12 – RELATED PARTY TRANSACTIONS

As of July 31, 2021 and January 31, 2021, the Company had $71,173 and $106,173, respectively of related party accrued expenses related to accrued compensation for employees and consultants.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

On August 30, 2016, the Company entered into a 60-month lease agreement for its 3,554 sf warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month. This lease is with a shareholder.

On July 1, 2018, the Company entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month.

In October 2019 the Company entered into an operating lease for a vehicle with an annual cost of $9,067 and a three year term. The company paid initial fees of $17,744 and will pay fees on lease termination of $395. On a straight-line basis these costs amount to $1,259 per month.

Maturity of Lease Liabilities	Operating Leases
July 31 2022	$121,917
July 31, 2023	102,922
July 31, 2024	30,003
July 31, 2025	30,003
July 31, 2026	30,003
After July 31, 2026	10,002
Total lease payments	324,850
Less: Interest	(36,085)
Present value of lease liabilities	$288,765

The Company had total operating lease and rent expense of $30,480 and $34,079 for the three months ended July 31, 2021 and 2020 respectively. The Company had total operating lease and rent expense of $60,959 and $68,158 for the six months ended July 31, 2021 and 2020 respectively.

There is pending litigation initiated by the Company around the validity of a $100,000 note which the Company signed based upon representations of funding from the maker which were never received. The Company initiated litigation to dispute the note and the 1,692 shares that have been issued. There was no consideration for the issuance of the shares and the shares have been accounted for as if they were returned and cancelled although they have not been returned.

NOTE 14 – EARNINGS (LOSS) PER SHARE

The net income (loss) per common share amounts were determined as follows:

	For the Three Months Ended
	July 31,
	2021	2020
Numerator:
Net income (loss) available to common shareholders	$(1,752,249)	$394,962

Denominator:
Weighted average shares – basic	2,614,311	763,214

Net income (loss) per share – basic	$(0.67)	$0.52

Effect of common stock equivalents
Add: interest expense on convertible debt	9,397	132,142
Add: amortization of debt discount	183,407	47,898
Less: gain on settlement of debt on convertible notes	(49,317)	—
Add (Less): loss (gain) on change of derivative liabilities	16,294	(506,979)
Net income (loss) adjusted for common stock equivalents	(1,592,468)	68,023

Dilutive effect of common stock equivalents:
Convertible notes and accrued interest	—	48,036,434
Convertible Class C Preferred shares	—	2,380,076
Warrants (1)	—	1

Denominator:
Weighted average shares – diluted	2,614,311	51,179,725

Net income (loss) per share – diluted	$(0.67)	$0.00

The anti-dilutive shares of common stock equivalents for the three months ended July 31, 2021 and July 31, 2020 were as follows:

	For the Three Months Ended
	July 31,
	2021	2020

Convertible notes and accrued interest	632,535	—
Convertible Class C Preferred shares	7,366,086	—
Warrants	1,255,500	—
Total	9,254,121	—

The net income (loss) per common share amounts were determined as follows:

	For the Six Months Ended
	July 31,
	2021	2020
Numerator:
Net income (loss) available to common shareholders	$(2,319,806)	$1,581,860

Denominator:
Weighted average shares – basic	2,282,792	660,668

Net income (loss) per share – basic	$(1.02)	$2.39

Effect of common stock equivalents
Add: interest expense on convertible debt	15,949	235,682
Add: amortization of debt discount	308,811	626,811
Less: gain on settlement of debt on convertible notes	(963,366)	(1,947,372)
Add (Less): loss (gain) on change of derivative liabilities	12,107	(432,199)
Net income (loss) adjusted for common stock equivalents	(2,946,305)	64,782

Dilutive effect of common stock equivalents:
Convertible notes and accrued interest	—	48,036,434
Convertible Class C Preferred shares	—	2,380,076
Warrants	—	1

Denominator:
Weighted average shares – diluted	2,282,792	51,077,179

Net income (loss) per share – diluted	$(1.02)	$0.00

The anti-dilutive shares of common stock equivalents for the six months ended July 31, 2021 and July 31, 2020 were as follows:

	For the Six Months Ended
	July 31,
	2021	2020

Convertible notes and accrued interest	632,535	—
Convertible Class C Preferred shares	7,366,086	—
Warrants (1)	1,255,500	—
Total	9,254,121	—

NOTE 15 – GAIN ON SETTLEMENT OF DEBT

For the three months ended  July 31, 2021 the gain on settlement of debt of $49,317 (2020-$0) which resulted from the reduction in the derivative liability due to cash repayments on convertible debt.

For the six months ended July 31, 2021 the gain on settlement of debt of $963,366 consisted of a $853,452 gain that resulted from the settlement of accounts payable totaling $950,151 that was settled for $96,699, and a $109,914 gain that resulted from the reduction in the derivative liability due to cash repayments on convertible debt. For the three months ended July 31, 2020 the gain on settlement of debt of $2,172,646 consisted of a gain that resulted from the settlement of $1,070,035 in convertible notes, and $175,422 in accrued interest, as well as $122,000 in short-term debt and $22,076 in accrued interest, and the associated derivative liability of $792,218 all totaling $2,181,751 in exchange for 250 Class C shares having a fair-value of $9,105.

NOTE 16 – SUBSEQUENT EVENTS

Subsequent to quarter year end up to September 10, 2021:

•	a lender converted $76,500 in principal for 40,000 shares of common stock.

•	the Company issued 320,000 common shares for gross proceeds of $ 489,600 under a share purchase agreement with Triton (see below).

•	the Company issued 87,500 common shares for gross proceeds of $175,000.

•	the Company issued 15,480 common shares to a lender as compliance for piggy back registration requirements.

•	the Company issued 13,011 common shares to a broker as compensation.

On July 29, 2021, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Triton Triton Funds LP (“Triton”). The CSPA allows Triton to purchase up to $1 million of common stock of the Company, in tranches ranging between $25,000 and $500,000, as determined by Triton. The sales price for each tranche requires the company to price the sale of the shares at ninety percent (90%) of the lowest traded price of the common stock ten business days prior to the closing. On August 18, 2021, a registration statement filed on Form S-1 covering up to 600,000 shares went effective at which time the CSPA became effective. As part of the CSPA, the Company may not enter into any agreement with similar terms so long as the CSPA remains active, Triton is limited such that purchases of the CSPA may not cause Triton to have an ownership level greater than 9.99% of the Company’s issued and outstanding common stock and Triton may not engage in any short selling of the Company’s common stock. The company has issued 320,000 common shares for gross proceeds of $ 489,600 under this agreement.

On June 4, 2021 the Company’s shareholders consented to an amendment to the Articles of Incorporation of the Company wherein the name of the Company will be changed to “Auto Parts 4Less Group, Inc.”. The Company expects this name change to become effective in the third quarter of 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of The 4 Less Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The 4 Less Group, Inc. (the “Company”) as of January 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two years ended January 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two years ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 2, which includes management’s plans in regards to this uncertainty, the Company has a negative working capital of $4.3 million and an accumulated deficit of $20.4 million and stockholders’ deficit of $6.1 million as of and for the year ended January 31, 2021, and therefore there is substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description – Embedded Conversion Feature

The Company has numerous notes payable from prior years which were settled or converted, and several new notes in the current year with conversions rates that are determined by the closing bid price on the day preceding the conversion date.  This and other factors require the embedded conversion feature to be bifurcated and evaluated at each reporting period.  Calculations and accounting for the notes payable and embedded conversion features require management’s judgments related to initial and subsequent recognition of the debt and related conversions features, use of a valuation model, and determination of the appropriate inputs used in the selected valuation model.

Critical Audit Matter Determination

The embedded conversion features and resulting derivative liability is a highly complex area of accounting with significant impact on the liabilities, additional paid in capital and statement of operations of the Company.  It takes a high degree of training to understand and recognize the accounting implications of the conversion features and to understand the assumptions and impact of the specific assumptions on the valuation model used in the calculation of the derivative liability.

Critical Audit Matter Audit Procedures

Our audit procedures related to evaluating the Company’s accounting for the convertible note payables with embedded derivatives, warrants issued with the debt, accrued interest and the related derivative liability were as follows:

-	We read the various instruments, identified the embedded conversion feature, confirmed the amount of the outstanding debt, and recalculated the accrued interest.

-	We assessed the credentials and reputation of the outside firm retained by the Company who performed the calculation of the derivative liabilities.

-	We reviewed the assumptions used to calculate the derivative liabilities at the balance sheet date and various conversion and settlement dates and the related accounting entries.

-	We performed independent calculations on a test basis of specific derivatives to evaluate the model used in calculating the derivatives at various measurement dates.

Critical Audit Matter Relevant Financial Statement Disclosures

-

We read the Company’s disclosures related to the derivative liabilities and changes during the year as a result of mark to market, conversion of debt and settlement of debt activity to ensure the changes were properly accounted for and fully disclosed in the financial statements.

Critical Audit Matter Description – Going Concern

As discussed in both Note 2 to the consolidated financial statements and above, the Company has incurred significant losses since inception, and has an accumulated deficit of approximately $20.4 million and a working deficit of $4.3 million as of January 31, 2021.

Critical Audit Matter Determination

The following items were considered in determining that a going concern was a critical audit matter.

-	Significant losses and negative working capital and lack of liquidity

-	We also took into consideration the Company’s need to raise additional debt and equity financing over the next twelve months

Critical Audit Matter Audit Procedures

We reviewed the Company’s negative cash flows from operations

We noted the negative working capital and continued losses

We noted subsequent events and proceeds from the ongoing Tier II Regulation A offering proceeds received as of the date of our opinion

We compared subsequent funding from the Tier II Regulation A offering to the estimated cash flows required to continue operations for the year subsequent to the date of our report.

Critical Audit Matter Relevant Financial Statement Disclosures

We reviewed the completeness of the Company’s Going Concern footnote and the details of the Company’s plans to continue operations for the next twelve months and management’s disclosure as noted above that there is substantial doubt about the Company’s ability to continue as a going concern.

/s/ L J Soldinger Associates, LLC

We have served as the Company’s auditor since 2019.

Deer Park, Illinois

May 14, 2021

THE 4LESS GROUP, INC.

Consolidated Balance Sheets

January 31, 2021 and 2020

	January 31, 2021	January 31, 2020
Assets
Current Assets
Cash and Cash Equivalents	$277,664	$162,124
Share proceeds receivable	100,000	—
Inventory	323,411	371,896
Prepaid Expenses	11,859	8,106
Other Current Assets	2,149	1,059
Total Current Assets	715,083	543,185
Operating Lease Assets	344,413	483,193
Property and Equipment, net of accumulated depreciation of $88,823 and $64,091	80,027	114,509

Total Assets	$1,139,523	$1,140,887

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$869,765	$534,442
Accrued Expenses	1,382,839	1,709,797
Accrued Expenses – Related Party	106,173	155,750
Customer Deposits	188,385	—
Deferred Revenue	687,766	—
Short-Term Debt	716,142	609,491
Current Operating Lease Liability	90,286	101,984
Short-Term Convertible Debt, net of debt discount of $309,317 and $689,176	336,683	2,286,896
Derivative Liabilities	213,741	2,611,125
PPP Loan-current portion	43,294	—
Current Portion – Long-Term Debt	424,064	4,166
Total Current Liabilities	5,059,138	8,013,651

Non-Current Lease Liability	244,049	365,085
PPP Loan -long term portion	166,153	—
Long-Term Debt	890,373	11,940

Total Liabilities	6,359,713	8,390,676

Commitments and Contingencies
Redeemable Preferred Stock
Series D Preferred Stock, $0.001 par value, 870 shares authorized, 870 and 870 shares issued and outstanding	870,000	870,000

Stockholders’ Deficit
Preferred Stock – Series A, $0.001 par value, 330,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Preferred Stock – Series B, $0.001 par value, 20,000 shares authorized, 20,000 and 20,000 shares issued and outstanding	20	20
Preferred Stock – Series C, $0.001 par value, 7,250 shares authorized, 7,250 and 6,750 shares issued and outstanding	7	7
Common Stock, $0.000001 par value, 15,000,000 shares authorized, 1,427,163 and 538,464 shares issued, issuable and outstanding	1	1
Additional Paid In Capital	14,291,759	13,449,336
Accumulated Deficit	(20,381,977)	(21,569,153)
Total Stockholders’ Deficit	(6,090,190)	(8,119,789)

Total Liabilities and Stockholders’ Deficit	$1,139,523	$1,140,887

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Consolidated Statements of Operations

For the Years Ended January 31, 2021 and 2020

	2021	2020
Revenue,,net	$8,171,355	$8,186,214

Cost of Revenue	6,710,727	6,275,189

Gross Profit	1,460,628	1,911,025

Operating Expenses:
Depreciation	25,196	34,832
Postage, Shipping and Freight	498,370	453,088
Marketing and Advertising	112,531	204,945
E Commerce Services, Commissions and Fees	887,274	763,182
Operating lease cost	121,917	117,841
Personnel Costs	1,128,652	1,274,894
General and Administrative	828,522	915,507
Total Operating Expenses	3,602,462	3,764,289

Net Operating Loss	(2,141,834)	(1,853,264)

Other Income (Expense)
Gain (loss) on Sale of Property and Equipment	464	16,295
Gain (Loss) on Derivatives	(828,614)	(180,552)
Gain on Settlement of Debt	5,060,704	67,623
Amortization of Debt Discount	(335,004)	(800,159)
Interest Expense	(568,540)	(1,129,789)
Total Other Income (Expense)	3,329,010	(2,026,582)

Net Income (Loss)	$1,187,176	$(3,879,846)

Basic Weighted Average Shares Outstanding	1,084,324	86,542
Basic Income (Loss) per Share	$1.09	$(44.83)
Diluted Weighted Average Shares Outstanding	6,070,030	86,542
Diluted (Loss) per Share	$(0.37)	$(44.83)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Consolidated Statements of Shareholder’s Deficit

For the Years Ended January 31, 2021 and 2020

	Preferred Series A		Preferred Series B		Preferred Series C		Common Stock		Paid in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total

January 31, 2019	—	$—	20,000	$20	6,750	$7	151	$—	$11,694,325	$(17,689,307)	$(5,994,955)

Conversion of Notes Payable to Common Stock	—	—	—	—	—	—	536,613	1	992,443	—	992,444

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—	—	—	—	—	755,253	—	755,253

Common Stock Adjustments for Reverse Splits	—	—	—	—	—	—	1,700	—	7,315	—	7,315

Net (Loss)	—	—	—	—	—	—	—	—	—	(3,879,846)	(3,879,846)

January 31, 2020	—	$—	20,000	$20	6,750	$7	538,464	$1	$13,449,336	$(21,569,153)	$(8,119,789)

Conversion of Notes Payable and Accrued Interest to Common Stock	—	—	—	—	—	—	624,847	—	44,736	—	44,736

Derivative Liability Reclassified as Equity Upon Conversion of notes	—	—	—	—	—	—	—	—	20,185	—	20,185

Issuance of Class C Shares In Exchange of Debt	—	—	—	—	250	—	—	—	9,105	—	9,105

Issuance of Class C Shares to Repay Accrued Expenses Related Party	—	—	—	—	100	—	—	—	11,177	—	11,177

Issuance of Class C Shares as Part of Debt Settlement	—	—	—	—	150	—	—	—	20,290	—	20,290

Issuance of Common Shares in Reg A Offering	—	—	—	—	—	—	175,000	—	350,000	—	350,000

Issuance of Common Shares as fees for loans	—	—	—	—	—	—	43,852	—	35,060	—	35,060

Issuance of 5500 Warrants for Broker’s fees	—	—	—	—	—	—	—	—	13,470	—	13,470

Issuance of Common Shares to Repay Accrued Expenses Related Party	—	—	—	—	—	—	45,000	—	18,900	—	18,900

Issuance of 950,000 Warrants as Part of Debt Settlement	—	—	—	—	—	—	—	—	351,500	—	351,500

Legal costs of Reg A subscription	—	—	—	—	—	—	—	—	(32,000)	—	(32,000)

Net (Loss)	—	—	—	—	—	—	—	—	—	1,187,176	1,187,176

January 31, 2021	—	$—	20,000	$20	7,250	$7	1,427,163	$1	$14,291,759	$(20,381,977)	$(6,090,190)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Consolidated Statements of Cash Flows

For the Years Ended January 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$1,187,176	$(3,879,846)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation	25,196	34,832
Loss (Gain ) in Fair Value on Derivative Liabilities	828,614	180,552
Amortization of Debt Discount	335,004	800,159
Interest Expense related to Derivative Liability in Excess of Fair Value	—	96,981
Loan Penalties Capitalized to Loan	3,394	482,709
Original Issue Discount on Short-Term Convertible Notes Expensed to Interest	55,000	73,675
Stock Based Payment of Broker’s Fees	13,470	—
Gain on Settlement of Debt	(5,060,704)	(67,623)
Gain on sale of Property	(464)	(16,295)
Change in Operating Assets and Liabilities:
Decrease (Increase) in Inventory	48,484	(78,515)
Decrease (Increase) in Prepaid Rent and Expenses	2,743	89,394
(increase) Decrease in Other Current Assets	(1,091)	2,600
Increase in Accounts Payable	344,175	301,907
Increase (Decrease) in Accrued Expenses – Related Party	—	(24,250)
Increase in Accrued Expenses	483,031	849,409
Increase in Customer Deposits	188,385	—
Increase in Deferred Revenue	687,766	—
CASH FLOWS (USED IN) OPERATING ACTIVITIES	(859,821)	(1,154,311)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	—	(16,742)
Disposal of Property and Equipment	9,750	125,822
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	9,750	109,080

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Shares	250,000	—
Proceeds from Short Term Debt	635,000	1,549,980
Payments on Short Term Debt	(471,920)	(1,320,001)
Proceeds on PPP Loan	209,447	—
Payments on Long Term Debt	(3,837)	(40,275)
Payments on Accrued Expenses -Related Party	(19,500)	—
Legal Costs of Reg A Subscription	(32,000)	—
Proceeds from Convertible Notes Payable	432,750	958,250
Payments on Convertible Notes Payable	(34,329)	—
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	965,611	1,147,954

NET INCREASE IN CASH	115,540	102,723

CASH AT BEGINNING OF PERIOD	162,124	59,401

CASH AT END OF PERIOD	$277,664	$162,124

Supplemental Disclosure of Cash Flows Information:
Cash Paid for Interest	$74,244	$89,934
Operating Lease Liability to Operating Lease Asset	$—	$89,942
Accrued Interest Transferred to Note Balances	$—	$55,168
Derivative Debt Discount	$264,487	$1,077,844
Convertible Notes Interest and Derivatives Converted to Common Stock	$64,921	$1,770,048
Stock Issued to Related Party in Payment of Accrued Expenses	$30,077	$—
Issuance of Common Shares for Subscription Receivable	$100,000	$—
Original Issue Discount	$52,000	$—
Allocated Value of Common Shares Issued As Fees for Loans	$35,060	$—
Operating Lease Asset to Operating Lease Liability	$39,494	$—

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

THE 4LESS GROUP, INC.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Note 1 – Description of Business and Summary of Significant Accounting Policies

Nature of Business – The 4LESS Group, Inc., (the “Company”), was incorporated under the laws of the State of Nevada on December 5, 2007. The Company, under the name MedCareers Group, Inc. (“MCGI” ) formally operated a website for nurses, nursing schools and nurses’ organizations designed for better communication between nurses and the nursing profession.

On November 29, 2018, the Company entered into a transaction (the “Share Exchange”), pursuant to which the Company acquired 100% of the issued and outstanding equity securities of The 4LESS Corp. (“4LESS”), in exchange for the issuance of (i) nineteen thousand (19,000) shares of Series B Preferred Stock, (ii) six thousand seven hundred fifty (6,750) shares of Series C Preferred Stock, and (iii) 870 shares of Series D Preferred Stock. The Series C Preferred Shares have a right to convert into common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The Share Exchange closed on November 29, 2018.  As a result of the Share Exchange, the former shareholders of 4LESS became the controlling shareholders of the Company. The Share Exchange was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein 4LESS is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amount in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization in accordance with the shares issued as a result of the reverse merger except otherwise noted.

4LESS was formed as Vegas Suspension & Offroad, LLC on October 24, 2013 as a Nevada limited liability company and converted to a Nevada corporation with the same name on May 8, 2017. On April 2, 2018, the Company changed its name to The 4LESS Corp. The Corporation had S Corporation status. The Corporation operates as an e-commerce auto and truck parts sales company. As a result of the share exchange, the Company is now a holding company operating through 4LESS and offers products including exhaust systems, suspension systems, wheels, tires, stereo systems, truck bed covers, and shocks. On December 30, 2019 4LESS changed its name to Auto Parts 4Less, Inc.

Significant Accounting Policies

The Company’s management selects accounting principles generally accepted in the United States of America (“U.S. GAAP”) and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

Basis of Presentation

The Company prepares its financial statements on the accrual basis of accounting in conformity with U.S. GAAP.

Principles of Consolidation

The financial statements include the accounts of The 4LESS Group, Inc. as well as Auto Parts 4Less, Inc. (formerly The 4LESS Corp.) and JBJ Wholesale LLC.  All significant inter-company transactions have been eliminated.  All amounts are presented in U.S. Dollars unless otherwise stated.

Use of Estimates

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.  The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value derivative liabilities.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  The carrying amount of cash and cash equivalents approximates fair market value.

Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Inventories are valued on a first-in, first-out (FIFO) basis. Inventory is comprised of finished goods.

Concentrations

Cost of Goods Sold

For the year ended January 31, 2021 the Company purchased approximately 57% of its inventory and items available for sale from third parties from three vendors. As of January 31, 2021, the net amount due to the vendors included in accounts payable was $599,072.  For the year ended January 31, 2020, the Company purchased approximately 59% of its inventory and items available for sale from third parties from three third-party vendors. As of January 31, 2020, the net amount due to these vendors included in accounts payable was $369,592. The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

Leases

We adopted ASU No. 2016-02—Leases (Topic 842), as amended, as of February 1, 2019, using the full retrospective approach. The full retrospective approach provides a method for recording existing leases at adoption and in comparative periods. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification.

In addition, we elected the hindsight practical expedient to determine the lease term for existing leases. Our election of the hindsight practical expedient resulted in the shortening of lease terms for certain existing leases and the useful lives of corresponding leasehold improvements. In our application of hindsight, we evaluated the performance of the leased stores and the associated markets in relation to our overall real estate strategies, which resulted in the determination that most renewal options would not be reasonably certain in determining the expected lease term.

Adoption of the new standard resulted in the recording of additional net lease assets and lease liabilities of $454,087 and $454,087 respectively, as of February 1, 2019. The standard did not materially impact our consolidated net earnings, retained earnings and had no impact on cash flows

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law. ASC 740, Accounting for Income Taxes requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. The Company’s gross deferred tax assets were revalued based on the reduction in the federal statutory tax rate from 35% to 21%. A corresponding offset has been made to the valuation allowance, and any potential other taxes arising due to the Tax Act will result in reductions to the Company’s net operating loss carryforward and valuation allowance. The Company will continue to analyze the Tax Act to assess its full effects on the Company’s financial results, including disclosures, for the Company’s fiscal year ending January 31, 2021, but the Company does not expect the Tax Act to have a material impact on the Company’s consolidated financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, advances and notes payable.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of January 31, 2021 and 2020, the Company’s derivative liabilities were measured at fair value using Level 3 inputs.  See Note 10.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of January 31, 2021and January 31, 2020:

	January 31, 2021	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities – embedded redemption feature	$213,741	$—	$—	$213,741
Totals	$213,741	$—	$—	$213,741

	January 31, 2020	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative Liabilities – embedded redemption feature	$2,611,125	$—	$—	$2,611,125
Totals	$2,611,125	$—	$—	$2,611,125

Related Party Transactions

The Company has a verbal policy that includes procedures intended to ensure compliance with the related party provisions in common practice for public companies. For purposes of the policy, a “related party transaction” is a transaction in which the Company or any one of its subsidiaries participates and in which a related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Any transaction exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a director’s independence, must be approved by the CEO. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by Board of Directors, following appropriate disclosure of all material aspects of the transaction.

Derivative Liability

The derivative liabilities are valued as a level 3 input under the fair value hierarchy for valuing financial instruments. The derivatives arise from convertible debt where the debt and accrued interest is convertible into common stock at variable conversion prices and reclassification of equity instrument to liability due to insufficient shares for issuance. As the price of the common stock varies, it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date. When evaluating the effect of the issuance of new equity-linked or equity-settled instruments on previously issued instruments, the Company uses first-in, first-out method (“FIFO”) where authorized and unused shares would first be used to satisfy the earliest issued equity-linked instruments.

The fair value of the derivative liability is determined using a lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, historical stock price volatility, the expected term, and both high risk and the risk-free interest rate. The most sensitive inputs to the model are for expected time for the holder to convert or be repaid and the estimated historical volatility of the Company’s common stock.  However, because the historical volatility of the Company’s common stock is so high (see Note 10), the sensitivity required to change the liability by 1% as of January 31, 2021 is greater than 25% change in historical volatility as of that date.  The other inputs, such as risk free rate, high yield cash rate and stock price all have a sensitivity for a 1% change in the input variable results in a significantly less than 1% change in the calculated derivative liability.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue when control is transferred over the promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Because the Company’s sales agreements generally have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Disaggregation of Revenue: Channel Revenue

The following table shows revenue split between proprietary and third party website revenue for the years ended January 31, 2021 and 2020:

			Change
	2021	2020	$	%
Proprietary website revenue	$4,200,624	$3,246,351	$954,273	29%
Third party website revenue	3,970,731	4,939,863	(969,132)	(20%	)
Total Revenue	$8,171,355	$8,186,214	$(14,859)	0%

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and obtained the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product. Shipping and handling amounts paid by customers are primarily for online orders and are included in revenue. Sales tax and other similar taxes are excluded from revenue.

Revenue is recorded net of provisions for discounts and promotion allowances, which are typically agreed to upfront with the customer and do not represent variable consideration. Discounts and promotional allowances vary the consideration the Company is entitled to in exchange for the sale of products to customers. The Company recognizes these discounts and promotional allowances in the same period that the revenue is recognized for products sales to customers. The amount of revenue recognized represents the amount that will not be subject to a significant future reversal of revenue. The customer pays the Company by credit card prior to delivery.

The Company offers a 30 day satisfaction guaranteed return policy however the customer must pay for the return shipment. The return must be previously authorized, cannot be either damaged or previously installed and must be in saleable condition. In the Company’s experience this amount is immaterial and therefore no provision has been recorded on the Company’s books. Any defective merchandise falls under the manufacturer’s limited warranty and is subject to the manufacturer’s inspection. The manufacturer has the option to repair or replace the item.

Stock-Based Compensation

The Company accounts for stock options at fair value. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Earnings (Loss) per Common Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options and/or warrants. Diluted EPS excluded all dilutive potential shares if their effect is anti-dilutive.

Basic loss per common share is computed based on the weighted average number of shares outstanding during the period. Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

Recently Issued Accounting Standards

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The policy is effective for fiscal years, including interim periods, beginning after December 15, 2019. We adopted on February 1, 2020 and the adoption had no impact.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance on February 1, 2020 did not have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

There were various other accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

NOTE 2 – GOING CONCERN AND FINANCIAL POSITION

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $20,381,977 as of January 31, 2021 and has a working capital deficit at January 31, 2021 of $4,344,055. As of January 31, 2021, the Company only had cash and cash equivalents of $277,664 and approximately $151,000 of short-term debt in default. The short-term debt agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. While the Company has continued to grow its revenues, at this time, the three months ended July 31, 2020 was only the first quarter the Company was able to achieve profitability from operations prior to interest and other expenses.  While the Company believes it will continue to build on the results achieved in that quarter, our current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

Management’s plan is to raise additional funds in the form of debt or equity in order to continue to fund losses until such time as revenues can sustain the Company. However, there is no assurance that management will be successful in being able to continue to obtain additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – PROPERTY

The Company capitalizes all property purchases over $1,000 and depreciates the assets on a straight-line basis over their useful lives of 3 years for computers and 7 years for all other assets. Property consists of the following at January 31, 2021 and 2020:

	2021	2020
Office furniture, fixtures and equipment	$85,413	$95,163
Shop equipment	43,004	43,004
Vehicles	40,433	40,433
Sub-total	168,850	178,600
Less: Accumulated depreciation	(88,823)	(64,091)
Total Property	$80,027	$114,509

Additions to fixed assets were $0 and $16,742 for the years ended January 31, 2021 and January 2020, respectively.

Office equipment having a cost of $9,750 and a net book value of $9,286 was disposed of during the year ended January 31, 2021. Proceeds received of $9,750 and a gain on sale of property and equipment of $464 were recorded.

During the year ended January 31, 2020 the company disposed of property having a cost of $144,662 and a net book value of $109,527 for proceeds of $125,822. The company recorded a gain on sale of property and equipment of $16,295.

Depreciation expense was $25,196 and $34,832 for the twelve months ended January 31, 2021 and January 2020, respectively.

NOTE 4 – LEASES

We lease certain warehouses, vehicles and office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. For lease agreements entered into or reassessed after the adoption of Topic 842, we did not combine lease and non-lease components.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 17 years or more. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

Below is a summary of our lease assets and liabilities at January 31, 2021 and January 31, 2020.

Leases	Classification	January 31, 2021	January 31, 2020
Assets
Operating	Operating Lease Assets	$344,413	$483,193
Liabilities
Current
Operating	Current Operating Lease Liability	$90,286	$101,984
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	244,049	365,085
Total lease liabilities		$334,335	$467,069

Note: As most of our leases do not provide an implicit rate, we use our incremental borrowing rate of 8% based on the information available at commencement date in determining the present value of lease payments. We compare against loans we obtain to acquire physical assets and not loans we obtain for financing. The loans we obtain for financing are generally at significantly higher rates and we believe that physical space or vehicle rental agreements are in line with physical asset financing agreements. CAM charges were not included in operating lease expense and were expensed in general and administrative expenses as incurred.

Effective February 29 ,2020 the Company and landlord terminated the September 2019 lease with an annual rent of $15,480, a 3 year term an 1 year renewal. There were no costs associated with the termination. The Company eliminated the operating lease asset and operating lease liability at termination which was $45,032. (see Note 13)

Operating lease cost was $121,917 and $117,841 for both the twelve months ended January 31, 2021 and January 31, 2020, respectively.

NOTE 5 – CUSTOMER DEPOSITS

The Company receives payments from customers on orders prior to shipment. At January 31, 2021 the Company had received $188,385 (January 31, 2020- $0) in customer deposits for orders that were unfulfilled at January 31, 2021and canceled subsequent to year end. The orders were unfulfilled at January 31, 2021 because of supply chain issues due to supplier back-orders because of the Covid-19 pandemic. The deposits were returned to the customers subsequent to January 31, 2021.

NOTE 6 – DEFERRED REVENUE

The Company receives payments from customers on orders prior to shipment. At January 31, 2021 the Company had received $687,766 (January 31, 2020- $0) in customer payments for orders that were unfulfilled at January 31, 2021 and delivered subsequent to year end. The orders were unfulfilled at January 31, 2021 because of supply chain issues due to supplier back-orders because of the Covid-19 pandemic.

NOTE 7 – PPP LOAN

On May 2, 2020 the Company entered into a Paycheck Protection Promissory (PPP) Note Agreement whereby the lender would advance proceeds of $209,447 at a fixed rate of 1% per annum and an August 2, 2023 maturity. The loan is repayable in monthly instalments of $8,818 commencing September 2, 2021 and continuing on the second day of every month thereafter until maturity when any remaining principal and interest are due and payable. At January 31, 2021 the loan is classified as $43,294 current and $166,153 long-term. The Company used the proceeds of this loans for working capital and the Company intends to use these proceeds in a manner consistent with obtaining loan forgiveness.

NOTE 8 – SHORT-TERM AND LONG-TERM DEBT

The components of the Company’s short-term and long term debt as of January 31, 2021 and 2020 were as follows:

	January 31, 2021		January 31, 2020
Working Capital Note Payable - $ 200,000 dated October 25, 2019, repayment of 10% of all eBay sales proceeds until paid in full, minimum payment of $20,417, fees of $4,173 effective interest rate of 7%(4), maturing January 25, 2020(4) , repaid in full February 5, 2020	$—		$6,978
Loan dated October 8, 2019, and revised February 29, 2020 and November 10, 2020 repayable June 30, 2022 with an additional interest payment of $20,000(2)	102,168	#	63,635
Loan dated October 14, 2019, repayable in average monthly installments of $11,200, maturing April 14, 2020, interest and fees $7,200, effective interest 35.50% per annum(4)(5) repaid in full at maturity	—		30,000
SFS Funding Loan, original loan of $389,980 January 8, 2020, 24% interest, weekly payments of $6,006, maturing April 7, 2021(5)	161,227	*	371,963
Forklift Note Payable, original note of $20,433 Sept 26, 2018, 6.23% interest, 60 monthly payments of $394.54 ending August 2023(1)	12,269	#	16,106
Demand loan - $122,000 dated August 19, 2019 25% interest, 5% fee on outstanding balance(4)(6)	—		122,000
Demand loan - $5,000 dated February 1, 2020, 15% interest, 5% fee on outstanding balance	5,000	*	—
Demand loan - $2,500, dated March 8, 2019, 25% interest, 5% fee on outstanding balance	2,500	*	2,500
Demand loan - $65,500 dated February 27, 2019, 25% interest, 5% fee on outstanding balance, Secured by the general assets of the Company	12,415	*	12,415
Promissory note -$60,000 dated September 18, 2020 maturing September 18, 2021, including $5,000 original issue discount, 15% compounded interest payable monthly	60,000	*	—
Promissory note -$425,000 dated August 28, 2020, including $50,000 original issue discount, 15% compounded interest payable monthly. The notes matures when the Company receives proceeds through a financing event of $850,000 plus accrued interest on the note.(7)	425,000	*	—
Promissory note -$1,200,000 dated August 28, 2020, maturing August 28, 2022, 12% interest payable monthly with the first six months interest deferred until the 6th month and added to principal .(8)	1,200,000	#	—
Promissory note -$50,000 dated August 31, 2020, maturing February 28, 2021, 10% interest payable at maturity	50,000	*	—
Total	$2,030,579		$625,597

	January 31, 2021	January 31, 2020
Short-Term Debt	$716,142	$609,491
Current Portion of Long-Term Debt	424,064	4,166
Long-Term Debt	890,373	11,940
	$2,030,579	$625,597

__________

*	Short-term loans.
#	Long-term loans of $12,269 including current portion of $4,064.
$102,168 including current portion of $0.
$1,200,000 including current portion of $420,000.
(1)	Secured by equipment having a net book value of $15,293 and $12,379 at January 31, 2021 and 2020, respectively.
(2)

On November 10, 2020 the Company amended the agreement extending the maturity to June 30, 2022 from April 8, 2021 and changing monthly payments to $0 from $5,705 and interest rate from 13% to a $20,000 lump sum payable at maturity.

(3)	The Company has pledged a security interest on all accounts receivable and banks accounts of the Company.
(4)	The Company has pledged a security interest on all assets of the Company.
(5)	The amounts due under the note are personally guaranteed by an officer or a director of the Company.
(6)	On February 26, 2020 the lender exchanged the $122,000 note along with $22,076 of accrued interest as part of a larger debt exchange transaction as described in Note 9.
(7)

Financing event would be a sale or issuance of assets, debt, shares or any means of raising capital. As the Company has reached this milestone this loan is treated as current. This note is secured by all the assets of the Company.

(8)	Secured by all assets of the Company. Loan including accrued interest payable in 2 installments, $445,200 payable August 28, 2021 and $826,800 payable August 28, 2022.

The following are the minimum amounts due on the notes as of January 31, 2021:

Year Ended	Amount
Jan 31, 2022	$1,140,206
Jan 31, 2023	886,165
Jan 31, 2024	4,208
Total	$2,030,579

NOTE 9 – SHORT-TERM CONVERTIBLE DEBT

The components of the Company’s convertible debt as of January 31, 2021 and 2020 were as follows:

	Interest	Default Interest	Conversion	Outstanding Principal at
Maturity Date	Rate	Rate	Price	January 31, 2021	January 31, 2020
Nov 4, 2013*	12%	12%	$1,800,000	$100,000	$100,000
Jan 31, 2014*	12%	18%	$2,400,000	16,000	16,000
Apr 24, 2020*(ii) Y	12%	24%	(3)	—	69,730
July 31, 2013*	12%	12%	$1,440,000	5,000	5,000
Jan 31, 2014*	12%	12%	$2,400,000	30,000	30,000
Dec 24, 2015*(v)	8%	24%	(1)	—	5,000
Feb 3, 2017*(ii)(iv) Y	8%	24%	(4)	—	2,500
Mar 3, 2017*(ii)(iv)	8%	24%	(5)	—	—
Mar 3, 2017*(ii)(iv) Y	8%	24%	(5)	—	33,000
Mar 24, 2017*(ii)(iv) Y	8%	24%	(5)	—	27,500
Apr 24, 2020*(ii)(iv)(vi) Y	12%	24%	(3)	—	517,787
July 8, 2015*(v)	8%	24%	(1)	—	5,500
Apr 24, 2020(ii)(iv)(vi)X	8%	24%	(3)	—	4,500
Apr 24, 2020 X	8%	24%	(3)	—	23,297
Apr 24, 2020 X	8%	24%	(3)	—	7,703
Apr 24, 2020 X	8%	24%	(3)	—	26,500
July 19, 2016*(v)	8%	24%	(1)	—	5,000
Mar 23, 2019*(ii)(iv)(vi)X	15%	24%	(3)	—	4,444
Feb 20, 2019*(ix)X	10%	10%	(6)	—	343,047
Jun 6, 2019*(viii)X	12%	18%	(7)	—	43,577
Oct 24, 2019*(ii)(iv) Y	8%	24%	(5)	—	45,595
Nov 14, 2019*(ii)(iv) Y	8%	24%	(5)	—	86,625
Dec 14, 2019*(ii)(iv) Y	8%	24%	(5)	—	143,000
Dec 28, 2019*(i)(iv)(vi) Y	12%	18%	(6)	—	133,333
Jan 9, 2020*(ii)(iv) Y	8%	24%	(2)	—	68,750
March 1, 2020*(x)Z	10%	15%	(8)	—	40,939
March 14, 2020(iv)(vi)X	15%	24%	(9)	—	44,967
April 3, 2020*(iv) Y	8%	24%	(2)	—	172,148
April 12, 2020*(xi) Y	10%	24%	(3)	—	185,130
May 13, 2020(iv)(vi)X	15%	24%	(9)	—	55,000
May 14, 2020*(iv)(vi) Y	8%	24%	(2)	—	52,500
May 24, 2020(iv)(vi)X	15%	24%	(9)	—	40,000
June 11, 2020(iv)(vi)X	15%	24%	(9)	—	85,000
June 26, 2020*(iv)(vi) Y	15%	24%	(9)	—	76,000
July 11, 2020(iv)(vii)X	15%	24%	(9)	—	60,000
Aug 29, 2020(iv)(vii)X	15%	24%	(9)	—	45,000
Sep 16, 2020(iv)(vii)X	15%	24%	(9)	—	34,000
Sep 27, 2020(iv)(vii)X	15%	24%	(9)	—	34,000
Oct 24, 2020(iv)(vii)X	15%	24%	(9)	—	122,000
Nov 7, 2020(iv)(vii)X	15%	24%	(10)	—	42,000
Nov 22, 2020(ii)(iv)(vi) Y	8%	24%	(2)	—	55,000
Dec 10, 2020(iv)(vii)X	15%	24%	(9)	—	55,000
Dec 23, 2020(ii)(iv)(vi) Y	8%	24%	(2)	—	30,000
Oct. 12, 2021	12%	16%	(11)	230,000	—
Nov.16, 2021	12%	16%	(11)	100,000	—
Nov.23, 2021	12%	16%	(11)	165,000	—
Sub-total				646,000	2,976,072
Debt Discount				(309,317)	(689,176)
				$336,683	$2,286,896

__________

(1)	52% of the lowest trading price for the fifteen trading days prior to conversion day.
(2)	50% of the lowest trading price for the fifteen trading days prior to conversion day.
(3)	50% of the lowest trading price for the twenty trading days prior to conversion day.
(4)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.001.
(5)	50% of the lowest trading price for the fifteen trading days prior to conversion day, but not higher than $0.005.
(6)	60% of the lowest trading price for the twenty trading days prior to conversion day.
(7)	52% of the lowest trading price for the twenty trading days prior to conversion day.
(8)	55% of the lowest trading price for the twenty-five trading days prior to conversion day.
(9)	50% of the lowest bid price for the twenty-five trading days prior to conversion day.
(10)	45% of the lowest bid price for the fifteen trading days prior to conversion day.
(11)	closing bid price on the day preceding the conversion date.

* In default.

X On February 26, 2020 the Company exchanged convertible and short term notes and accrued interest for 250 Class C shares (transaction described further below).

Y On August 28, 2020 the Company exchanged convertible notes and accrued interest for a $ 1,200,000 promissory note with a 2 year maturity bearing interest at 12%, 950,000 warrants with a 3 year maturity and an exercise price of $0.40 and 150 Class C preferred shares (transaction described further below).

Z On August 25,2020 the Company settled a convertible note with principal of $ 40,938 for a $14,329 cash payment.  On September 14, 2020 the Company settled $20,111 in accrued interest and default interest related to this note for a cash payment of $52,446 (transaction described further below).

(i) If the Company fails to maintain its status as “DTC Eligible” for any reason, or, if the effective Conversion Price as calculated in Section 4(a) is less than $0.0001 at any time (regardless of whether or not a Conversion Notice has been submitted to the Company), the Principal Amount of the Note shall increase by ten thousand dollars ($10,000) (under Holder’s and Company’s expectation that any Principal Amount increase will tack back to the Issuance Date). In addition, the Conversion Price shall be permanently redefined to equal the lesser of (a) $0.00001 or (b) 50% of the lowest traded price during the twenty five (25) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note. If at any time while this Note is outstanding, an Event of Default (as defined herein) occurs, then an additional discount of 15% shall be factored into the Variable Conversion Price until this Note is no longer outstanding (resulting in a discount rate of 65% assuming no other adjustments are triggered hereunder). These above contingencies have not occurred.

(ii) In the event the Company experiences a DTC ” Chill” on its shares, the conversion price shall be decreased to 40% instead of 50% while that “Chill” is in effect. If the Company fails to maintain the share reserve at the 4x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%.

(iii) The share purchase agreements ancillary to the convertible note agreements do not allow the lender to engage in short sales.

(iv) If the Company becomes delinquent or continues its delinquency in its periodic filings with the SEC after the 6-months anniversary of the note, then the holder is entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion.

(v) In the event the Company experiences a DTC ” Chill” on its shares, the conversion price shall be decreased to 42% instead of 52% while that “Chill” is in effect.

(vi) If the Company fails to maintain the share reserve at the 4x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%.

(vii) If the Company fails to maintain the share reserve at the 3x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%.

(viii) If at any time while this Note is outstanding, an event of default occurs, then an additional discount of 15% shall be factored into the Variable Conversion Price until this Note is no longer outstanding (resulting in a discount rate of 65% assuming no other adjustments are triggered hereunder). If at any time while this Note is outstanding, the Borrower’s Common Stock are not deliverable via DWAC, an additional 10% discount shall be factored into the Variable Conversion Price until this Note is no longer outstanding.

(ix) If the Company fails to maintain its status as “DTC Eligible” for any reason, or, if the effective Conversion Price is less than $0.01 at any time, the Principal Amount of the Note shall increase by ten thousand dollars ($10,000).  In addition, the Conversion price shall be permanently redefined to equal the lesser of (a) $0.001 or (b) 50% of the lowest traded price during the twenty five (25) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note.

(x) In the event that shares of the Borrower’s Common Stock are not deliverable via DWAC following the conversion of any amount hereunder, an additional ten percent (10%) discount shall be factored into the Variable Conversion Price until this Note is no longer outstanding (resulting in a discount rate of 55% assuming no other adjustments are triggered hereunder). Additionally, if the Borrower fails to comply with the reporting requirements of the Exchange Act (including but not limited to becoming late or delinquent in its filings, even if the Borrower subsequently cures such delinquency) at any time while after the Issue Date, and/or the Borrower shall cease to be subject to the reporting requirements of the exchange Act, an additional fifteen percent (15%) discount shall be factored into the Variable Conversion Price until this Note is no longer outstanding (resulting in a discount rate of 60% assuming no other adjustments are triggered hereunder).

(xi) If the Borrower’s Common stock is chilled for deposit at DTC, becomes chilled at any point while this Note remains outstanding or deposit or other additional fees are payable due to a Yield Sign, Stop Sign or other trading restrictions, or if the closing price at any time falls below $0.01 (as appropriately and equitably adjusted for stock splits, stock dividends, stock contributions and similar events), then an additional 15% discount will be attributed to the Conversion Price for any and all Conversions submitted thereafter.

The Company had accrued interest payable of $240,713 and $703,270 on the notes at January 31, 2021 and January 31, 2020, respectively.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that some instruments should be classified as liabilities due to there being a variable number of shares to be delivered upon settlement of the above conversion options. The instruments are measured at fair value at the end of each reporting period or termination of the instrument with the change in fair value recorded to earnings. The fair value of the embedded conversion option resulted in a discount to the note on the debt modification date. For the years ended January 31, 2021 and 2020, the Company recorded amortization expense of $335,004 and $800,159, respectively. See more information in Note 8.

During the years ended January 31, 2021 and 2020 the Company added $3,394 and $482,709 in penalty interest to the loans, respectively.

On February 26, 2020 a lender exchanged $1,070,035 in convertible notes and $175,421 in accrued interest (as denoted by X in the above schedule) as well as $122,000 in short-term debt and $22,076 in accrued interest , and the associated derivative liability of $792,218 all totaling $2,181,750 in exchange for 250 Class C shares having a fair-value of $9,105. A gain of $1,745,994 was recorded.

On August 28, 2020 a lender exchanged $1,692,690 in convertible notes and $571,454 in accrued interest (as denoted by Y in the above schedule) as well as the associated derivative liability of $2,635,974 all totaling $4,900,118 in exchange for a promissory note of $1,200,000 bearing interest at 12% and maturing August 28, 2022 , 950,000 Warrants with a 3 year maturity and an exercise price of $0.40 having a fair value of $351,500 and 150 Class C shares having a fair-value of $20,290. A gain of $3,278,327  was recorded.

On August 25, 2020 a lender exchanged $40,939 in a convertible note (as denoted by Z in the above schedule), and the associated derivative liability of $31,320 all totaling $72,259 in exchange for a cash payment of $14,329. On September 14, 2020 the same lender exchanged $20,111 in accrued interest and default interest (from that note) for a cash payment of $52,446. A total gain of $25,595 on the two transactions was recorded.

On October 12, 2020 the Company entered into a new convertible note for $250,000 with a one year maturity, interest rate of 12%, the Company received $210,250 in cash proceeds, recorded an original issue discount of $25,000, a derivative discount of $132,613, and transaction fees of $14,750. The first year’s interest of $28,000 is guaranteed and has been accrued. As part of the loan the Company paid a commitment fee of $ 50,000 through the issuance of 19,685 shares. The Company recognized $14,916 as debt discount with a corresponding adjustment to paid-in capital. The  discount is amortized over the term of the loan.$20,000 was repaid on this note as of January 31, 2021.

On November 16, 2020 the Company entered into a new convertible note for $100,000 with a one year maturity, interest rate of 12%, the Company received $83,500 in cash proceeds, recorded an original issue discount of $12,000, a derivative discount of $49,730, and transaction fees of $4,500. The first year’s interest of $12,000 is guaranteed and has been accrued. As part of the loan the Company paid a commitment fee of $ 20,001 through the issuance of 6,667 shares. The Company recognized $6,526 as debt discount with a corresponding  adjustment to paid-in capital. The  discount is amortized over the term of the loan.

On November 23, 2020 the Company entered into a new convertible note for $165,000 with a one year maturity, interest rate of 12%, the Company received $139,000 in cash proceeds, recorded an original issue discount of $15,000, a derivative discount of $82,144, and transaction fees of $11,000. The first year’s interest of $19,800 is guaranteed and has been accrued. As part of the loan the Company paid a commitment fee of $43,750 through the issuance of 17,500 shares. The Company recognized $13,618 as debt discount with a corresponding adjustment to paid-in capital. The  discount is amortized over the term of the loan.

During the year ended January 31, 2021, the Company converted a total of $24,803 of the convertible notes and $19,933 accrued interest into 624,847 common shares.

As of January 31, 2021, the Company had $151,000 of aggregate debt in default. The agreements provide legal remedies for satisfaction of defaults, none of the lenders to this point have pursued their legal remedies. The Company continues to accrue interest at the listed rates, and plans to seek their conversion or payoff within the next twelve months.

NOTE 10 – DERIVATIVE LIABILITIES

As of January 31, 2021 and January 31, 2020, the Company had derivative liabilities of $213,741 and $2,611,125, respectively. During the years ended January 31, 2021 and 2020 the Company recorded losses of $828,614 and $180,552, from the change in the fair value of derivative liabilities, respectively. Any liabilities resulting from the warrants outstanding are immaterial.

The derivative liabilities are valued as a level 3 input for valuing financial instruments.

The following table presents changes in Level 3 liabilities measured at fair value for the year ended January 31, 2021. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs (in thousands).

Level 3
Derivatives
Balance, January 31, 2019	$2,041,260
Changes due to Issuance of New Convertible Notes	1,212,189
Reduction of derivative due to extinguishment or repayment	(67,623)
Changes due to Conversion of Notes Payable	(755,253)
Mark to Market Change in Derivatives	180,552

Balance, January 31, 2020	2,611,125
Changes due to Issuance of New Convertible Notes	264,487
Reduction of derivative due to extinguishment or repayment	(3,470,300)
Changes due to Conversion of Notes Payable	(20,185)
Mark to Market Change in Derivatives	828,614
Balance, January 31, 2021	$213,741

The derivatives arise from convertible debt where the debt is convertible into common stock at variable conversion prices which are linked to the trading and/or bid prices of the Company’s common stock as traded on the OTC market.

As the price of the common stock varies it triggers a gain or loss based upon the discount to market assuming the debt was converted at the balance sheet date.

The fair value of the derivative liability is determined using the lattice model, is re-measured on the Company’s reporting dates, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. A summary of the weighted average (in aggregate) significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liabilities and embedded conversion feature that are categorized within Level 3 of the fair value hierarchy as of January 31, 2021 is as follows:

Embedded
Derivative Liability
As of January 31, 2021
Strike price	$1.75 - 4.30
Contractual term (years)	0.24 - 0.81 years
Volatility (annual)	184.80% - 544.0%
High yield cash rate	21.09% - 24.90%
Underlying fair market value	3.62
Risk-free rate	0.05% - 0.13%
Dividend yield (per share)	0%

NOTE 11 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 20,000,000 shares of Preferred Stock, having a par value of $0.001 per share.

Series A Preferred Stock

The Series A Preferred Stock has an automatic forced conversion into common stock upon the completion of the repurchase or extinguishing of all “toxic” debt (notes having conversion features tied to the Company’s common stock), the extinguishing of all other existing dilutive debt or equity structures, and total recapitalization of the Company. As of both January 31, 2021, and January 31, 2020 the Company had 0 shares of Series A Preferred issued and outstanding and 330,000 authorized with a par value of $0.001 per share.

At both January 31, 2021 and January 31, 2020, respectively, there were 20,000 and 20,000 Series B preferred shares outstanding. The Series B Preferred Stock have voting rights equal to 66.7% of the total voting rights at any time. There are no conversion rights granted holders of Series B Preferred shares, they are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 20,000 Series B preferred shares authorized and issued of the Series B Preferred Stock with a par-value of $0.001 per share.

At both January 31, 2021 and January 31, 2020, there were 7,250 and 6,750 Series C preferred shares outstanding, respectively. The Series C Preferred Stock have the right to convert into the common stock of the Company by multiplying the number of issued and outstanding shares of common stock by 2.63 on the conversion date. The holders of Series C Preferred shares are not entitled to dividends, and the Company does not have the right of redemption. Currently, there are 7,250 Series C preferred shares authorized and 7,250 shares issued with a par-value of $0.001 per share. On February 26, 2020 the Company issued 250 Class C preferred shares and on August 28, 2020 the Company issued another 150 Class C preferred shares in debt exchange transactions. On September 1, 2020 the Company issued 100 Class C preferred share at a fair value of $11,177 to repay Accrued Expenses- Related Party.

At both January 31, 2021 and January 31, 2020, there were 870 Series D preferred shares authorized and outstanding, respectively which with a par value $.001. All shares of Series D Preferred Stock will rank subordinate and junior to all shares of Series A, B and C of Preferred Stock of the Corporation and pari passu with any of the Corporation’s preferred stock hereafter created as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary. These shares are non-voting, do not receive dividends and are redeemable according to the terms set out below:

OPTIONAL REDEMPTION.

(1)  At any time, either the Corporation or the holder may redeem for cash out of funds legally available therefore, any or all of the outstanding Series D Preferred Stock (“Optional Redemption”) at $1,000 per share.

(2)  Should the Corporation exercise the right of Optional Redemption it shall provide each holder of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). Any optional redemption pursuant to this Section VI shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders. The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (B) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

(3)  Should the holder exercise the right of Optional Redemption it shall provide the Corporation with at least 30 days’ notice of any proposed optional redemption pursuant this Section VI (an “Optional Redemption Notice”). The Optional Redemption Notice shall state the value of the Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the holder to the Corporation at the address of the Corporation for the Preferred Stock. Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited. On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (A) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holder, and (B) the holder will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding. Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

The Series D Preferred Stock is not entitled to any pre-emptive or subscription rights in respect of any securities of the Corporation.

Neither the Company nor any Series D preferred stockholders has given notice to exercise the redemption as of January 31, 2021  or by the date  the financial statements were issued.

Because the holders of the Series D preferred stock have the right to demand cash redemption, the cumulative amount of the redemption feature is included in Temporary Equity as of January 31, 2021 and 2020.

Common Stock

The Company is authorized to issue 15,000,000 common shares at a par value of $0.000001 per share. These shares have full voting rights. On June 4, 2020 the Company amended its articles decreasing authorized common shares from 20,000,000,000 to 1,000,000,000 and again on September 8, 2020 the Company further decreased authorized common shares to 15,000,000. On March 29, 2019 the Company undertook a 6000:1 reverse stock. On February 25, 2020, the Company undertook a 4000:1 reverse stock split. The share capital has been retrospectively adjusted accordingly to reflect these reverse stock splits.  At January 31, 2021 and January 31, 2020 there were 1,427,163 and 538,464 shares outstanding and issuable , respectively.  No dividends were paid in the years ended January 31, 2021 or 2020. The Company’s articles of incorporation include a provision that the Company is not allowed to issue fractional shares.  As a result, as part of the reverse split described above, the Company issued an additional 1,699 shares in March 2020 and these shares were included in the shares outstanding as of January 31, 2020 as issuable. Included in the shares outstanding at January 31, 2021 are 71,200 issuable shares.

The Company issued the following shares of common stock in the year ended January 31, 2021:

Conversion of $24,803 notes payable, $19,933 accrued interest and $20,185 of derivative liability to 624,847 shares of common stock.

The Company issued 175,000 shares for $350,000 as part of Regulation A filing. The company received $250,000 in cash proceeds with the remaining $100,000 recorded as share proceeds receivable.

The Company issued 45,000 shares for fair value of $18,900 to repay accrued expenses related party.

The Company issued 43,852 shares to various lenders for fees with a $35,060 charge to debt discount and a corresponding charge to paid-in capital.

The Company issued the following shares of common stock in the year ended January 31, 2020:

Conversion of $752,409 notes payable, $240,035 accrued interest, $27,850 in fees and $755,253 of derivative liability to 536,613 shares of common stock.

An additional 1,700 shares are issuable on adjustments for rounding shareholdings as a result of the 4000:1 reverse stock split of February 25, 2020.

Options and Warrants:

The Company recorded option and warrant expense of $0 and $0 in the years ended January 31, 2021 and 2020, respectively.

For the year ended January 31 ,2021 the Company issued the following warrants:

● a warrant to acquire 950,000 shares of stock as part of a debt settlement transaction. The Warrant gives the holder the right to cash settle the warrants if a fundamental transaction as defined in the warrants occurs. However, a member of management and shareholder of the Company who controls approximately 60% of all voting shares would decide if a fundamental transaction would occur. The Company currently is not considering any fundamental transactions. Based on the above the Company used a Black Scholes model to record the value of the warrant. The warrants having a fair value of $351,500 was included as part of the consideration in the above mentioned debt settlement transaction with a corresponding increase in additional paid-in capital valued using the Black-Scholes option pricing model according to the following assumptions in the Table A below:

● warrants to a broker to acquire 5,500 common shares for a fair value of $13,470 recorded as general and administrative expenses with a corresponding increase in additional paid-in capital valued using the Black-Scholes option pricing model according to the following assumptions in the Table A below:

Table A

Expected volatility	415.5% - 506.8%
Exercise price	$0.40 - $4.50
Stock price	$0.37 - $2.70
Expected life	3 - 5 years
Risk-free interest rate	0.19% - 0.39%
Dividend yield	0%

The Company issued no warrants in the year ended January 31, 2020.

The Company had the following options and warrants outstanding at January 31, 2021:

Issued To	# Warrants	Dated	Expire	Strike Price	Expired	Exercised
Lender	950,000	08/28/2020	08/28/2023	$0.40 per share	N	N
Broker	2,500	10/11/2020	10/11/2025	$4.50 per share	N	N
Broker	3,000	11/25/2020	11/25/2025	$3.00 per share	N	N

Summary of warrants outstanding

	Options	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at January 31, 2019	—	$—	1.4	$225,520
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and canceled	—	—	—	—
Outstanding at January 31, 2020	—	$—	1.4	$225,520
Granted	—	—	955,500	0.42
Exercised	—	—	—	—
Forfeited and canceled	—	—	(1.4)	(225,220)
Outstanding at January 31, 2021	—	$—	955,500	$$0.42

NOTE 12 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset).  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax expense (benefit) consisted of the following for the fiscal year ended January 31, 2021 and 2020:

	January 31, 2021	January 31, 2020
Total current	$—	$—
Total deferred	—	—
	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the fiscal year ended January 31, 2021(in thousands):

January 31, 2021
Federal statutory rate	$255
Permanent timing differences	(330)
Effect of change in US Tax rates for deferral items	—
Other	—
Change in valuation allowance	75
$—

For the year ended January 31, 2021, the expected tax benefit is calculated at the 2019 statutory rate of 21%.

For the year ended January 31, 2020, the expected tax benefit, temporary timing differences and long-term timing differences are calculated at the 21% statutory rate.

Significant components of the Company’s deferred tax assets and liabilities were as follows for the fiscal year ended January 31, 2021 and 2020:

	January 31, 2021	January 31, 2020
Deferred tax assets:
Net operating loss carryforwards	$939,000	$874,000
Total deferred tax assets	939,000	874,000

Deferred tax liabilities:
Depreciation	—	10,000
Deferred revenue	—	—
Total deferred tax liabilities	—	10,000

Net deferred tax assets:
Less valuation allowance	(939,000)	(864,000)
Net deferred tax assets (liabilities)	$—	$—

The Company has incurred losses since inception, therefore, the Company has no federal tax liability.  Additionally there are limitations imposed by certain transactions which are deemed to be ownership changes which occurred in the Company on November 29, 2018.  The net deferred tax asset generated by the loss carryforward has been fully reserved.  The cumulative net operating loss carryforward was approximately $2,375,000 at January 31, 2021,  $2,375,000 million at January 31, 2020 that is available for carryforward for federal income tax purposes and begin to expire in 2039.

Although the Company has tax loss carry-forwards, there is uncertainty as to utilization prior to their expiration.  Accordingly, the future income tax asset amounts have been fully reserved by a valuation allowance.

The Company has maintained a full valuation allowance against its deferred tax assets at January 31, 2021 and 2020. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided.

The Company does not have any uncertain tax positions at January 31, 2021 and 2020 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

During the fiscal year ended January 31, 2021 and 2020, the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction.

On November 29, 2018, the Company consummated a share exchange agreement whereby there was a change of control and any net operating losses up to the date of the transaction were forfeited.

The Company’s tax returns for the years ended January 31, 2021, 2020, and 2019 are open for examination under Federal statute of limitations.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

On June 1, 2015, the Company entered into a 36-month lease agreement for its 2,590 sf office facility with a minimum base rent of $2,720 per month. The Company paid base rent and their share of maintenance expense of $43,200 and $43,200 related to this lease for the periods ended January 31, 2021 and 2020, respectively. The lease is currently on a month to month basis since the lease has not been renewed and the Company records the payments as rent expense. This lease has been terminated December 31, 2020

On August 30, 2016, the Company entered into a 60-month lease agreement for its 3,554 sf warehouse facility starting in December 2016 with a minimum base rent of $2,132 and estimated monthly CAM charges of $1,017 per month. This lease is with a shareholder.

On July 1, 2018, the Company entered into a 60-month lease agreement with its minority shareholder for its 8,800 sf warehouse facility with a minimum base rent of $6,400 per month.

In September 2019 the Company entered into an operating lease for premises with an annual rent of $15,480, a three year term commencing September 1, 2019 to August 31, 2022 and a one year renewal option. On October 23, 2020 the Company and landlord terminated this lease effective February 29, 2020. There were no costs associated with the termination. The Company eliminated the operating lease asset and operating lease liability at termination which was $45,032.

In October 2019 the Company entered into an operating lease for a vehicle with an annual cost of $9,067 and a three year term. The company paid initial fees of $17,744 and will pay fees on lease termination of $395. On a straight-line basis these costs amount to $1,259 per month.

Maturity of Lease Liabilities	Operating Leases
January 31, 2022	$121,917
January 31, 2023	116,879
January 31, 2023	62,003
January 31, 2025	30,003
January 31, 2026	30,003
After January 31, 2026	25,004
Total lease payments	385,809
Less: Interest	(51,474)
Present value of lease liabilities	$334,335

The Company had total rent expense and operating lease cost of $164,095 and $150,668 for the years ended January 31, 2021 and 2020, respectively.

There is pending litigation initiated by the Company around the validity of a $100,000 note which the Company signed based upon representations of funding from the maker which were never received. The Company initiated litigation to dispute the note and the 1,692 shares that have been issued. There was no consideration for the issuance of the shares and the shares have been accounted for as if they were returned and cancelled although they have not been returned.

NOTE 14 – EARNINGS (LOSS) PER SHARE

The net income (loss) per common share amounts for the years ended January 31, 2021 and January 31, 2020 were determined as follows:

	For the Years Ended
	January 31,
	2021	2020
Numerator:
Net income (loss) available to common shareholders	$1,187,176	$(3,879,846)

Denominator:
Weighted average shares – basic	1,084,324	86,542

Net income (loss) per share – basic	$1.09	$(44.83)

Effect of common stock equivalents
Add: interest expense on convertible debt	259,086	454,765
Add: amortization of debt discount	326,238	800,149
Less: gain on settlement of debt on convertible notes	(4,835,429)	(67,623)
Add (Less): loss (gain) on change of derivative liabilities	845,586	180,552
Net income (loss) adjusted for common stock equivalents	(2,217,343)	(2,512,003)

Dilutive effect of common stock equivalents:
Convertible notes and accrued interest	404,173	—
Convertible Class C Preferred shares	3,631,533	—
Warrants	950,000	—

Denominator:
Weighted average shares – diluted	6,070,030	86,542

Net income (loss) per share – diluted	$(0.37)	$(44.83)

The anti-dilutive shares of common stock equivalents for the years ended January 31, 2021 and January 31, 2020 were as follows:

	For the Years Ended
	January 31,
	2021	2020
Convertible notes and accrued interest	—	16,355,950
Convertible Class C Preferred shares	—	1,411,692
Warrants	—	1
Total	—	17,767,643

NOTE 15 – RELATED PARTY TRANSACTIONS

As of January 31, 2021 and 2020, the Company had $106,173 and $155,750, respectively, of related party accrued expenses related to accrued compensation for employees and consultants. During the year ended January 31, 2021 the Company issued 45,000 shares of common stock for a fair value of $18,900 and 100 Class C preferred share at a fair value of $11,177 to repay Accrued Expenses- Related Party.

NOTE 16 – SUBSEQUENT EVENTS

Subsequent to January 31, 2020 through to May 14, 2021 the Company entered into the following transactions:

●	The Company issued 993,750 shares at an offering price of $2.00 per share for gross proceeds of $ 1,987,500 as part of the recent REG A filing.

●	In April 2021, accounts payable totaling $950,151 was settled for $96,700 . A gain on settlement of $853,451 was recorded at the time of settlement.

●	In February 2021, the Company entered into an agreement with an investor relations company for services to be provided over the following 2 months for fees totaling $250,000

●	In February 2021 the Company entered into an agreement for marketing services in exchange for 50,000 shares issued in March 2021 having a fair value of $114,000.

993,736 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this Offering may be required to deliver a Prospectus. This is in addition to the dealer’s obligation to deliver a Prospectus when acting as underwriters.

The Date of This Prospectus is __________, 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$166
Accounting fees and expenses	$7,500
Legal Fees	$23,000
Total	$30,666

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the Selling Stockholder. The Selling Stockholder, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision that no director or officer will be personally liable to us or our stockholders for damages regarding breaches of fiduciary duty. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

None.

Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Articles of Incorporation dated November 27, 2007, filed with the State of Nevada on December 5, 2007 (previously filed with the SEC on July 22, 2008 as Exhibit 3.1 to Form S-1 dated July 21, 2008)

3.2	Certificate of Amendment to Articles of Incorporation effective date January 15, 2010, filed with the State of Nevada on December 16, 2009 (previously filed with the SEC on January 7, 2010 as Exhibit 3.1 to Form 8-K dated January 7, 2010)

3.3	Certificate of Correction dated January 4, 2010, filed with the State of Nevada on January 4, 2010 (previously filed with the SEC on January 7, 2010 as Exhibit 3.2 to Form 8-K dated January 7, 2010)

3.4	Bylaws of the Company dated November 27, 2007, filed with the State of Nevada on December 5, 2007 (previously filed with the SEC on July 22, 2008 as Exhibit 3.2 to Form S-1 dated July 21, 2008)

4.1	Amended and Restated and Restated Certificate – Preferred C Stock (previously filed with the SEC on July 15, 2021 on Form 8-K as Exhibit 4.1)

4.2	Certificate of Rights and Preferences – Preferred A Stock (previously filed with the SEC on November 13, 2018 to Form 8-K as Exhibit 3.1)

4.3	Certificate of Rights and Preferences – Preferred B Stock (previously filed with the SEC on November 13, 2018 to Form 8-K as Exhibit 3.2)

4.4	Certificate of Rights and Preferences – Preferred C Stock (previously filed with the SEC on November 13, 2018 to Form 8-K as Exhibit 3.3)

4.5	Certificate of Rights and Preferences – Preferred D Stock (previously filed with the SEC on November 13, 2018 to Form 8-K as Exhibit 3.4)

5.1	Opinion of Frederick M. Lehrer, Esquire of Frederick M. Lehrer, P. A. dated September 17, 2021 *

10.1	Securities Purchase Agreement dated July 7, 2021 with Fourth Man, LLC *

10.2	Securities Purchase Agreement dated July 21, 2021 with Labrys Fund, LP *

10.3	Self-Amortization Promissory Note dated July 7, 2021 with Fourth Man, LLC *

10.4	Promissory Note dated July 21, 2021 with Labrys Fund, LP *

10.5	Addendum dated August 6, 2021 with Fourth Man, LLC *

10.6	Addendum dated August 6, 2021 with Labrys Fund, LP *

21	List of Subsidiaries (previously filed with the SEC as Exhibit 21 to Form S-1 dated September 5, 2021)

23.1	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1) *

23.2	Consent of LJ Soldinger dated September 17, 2021 *

101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document. *

101.SCH	Inline XBRL Taxonomy Extension Schema Document *

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document *

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document *

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101) *

* Filed herein

Undertakings

A.   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

i.     To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.     Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

ii.    Any free writing Prospectus relating to the offering prepared or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.   The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada on September 17, 2021.

By:	/s/ Tim Armes
Tim Armes Chief Executive Officer Chief Financial Officer (Principal Executive Officer) (Principal Financial Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated above.

By:	/s/ Tim Armes
Tim Armes, Director